Exhibit 4.4

Execution Version

CREDIT AND SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS AGENT)

AND

THE OTHER LENDERS FROM TIME TO TIME THAT

ARE PARTY HERETO

WITH

GLOBE SPECIALTY METALS, INC.,

QSIP CANADA ULC,

AND EACH PERSON THAT IS JOINED TO THIS AGREEMENT

AS A BORROWER FROM TIME TO TIME

(BORROWERS)

AND

THE OTHER CREDIT PARTIES THAT

ARE PARTY HERETO

October 11, 2019

-i-

3.8	Alternate Rate of Interest	80
3.9	Capital Adequacy	82
3.10	Taxes	83
3.11	[Intentionally Omitted]	85
3.12	Replacement of Lenders	85
3.13	Judgment Currency	86
IV. COLLATERAL: GENERAL TERMS		87
4.1	Security Interest in the Collateral	87
4.2	Perfection of Security Interest	87
4.3	Preservation of Collateral	88
4.4	Ownership and Location of Collateral	88
4.5	Defense of Agent's and Lenders' Interests	89
4.6	Inspection of Premises	89
4.7	Appraisals	90
4.8	Receivables; Deposit Accounts and Securities Accounts	90
4.9	Inventory	92
4.10	Maintenance of Equipment	93
4.11	Exculpation of Liability	93
V. REPRESENTATIONS AND WARRANTIES		93
5.1	Organization and Qualification; Power and Authority; Compliance with Laws; Title to Properties; Event of Default	93
5.2	Subsidiaries and Owners; Investment Companies	94
5.3	Validity and Binding Effect	94
5.4	No Conflict; Material Agreements; Consents	94
5.5	Litigation	95
5.6	Financial Statements	95
5.7	Margin Stock	95
5.8	Senior Debt Status	96
5.9	Labor Matters	96
5.10	[Intentionally Omitted]	96
5.11	Brokers, Etc	96
5.12	Full Disclosure	96
5.13	Taxes	97
5.14	Intellectual Property, Licenses, Etc	97
5.15	Liens in the Collateral	97
5.16	Insurance	98
5.17	Pension Compliance	98
5.18	Environmental Matters	99
5.19	Solvency	99
5.20	Anti-Terrorism Laws	99
5.21	[Intentionally Omitted]	99
5.22	Anti-Corruption Law	99
5.23	[Intentionally Omitted]	99
5.24	Business of Credit Parties	99
5.25	Ineligible Securities	99

-ii-

5.26	Commercial Tort Claims	100
5.27	Letter of Credit Rights	100
5.28	Certificate of Beneficial Ownership	100
VI. AFFIRMATIVE COVENANTS		100
6.1	Compliance with Laws	100
6.2	Maintenance of Existence	100
6.3	Books and Records	100
6.4	Payment of Taxes	100
6.5	[Intentionally Omitted]	101
6.6	Insurance	101
6.7	Payment of Indebtedness and Leasehold Obligations	102
6.8	Environmental Matters	102
6.9	Standards of Financial Statements	103
6.10	[Intentionally Omitted]	103
6.11	Execution of Supplemental Instruments	104
6.12	[Intentionally Omitted]	104
6.13	Government Receivables	104
6.14	[Intentionally Omitted]	104
6.15	Keepwell	104
6.16	Certificate of Beneficial Ownership and Other Additional Information	104
VII. NEGATIVE COVENANTS		105
7.1	Indebtedness	105
7.2	Liens; Lien Covenants	107
7.3	[Intentionally Omitted]	107
7.4	Loans, Guaranties and Investments	107
7.5	Restricted Payments	108
7.6	Liquidations, Mergers, Consolidations	110
7.7	Dispositions of Assets or Subsidiaries	111
7.8	Affiliate Transactions	113
7.9	Subsidiaries, Partnerships and Joint Ventures	113
7.10	Continuation of or Change in Business	114
7.11	Fiscal Year	114
7.12	[Intentionally Omitted]	114
7.13	Changes in Organizational Documents	114
7.14	Capital Expenditures and Leases	114
7.15	Sale and Leaseback Transactions	114
7.16	Minimum Covenant Liquidity	114
7.17	[Intentionally Omitted]	114
7.18	[Intentionally Omitted]	114
7.19	Limitation on Negative Pledges	115
VIII. CONDITIONS PRECEDENT		115
8.1	Conditions to Initial Advances	115
8.2	Conditions to Each Advance	118
8.3	Conditions Subsequent to Effectiveness	118

-iii-

IX. INFORMATION AS TO CREDIT PARTIES		119
9.1	Disclosure of Material Matters	119
9.2	Schedules, Etc	119
9.3	Environmental Reports	119
9.4	Litigation	120
9.5	Material Occurrences	120
9.6	[Intentionally Omitted]	120
9.7	Financial Statements	120
9.8	[Intentionally Omitted]	121
9.9	[Intentionally Omitted]	121
9.10	Other Reports	121
9.11	Additional Information	121
9.12	Projected Operating Budget	122
9.13	Variances from Operating Budget	122
9.14	Notice of Suits, Adverse Events	122
9.15	ERISA Notices and Requests	122
9.16	Additional Documents	123
9.17	Updates to Certain Schedules	123
X. EVENTS OF DEFAULT		124
10.1	Nonpayment	124
10.2	Breach of Representation	124
10.3	Financial Information	124
10.4	Uninsured Loss; Judicial Actions	124
10.5	Noncompliance	124
10.6	Judgments	124
10.7	Bankruptcy	125
10.8	[Intentionally Omitted]	125
10.9	Lien Priority	125
10.10	[Intentionally Omitted]	125
10.11	Cross Default	125
10.12	Breach of Other Documents	125
10.13	Change of Control	125
10.14	Invalidity	125
10.15	[Intentionally Omitted]	126
10.16	[Intentionally Omitted]	126
10.17	Pension Plans	126
10.18	Anti-Money Laundering/International Trade Law Compliance	126
XI. LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT		126
11.1	Rights and Remedies	126
11.2	Agent's Discretion	128
11.3	Setoff	129
11.4	Rights and Remedies Not Exclusive	129
11.5	Allocation of Payments After an Application Event, Etc	129
11.6	Subordination of Liens	130

-iv-

XII. WAIVERS AND JUDICIAL PROCEEDINGS		130
12.1	Waiver of Notice	130
12.2	Delay	131
12.3	Jury Waiver	131
XIII. EFFECTIVE DATE AND TERMINATION.		131
13.1	Term	131
13.2	Termination	131
XIV. REGARDING AGENT		132
14.1	Appointment	132
14.2	Nature of Duties	132
14.3	Lack of Reliance on Agent	133
14.4	Resignation of Agent; Successor Agent	133
14.5	Certain Rights of Agent	134
14.6	Reliance	134
14.7	Notice of Default	134
14.8	Indemnification	134
14.9	Agent in Its Individual Capacity	135
14.10	Delivery of Documents	135
14.11	Borrowers' Undertaking to Agent	135
14.12	No Reliance on Agent's Customer Identification Program	135
14.13	Other Agreements	136
14.14	Collateral Matters	136
14.15	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	137
14.16	Several Obligations; No Liability	138
14.17	Bank Product Providers	139
14.18	Parallel Debt owed to Agent	139
14.19	Quebec Security	140
XV. BORROWING AGENCY.		141
15.1	Borrowing Agency Provisions; Joint and Several Liability	141
15.2	Waiver of Subrogation	143
XVI. MISCELLANEOUS		143
16.1	Governing Law	143
16.2	Entire Understanding	144
16.3	Successors and Assigns; Participations; New Lenders	148
16.4	Application of Payments	151
16.5	Indemnity	151
16.6	Notice	152
16.7	Survival; Survival of Representations and Warranties	154
16.8	Severability	155
16.9	Expenses	155
16.10	Injunctive Relief	155
16.11	Consequential Damages	155

-v-

16.12	Captions	155
16.13	Counterparts; Facsimile Signatures	156
16.14	Construction	156
16.15	Confidentiality; Sharing Information	156
16.16	Publicity	157
16.17	Certifications From Banks and Participants; USA PATRIOT Act	157
16.18	Anti-Terrorism Laws	157
16.19	Canadian Anti-Money Laundering Laws	158
16.20	Contractual Recognition of Bail-In	159
16.21	Permitted Non-ABL Indebtedness	159
16.22	Permitted Intercreditor Agreement	159

-vi-

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2(a)	Borrowing Base Certificate
Exhibit 1.2(b)	Compliance Certificate
Exhibit 1.2(c)	Credit Party Joinder
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 2.4(a)	Swing Loan Note
Exhibit 8.1(c)	Financial Condition Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.2(a)	Controlled Accounts
Schedule 1.2(b)	Permitted Holders
Schedule 1.2(c)	Existing Liens
Schedule 2.11	Existing Letters of Credit
Schedule 4.4(a)

Equipment and Inventory Locations; Place of Business; Chief Executive Office; Location of Books and Records; Type of Organization; Jurisdiction of Formation; State Organizational Identification Number; U.S. Federal Tax Identification Number

Schedule 4.8(i)	Deposit and Investment Accounts; Securities Accounts; Commodities Accounts
Schedule 5.2(b)	Subsidiaries
Schedule 5.26	Commercial Tort Claims
Schedule 5.27	Letter of Credit Rights
Schedule 7.1	Existing Indebtedness
Schedule 7.4	Existing Investments
Schedule 7.8	Transactions with Affiliates
Schedule 8.3	Post-Closing

-vii-

CREDIT AND SECURITY AGREEMENT

Credit and Security Agreement dated as of October 11, 2019 among GLOBE SPECIALTY METALS, INC., a Delaware corporation ("US Borrower"), QSIP CANADA ULC, an unlimited company amalgamated under the laws of Nova Scotia ("Canadian Borrower"; together with US Borrower and each other Person joined or party hereto as a borrower from time to time, collectively, the "Borrowers", and each a "Borrower"), each other Credit Party party hereto from time to time, the financial institutions which are now or which hereafter become a party hereto (collectively, the "Lenders" and each individually a "Lender") and PNC BANK, NATIONAL ASSOCIATION ("PNC"), as agent for Lenders (PNC, in such capacity, the "Agent").

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, the other Credit Parties party hereto, Lenders and Agent hereby agree as follows:

I.          DEFINITIONS.

1.1       Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under IFRS; provided,  however, that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with IFRS as in effect on the Closing Date applied on a basis consistent with those used in preparing the Statements referred to in Section 5.6(a). If there occurs after the Closing Date any change in IFRS that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under IFRS used in such calculations, Agent, Lenders and Borrowers shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and Borrowers after such change in IFRS conform as nearly as possible to their respective positions as of the Closing Date; provided that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in IFRS had occurred and Borrowers shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Required Lenders may reasonably require in order to provide the appropriate financial information required hereunder both reflecting any applicable changes in IFRS and as necessary to demonstrate compliance with any covenant contained in this agreement before giving effect to the applicable changes in IFRS.

1.2       General Terms. For purposes of this Agreement the following terms shall have the following meanings:

"2022 Indenture" shall mean the Indenture dated February 15, 2017 among Holdings and US Borrower, as issuers thereunder, certain guarantors party thereto and Wilmington Trust National Association, as trustee, registrar, transfer agent and paying agent (as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof).

"2022 Notes" shall mean the 9.375% senior notes due March 1, 2022 issued by Holdings and US Borrower pursuant to, and governed by, the 2022 Indenture.

"ABL Priority Collateral" shall mean any and all of the following that constitute Collateral: (a) all accounts (other than accounts arising under agreements for sale of Non-ABL Priority Collateral described in clauses (a) through (d) of the definition of such term to the extent constituting identifiable proceeds of such Non-ABL Priority Collateral), (b) all payment intangibles and all other rights of payment, including all corporate and other tax refunds and all credit card receivables and all other rights to payment arising therefrom in a credit-card, debit- card, prepaid-card or other payment-card transaction (other than any payment intangibles constituting identifiable proceeds of Non-ABL Priority Collateral described in clauses (a) through (e) of the definition of such term); (c) all inventory; (d) all deposit accounts, securities accounts and commodity accounts and all cash, cash equivalents and other assets contained in, or credit to, and all securities entitlements arising from, any such deposit accounts, securities accounts or commodity accounts (in each case, other than any identifiable proceeds of Non-ABL Priority Collateral described in clauses (a) through (e) of the definition of such term); (e) all claims under, proceeds of and rights to business interruption insurance and all claims under, proceeds of and rights to credit insurance with respect to any accounts (in each case, regardless of whether Agent is a loss payee thereof); (f) to the extent evidencing, governing, securing or otherwise relating to any of the items constituting ABL Priority Collateral under clauses (a) through (e) above, (i) all general intangibles (excluding Intellectual Property and any equity interests in any Credit Party or any Subsidiary of a Credit Party, but including Indebtedness (or any evidence thereof) between or among the Credit Parties and the Subsidiaries of the Credit Parties, all contract rights as against operators of storage facilities and as against other transporters of Inventory and all rights as consignor or consignee, whether arising by contract, statute or otherwise), (ii) instruments (including promissory notes), (iii) documents (including each warehouse receipt or bill of lading covering any Inventory), (iv) claims under, proceeds of and rights to insurance policies (regardless of whether Agent is a loss payee thereof), (v) licenses from any Governmental Authority to sell or to manufacture any Inventory and (vi) chattel paper; (g) all collateral and guarantees given by any other Person with respect to any of the foregoing, and all other supporting obligations (including letters of credit and letter-of-credit rights) with respect to any of the foregoing; (h) all books and records (including customer lists) to the extent relating to any of the foregoing; and (i) all products and proceeds of the foregoing. Notwithstanding the foregoing, the term "ABL Priority Collateral" shall not include any assets referred to in clauses (a) through (e) of the definition of the term "Non-ABL Priority Collateral".

"Account Grace Period" shall have the meaning set forth in the definition of "Controlled Accounts".

"Activation Instruction" shall have the meaning set forth in Section 4.8(g).

"Adjustment Date" shall have the meaning set forth in the definition of "Applicable Margin".

"Advance Rates" shall have the meaning set forth in Section 2.1(a)(ii).

"Advances" shall mean and include the Revolving Advances (including Protective Advances and Intentional Overadvances), Letters of Credit, Letter of Credit Borrowings and the Swing Loans.

"Affected Lender" shall have the meaning set forth in Section 3.12.

"Affiliate" of any Person shall mean any other Person (a) which directly or indirectly controls, is controlled by, or is under common control with such Person, (b) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person or (c) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

"Agent" shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

"Agreement" shall mean this Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Alternate Base Rate" shall mean, for any day, a rate per annum equal to the highest of (a)  the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one-half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

"AML Legislation" shall have the meaning set forth in Section 16.19(a).

"Anti-Terrorism Laws" shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, in each case, applicable to such Person, all as amended, supplemented or replaced from time to time.

"Applicable Law" shall mean all Laws applicable to the Person, conduct, transaction, covenant, or contract in question.

"Applicable Margin" shall mean, with respect to any Revolving Advances and Swing Loans: (a) as of the Closing Date and through the first day of the first full calendar quarter following the Closing Date, the applicable percent per annum set forth in Level III below, and (b) thereafter, effective as of the first day of each calendar quarter (each such day, including the first day of the first full calendar quarter following the Closing Date, an "Adjustment Date"), the applicable percent per annum set forth in the pricing table below corresponding to the Average Undrawn Availability for the most recently completed calendar quarter prior to the applicable Adjustment Date:

Level	Average Undrawn Availability	Applicable Eurodollar Rate Margin	Applicable Domestic Rate Margin
I	> 66.7%	2.50%	1.50%
II	< 66.7% but > 33.3%	2.75%	1.75%
III	< 33.3%	3.00%	2.00%

"Application Date" shall have the meaning set forth in Section 2.8(b).

"Application Event" shall mean the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date or if sooner, the date the Obligations are declared due and payable pursuant to the terms hereof, or (b) an Event of Default and the election by Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 11.5.

"Approved Electronic Communication" shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the Credit Management Module of PNC's PINACLE® system, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.

"Approved Fund" shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity, or an Affiliate of an entity, that administers or manages a Lender.

"Asset Sale" shall mean any direct or indirect sale, lease, transfer, conveyance and other disposition (or series of related sales, leases, transfers, conveyances or other dispositions) by any Credit Party or any of its Subsidiaries to any Person (other than a Credit Party or by a Subsidiary that is not a Credit Party to another Subsidiary that is not a Credit Party) of (a) any of the Equity Interests of any of any Credit Party's Subsidiaries, (b) all or substantially all of the assets of any division or line of business of any Credit Party or any of its Subsidiaries or (c) any other assets (whether tangible or intangible) of any Credit Party or any of its Subsidiaries.

"Average Undrawn Availability" shall mean, for any calendar quarter, an amount equal to the average daily Undrawn Availability during such calendar quarter.

"Bail-In Action" shall mean the exercise of any Write-Down and Conversion Powers.

"Bail-In Legislation" shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

"Bank Product Provider" shall have the meaning set forth in Section 14.17.

"Base Rate" shall mean the interest rate per annum announced from time to time by Agent at its principal office in Pittsburgh, Pennsylvania as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by Agent. Any change in the Base Rate shall take effect at the opening of business on the day such change is announced.

"Beneficial Owner" shall mean, for each Borrower and solely to the extent such information is required to be certified under the Beneficial Ownership Regulation, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower's Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.

"Beneficial Ownership Regulation" shall mean 31 CFR § 1010.230.

"Benefited Lender" shall have the meaning set forth in Section 2.6(e).

"BIA" means the Bankruptcy and Insolvency Act (Canada).

"Blocking Law" shall mean (a) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom), (b) section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) or (c) any similar blocking or anti-boycott law in the United Kingdom.

"Borrower" or "Borrowers" shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

"Borrowers' Account" shall have the meaning set forth in Section 2.10.

"Borrowing Agent" shall mean US Borrower.

"Borrowing Base Certificate" shall mean a certificate in substantially the form of Exhibit 1.2(a) hereto duly executed by a Responsible Officer of Borrowing Agent and delivered to Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount (other than with respect to Reserves) and calculation thereof as of the date of such certificate.

"Business Day" shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in East

Brunswick, New Jersey, or New York, New York, and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market and if the applicable Business Day relates to an Equivalent Amount, any day other than Saturday or Sunday or a legal holiday on which the European Central Bank is closed for business in Frankfurt, Germany.

"Canadian Benefit Plan" shall mean any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing material employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Credit Party has any liability with respect to any employee or former employee in Canada, but excluding any Canadian Pension Plans.

"Canadian Borrower" shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

"Canadian Collateral" shall mean all Collateral under any Canadian Collateral Document from time to time.

"Canadian Collateral Documents" shall mean collectively all agreements, instruments or documents delivered by any Canadian Credit Party pursuant to this Agreement or any of the Other Documents in order to grant to Agent a Lien on certain assets of the Canadian Credit Parties.

"Canadian Credit Party" shall mean Canadian Borrower and each Canadian Guarantor.

"Canadian Defined Benefit Plan" shall mean a Canadian Pension Plan which contains a "defined benefit provision" as defined in subsection 147.1(1) of the Income Tax Act (Canada).

"Canadian Dollar" and "C$" shall mean the lawful money of Canada.

"Canadian Guarantor" shall mean any Guarantor that is incorporated or organized under the laws of Canada or any province thereof.

"Canadian Pension Plan" shall mean a pension plan that is subject to applicable pension standards laws of any jurisdiction in Canada including the Pension Benefits Act (Ontario) (or a similar legislation of any other Canadian jurisdiction) and the Income Tax Act (Canada) and that is either (a) maintained, administered or sponsored by any Credit Party or in respect of which any Credit Party has any liability for employees or former employees in Canada or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which a Credit Party is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions with respect to employees or former employees in Canada and that, for greater certainty, does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

"Canadian Pension Termination Event" shall mean (a) the withdrawal of any Credit Party from a Canadian Defined Benefit Plan which is a "multi-employer pension plan", as defined under the Pension Benefits Act (Ontario), or a similar type of plan registered under other applicable pension standards legislation in Canada, during a plan year; or (b) the filing of a notice of interest to terminate in whole or in part a Canadian Defined Benefit Plan or the filing of an amendment with the applicable Governmental Body which terminates a Canadian Defined Benefit Plan, in whole or in part, or the treatment of an amendment as a termination or partial termination of a Canadian Defined Benefit Plan; or (c) the institution of proceedings by any Governmental Body to terminate a Canadian Defined Benefit Plan in whole or in part or have a replacement administrator or trustee appointed to administer a Canadian Defined Benefit Plan; or (d) any other event or condition or declaration or application which might constitute grounds for the termination or winding up of a Canadian Defined Benefit Plan, in whole or in part, or the appointment by any Governmental Body of a replacement administrator or trustee to administer a Canadian Defined Benefit Plan.

"Canadian Priority Payables Reserve" shall mean, with respect to any Canadian Credit Party, a reserve established in Agent's Permitted Discretion with respect to (a) all obligations, liabilities or indebtedness which (i) have a trust, deemed trust or statutory Lien imposed to provide for payment or a Lien, choate or inchoate, ranking or capable of ranking senior to or pari passu with Liens securing the Obligations on any Collateral under any Applicable Law or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under any Applicable Law, including, but not limited to, claims for unremitted and/or accelerated rents, utilities, taxes (including sales taxes and goods and services taxes and harmonized sales taxes and withholding taxes), amounts payable to an insolvency administrator, wages (including, wages under the Wage Earner Protection Program Act (Canada)), employee withholdings or deductions and vacation pay, severance and termination pay, workers' compensation obligations, government royalties and pension fund obligations (including any amounts representing any unfunded liability, solvency deficiency or wind-up deficiency with respect to any Canadian Defined Benefit Plan) and (b) amounts owing to suppliers in respect of Inventory which Agent, in good faith, and on a reasonable basis, considers is or may be subject to retention of title by a supplier (other than a Credit Party) or a right of a supplier (other than a Credit Party) to recover possession thereof, where such supplier's right has priority over the Liens securing the Obligations, including, without limitation, Inventory subject to a right of a supplier (other than a Credit Party) to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any other Applicable Laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction.

"Capital Expenditures" shall mean for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under IFRS on a consolidated balance sheet of such Person, excluding (a) any such expenditures made to restore, replace or rebuild assets to the condition of such assets immediately prior to any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, such assets to the extent such expenditures are made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such casualty, damage, taking, condemnation or similar proceeding and (b) any such expenditures constituting Permitted Acquisitions or any other acquisition of all the Equity Interests in, or all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of) any Person. Capital Expenditures for any such period shall include the principal portion of Capital Lease Obligations or Synthetic Lease Obligations paid by any such Person in any such period.

"Capitalized Lease Obligations" shall mean the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal, immovable or movable, property, or a combination thereof, which obligations are required to be accounted for as capital leases on a balance sheet of such Person in accordance with IFRS, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with IFRS.

"Cash" shall mean money, currency or a credit balance in a deposit account.

"Cash Dominion Period" shall have the meaning set forth in Section 4.8(g).

"Cash Management Liabilities" shall have the meaning provided in the definition of "Cash Management Products and Services".

"Cash Management Products and Services" shall mean agreements or other arrangements under which PNC or any Affiliate of PNC provides any of the following products or services to any Credit Party: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including, without limitation, controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts and interstate depository network services. The indebtedness, obligations and liabilities of any Credit Party to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the "Cash Management Liabilities") shall be "Obligations" and otherwise treated as Obligations for purposes of this Agreement and each of the Other Documents.

"CEA" shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

"CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

"Certificate of Beneficial Ownership" shall mean, for each Borrower, a certificate in form and substance satisfactory to Agent, certifying, among other things, the Beneficial Owner of such Borrower.

"CFC" shall mean (a) any Person that is a "controlled foreign corporation" (within the meaning of Section 957), but only if a US Person that is an Affiliate of a Credit Party is, with respect to such Person, a "United States shareholder" (within the meaning of Section 951(b)) described in Section 951(a)(1); and (b) each Subsidiary of any Person described in clause (a) other than a Subsidiary of a Protected CFC. For purposes of this definition, all Section references are to the Code. Each of Canadian Borrower and Dutch Guarantor shall not be treated as a CFC for any purpose under this Agreement or any Other Document.

"CFTC" shall mean the Commodity Futures Trading Commission.

"Change in Law" shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

"Change of Control" shall mean (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than thirty-five percent (35%) of the issued and outstanding Equity Interests of Holdings, which Equity Interests, at such time, amount to more of the issued and outstanding Equity Interests of Holdings than those held by the Permitted Holders, (b) Holdings shall cease to own, directly or indirectly through Wholly Owned Subsidiaries, one hundred percent (100%) of the issued and outstanding Equity Interests of each Credit Party that is a Wholly Owned Subsidiary as of the Closing Date and no less than the percentage of the issued and Outstanding Equity Interests of each non-Wholly Owned Subsidiary that is a Credit Party held, directly or indirectly, by Holdings on the Closing Date, (c) US Borrower shall cease to own, directly or indirectly through Wholly Owned Subsidiaries, one hundred percent (100%) of the issued and outstanding Equity Interests of each Credit Party that is a Wholly Owned Subsidiary as of the Closing Date and no less than the percentage of the issued and Outstanding Equity Interests of each non-Wholly Owned Subsidiary that is a Credit Party held, directly or indirectly, by US Borrower on the Closing Date, or (d) a "Change of Control" or "Change in Control" or any similar term as defined in the 2022 Indenture (and any Permitted Refinancing thereof); provided that, in the case of clause (b) or (c) above, any disposition or sale of Equity Interests of a Credit Party (other than either Borrower) shall not be deemed to result in a "Change of Control" hereunder so long as such disposition or sale is permitted under this Agreement.

"CIP Regulations" shall have the meaning set forth in Section 14.12.

"Claims" shall have the meaning set forth in Section 16.5.

"Closing Date" shall mean October 11, 2019.

"Code" shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time.

"Collateral" shall mean and include (i) all assets owned by any Credit Party (other than any FSHCO or any CFC that is not a Protected CFC) under this Agreement or any Other Document to secure the Obligations, including all right, title and interest of each Credit Party (other than any FSHCO or any CFC that is not a Protected CFC) in all of the following property and assets of such Credit Party, in each case whether now owned or existing or hereafter created, acquired or arising and wherever located:

(a)        all Receivables and all supporting obligations relating thereto;

(b)        all Equipment and fixtures;

(c)        all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;

(d)        all Inventory;

(e)        securities, financial assets and investment property (including all Equity Interests issued by a Subsidiary of a Credit Party to such Credit Party);

(f)        all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising), documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(g)        all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Credit Party or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through (f) of this definition; and

(h)        all collateral subject to any Canadian Collateral Document or Dutch Collateral Document to secure the Obligations;

(i)         all real property subject to a lien under clause (z) of the definition of "Permitted Liens"; and

(j)         all proceeds and products of the property described in clauses (a) through

(i)   of this definition, in whatever form; and

(ii) the Pledged Collateral (as defined in the Non-Recourse Pledge Agreement).

It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any Credit Party for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against any Credit Party, would be sufficient to create a perfected Lien in any property or assets that such Credit Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such "proceeds" of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code or the PPSA, as applicable) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code or the PPSA, as applicable).

Notwithstanding the foregoing, Collateral shall not include any Excluded Property.

"Collateral Documents" shall mean the Non-Recourse Pledge Agreement, the Canadian Collateral Documents, the Dutch Collateral Documents and the US Collateral Documents.

"Collection Account" shall mean a deposit account of a Credit Party maintained at a Controlled Account Bank which is used exclusively for deposits of collections and proceeds of Collateral and not as a disbursement or operating account upon which checks or other drafts may be drawn.

"Commitment Transfer Supplement" shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of a Lender to make Advances under this Agreement.

"Compliance Certificate" shall mean a compliance certificate substantially in the form of Exhibit 1.2(b) hereto to be signed by a Responsible Officer of Borrowing Agent.

"Consents" shall mean all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Credit Party's business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement or the Other Documents.

"Consigned Inventory" shall mean Inventory of any Credit Party that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

"Contract Rate" shall have the meaning set forth in Section 3.1.

"Controlled Account Bank" shall have the meaning set forth in Section 4.8(g).

"Controlled Accounts" shall mean a deposit account or securities account (or, as to each such term, an equivalent account otherwise named under the Applicable Laws of a jurisdiction other than the United States of America) owned by a Credit Party that is (a) subject to (i) a perfected Lien in favor of Agent securing the Obligations pursuant to, as applicable, with respect to a Credit Party, the security agreement to which such Credit Party is a party and (ii) in respect of such accounts in Canada, be also subject to a deposit account control agreement with the applicable bank, financial or securities intermediary, and (b) free and clear of all other Liens

(other than any Lien of the type set forth in the definition of "Permitted Liens"); provided that, for a period of sixty (60) days following the Closing Date or such later date approved in writing by Agent in its sole discretion (such sixty (60) day period, as it may so be extended by Agent, the "Account Grace Period"), each deposit account listed on Schedule 1.2(a) (each a "Liquidity Account") shall be deemed to be a Controlled Account notwithstanding that the requirements of clauses (a) and (b) above have not been satisfied with respect thereto; and provided,  further, that if the requirements of clauses (a) and (b) above have not been satisfied with respect to any such Liquidity Account on or before the last day of the Account Grace Period, then, effective at the opening of business of the immediately following Business Day, such Liquidity Account shall cease to be a Controlled Account and the property credited thereto shall cease to be included in the computation of Consolidated Liquidity, in each case unless and until the requirements of clauses (a) and (b) above have been satisfied with respect to such Liquidity Account.

"Controlled Group" shall mean, at any time, each Credit Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Credit Party, are treated as a single employer under Section 414 of the Code.

"Corresponding Debt" shall have the meaning set forth in Section 14.19(b).

"Covenant Liquidity" shall mean, at any date of determination, the sum of (a) Liquidity as of such date plus (b) Undrawn Availability as of such date.

"Covered Entity" shall mean (a) each Credit Party, each of Credit Party's Subsidiaries and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, twenty-five percent (25%) or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

"Credit Party" shall mean each Borrower and each Guarantor; and "Credit Parties" shall mean all such Persons, collectively. For the avoidance of doubt, Holdings shall not be a Credit Party.

"Credit Party Joinder" shall mean a joinder by a Person as a Borrower or Guarantor under this Agreement and the Other Documents in the form of Exhibit 1.2(c).

"Currency Due" shall have the meaning set forth in Section 3.13.

"Customer" shall mean the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Credit Party, pursuant to which such Credit Party is to deliver any personal property or perform any services.

"Daily LIBOR Rate" shall mean, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage on such day. Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than zero (0), such rate shall be deemed to be zero (0) for purposes of this Agreement.

"Default" shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

"Default Rate" shall have the meaning set forth in Section 3.1.

"Defaulting Lender" shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its applicable Revolving Commitment Percentage of Advances, (ii) if applicable, fund any portion of its applicable Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender's good-faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrowers or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's good-faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding an Advance under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent's receipt of such certification in form and substance satisfactory to Agent; (d) has become the subject of an Insolvency Event; (e) has failed at any time to comply with the provisions of Section 2.6(e) with respect to purchasing participations from the other Lenders, whereby such Lender's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders; or (f) becomes the subject of a Bail-In Action.

"Designated Lender" shall have the meaning set forth in Section 16.2(d).

"Document" shall have the meaning given to the term"document" in the Uniform Commercial Code.

"Dollar" and the sign "$" shall mean lawful money of the United States of America.

"Dollar Equivalent" shall mean, with respect to any amount of any currency, as of any applicable date of computation, the Equivalent Amount of such currency converted into Dollars in accordance with IFRS.

"Domestic Rate Loan" shall mean any Advance that bears interest based upon the Alternate Base Rate.

"Drawing Date" shall have the meaning set forth in Section 2.14(b).

"Dutch Collateral" shall mean all Collateral under any Dutch Collateral Document from time to time.

"Dutch Collateral Documents" shall mean, collectively, all Dutch law governed agreements, instruments or documents delivered by any Credit Party pursuant to this Agreement or any of the Other Documents in order to grant to the Secured Parties, or to Agent as a creditor of its Parallel Debt, a lien on certain assets of that relevant Credit Party.

"Dutch Credit Party" shall mean GSM Netherlands, B.V., a Beslooten Venootschaap incorporated or organized under the laws of the Netherlands.

"EDGAR Website" shall have the meaning set forth in Section 9.10.

"EEA Member Country" shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

"Effective Date" shall mean, with respect to a Swap, the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

"Eligibility Date" shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).

"Eligible Contract Participant" shall mean an "eligible contract participant" as defined in the CEA and regulations thereunder.

"Eligible Customs Broker" shall mean a customs broker that has its principal assets and principal place of business in the United States and which is acceptable to Agent and with which Agent has entered into a freight forwarder agreement, in form and substance acceptable to Agent in its Permitted Discretion.

"Eligible Foreign In-Transit Inventory" shall mean Inventory that would be Eligible Inventory but for the fact that it is Foreign In-Transit Inventory, but only if:

(a) such Foreign In-Transit Inventory is the subject of a Negotiable Document that designates a Credit Party as the consignee and has been properly endorsed to Agent;

(b) such Foreign In-Transit Inventory has been paid for by the applicable Credit Party or Agent has otherwise satisfied itself that a final sale of such Inventory to such Credit Party has occurred and title has passed to such Credit Party;

(c) Agent has received assurances satisfactory to it that all of the original Documents evidencing such Foreign In-Transit Inventory (all of which Documents shall be Negotiable Documents) have been issued by the applicable carrier and have been forwarded to an Eligible Customs Broker (and, if such Documents are not actually received by an Eligible Customs Broker within ten (10) days after the sending thereof, such Foreign In-Transit Inventory shall thereupon cease to be Eligible Foreign In-Transit Inventory), or, if required by Agent in the exercise of its Permitted Discretion, all of such original Documents are in the possession, in the United States, of Agent or an Eligible Customs Broker (as specified by Agent);

(d) no default exists under any agreement in effect between the vendor of such Inventory and such Credit Party that would permit such vendor under any Applicable Law to divert, reclaim, reroute, or stop shipment of such Inventory;

(e) such Foreign In-Transit Inventory is fully insured by marine cargo or other similar insurance, in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to Agent and in respect of which Agent has been named as lender loss payee; and

(f)  Agent has received an executed freight forwarder agreement (in form and substance acceptable to Agent) with respect to such Inventory from an Eligible Customs Broker;

provided that, for a period of ninety (90) days following the Closing Date or such later date approved in writing by Agent in its Permitted Discretion, no Foreign In-Transit Inventory shall be excluded from Eligible Foreign In-Transit Inventory due to the fact that the applicable customs broker has not yet become an Eligible Customs Broker by entering into an acceptable freight forwarder agreement with Agent.

"Eligible Insured Foreign Receivable" shall mean a Receivable that meets the requirements of an Eligible Receivable, except clause (g) of such definition, provided that such Receivable is credit insured (the insurance carrier, amount and terms of such insurance shall be acceptable to Agent in its Permitted Discretion and shall name Agent as beneficiary or loss payee, as applicable).

"Eligible Inventory" shall mean Inventory (including Inventory acquired in a Permitted Acquisition but only so long as, at the request of Agent, a field examination and appraisal (prepared by an appraiser reasonably acceptable to Agent pursuant to a methodology reasonably acceptable to Agent) have been conducted with respect to such Inventory and the results thereof are reasonably satisfactory to Agent), of a Credit Party valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent's Permitted Discretion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall deem Eligible Inventory, based on such considerations as Agent may from time to time deem appropriate in its Permitted Discretion; provided that so long as no Default has occurred and is continuing, Agent shall not change the criteria by which Inventory is deemed Eligible Inventory except upon not less than three days' prior notice to Borrowing Agent. In addition, Inventory shall not be Eligible Inventory if it:

(a) is not subject to a perfected, first-priority security interest in favor of Agent under the laws of the jurisdiction where such Inventory is located and no other Lien (other than a Permitted Lien);

(b) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof;

(c) is Foreign In-Transit Inventory or in-transit within the United States of America or Canada;

(d) is located outside the continental United States of America or Canada at a location that is not otherwise in compliance with this Agreement;

(e) constitutes Consigned Inventory unless it is subject to a Lien Waiver Agreement in favor of Agent (or Agent shall elect to establish Rent Reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its Permitted Discretion);

(f) is the subject of an Intellectual Property Claim;

(g) is subject to a License Agreement that limits, conditions or restricts the applicable Credit Party's or Agent's right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or Agent shall elect to establish Reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its Permitted Discretion); or

(h) is situated at a location not owned by a Credit Party unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement (or Agent shall elect to establish Rent Reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its Permitted Discretion);

provided that, for a period of ninety (90) days following the Closing Date or such later date approved in writing by Agent in its sole discretion (such ninety (90) period, as it may so be extended by Agent, the "Lien Waiver Grace Period"), any Inventory that meets the requirements of Eligible Inventory except for clause (e) or clause (h) above shall be deemed to be Eligible Inventory notwithstanding that the requirement of clause (e) or clause (h) has not been satisfied with respect thereto; provided,  further that if the requirement of clause (e) or clause (h) has not been satisfied with respect to such Inventory on or before the last day of the Lien Waiver Grace Period, then, effective at the opening of business of the immediately following Business Day, such Inventory shall cease to be Eligible Inventory unless and until such Inventory meets the requirements of Eligible Inventory.

"Eligible Receivables" shall mean each Receivable constituting an account of a Credit Party arising in the Ordinary Course of Business (including Receivables acquired in a Permitted Acquisition but only so long as, at the request of Agent, a field examination has been conducted with respect to such Receivables and the results thereof are satisfactory to Agent) and which

Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate in its Permitted Discretion; provided that so long as no Default has occurred and is continuing, Agent shall not change the criteria by which Receivables are deemed Eligible Receivables except upon not less than three days' prior notice to Borrowing Agent. In addition, no Receivable shall be an Eligible Receivable if:

(a)        it is not subject to Agent's first-priority perfected security interest and no other Lien (other than Permitted Lien), or is not evidenced by an invoice or other documentary evidence satisfactory to Agent in its Permitted Discretion;

(b)        it arises out of a sale made by any Credit Party to an Affiliate of any Credit Party or to a Person controlled by an Affiliate of any Credit Party;

(c)        it is due or unpaid more than one hundred twenty (120) days after the original invoice date or more than sixty (60) days after the original due date;

(d)        fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder pursuant to clause (c) above;

(e)        that does not comply in all material respects with any representation or warranty in respect of Eligible Receivables contained in this Agreement;

(f)        an Insolvency Event shall have occurred with respect to such Customer;

(g)        the sale is to a Customer outside the continental United States or a province of Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent or such Receivable constitutes an Eligible Insured Foreign Receivable;

(h)        the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and- return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(i)         Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer's financial inability to pay;

(j)         the Customer is the United States of America, Canada, any state or province or any department, agency or instrumentality of any of them, unless the applicable Credit Party assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub- Section 15 et seq.), or the Financial Administration Act (Canada), or has otherwise complied with other applicable statutes or ordinances;

(k)        the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Credit Party and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(l)         the Receivables of the Customer exceed 20% (or such greater percentage acceptable to Agent in its Permitted Discretion with respect to any individual Customer) of all Eligible Receivables to the extent such Receivable exceeds such limit;

(m)       (i) the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense, credit or counterclaim), (ii) the Customer is also a creditor or supplier of a Credit Party and has asserted, or is reasonably likely to assert, a right of setoff, or has disputed, or is reasonably likely to dispute, its obligation to pay all or any portion of the Receivable, in each case, solely to the extent of such claim, right of setoff or dispute or (iii) the Receivable is contingent in any respect or for any reason;

(n)        the applicable Credit Party has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(o)        any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(p)        such Receivable is not payable to a Credit Party in Canadian Dollars, Dollars or Euros; or

(q)        such Receivable arises from a transaction that is subject to a performance bond, bid bond, customs bond, appeal bond, surety bond, performance guarantee, completion guarantee or similar obligation.

"Environmental Complaint" shall have the meaning set forth in Section 9.3(b).

"Environmental Laws" shall mean all Applicable Laws relating to the protection of the environment or human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of hazardous or toxic substances or wastes.

"Equipment" shall mean equipment as defined in the Uniform Commercial Code or the PPSA, as applicable.

"Equity Interests" shall mean (a) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (b) any warrants, options or other rights to acquire any such shares or interests described in clause (a).

"Equivalent Amount" shall mean, at any time, as determined by Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the "Reference Currency") which is to be computed as an equivalent amount of another currency (the "Equivalent Currency"), the amount of such Equivalent Currency converted from such Reference Currency at the rate determined by the European Central Bank for such Reference Currency as of 16:00 Central European Time on the second Business Day immediately preceding the event for which such calculation is made.

"Equivalent Currency" shall have the meaning set forth in the definition of "Equivalent Amount".

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

"EU Bail-In Legislation Schedule" shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

"EU Regulation" shall have the meaning set forth in Section 5.10(e).

"EU Regulation (recast)" shall have the meaning set forth in Section 5.10(e).

"Euro" or the sign "€" shall mean the single currency of participating member states of the European Union.

"Event of Default" shall have the meaning set forth in Article X.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Excluded Deposit Account" shall mean a deposit account of the Credit Parties that is (a) an account, the funds in which are used solely for the payment of salaries and wages, workers' compensation, employee benefit plans (including funds held by Holdings or any Subsidiary in trust for any director, officer or employee of the US Borrower or any Subsidiary with respect thereto) or health benefit obligations and similar expenses (including payroll Taxes) in the Ordinary Course of Business, (b) an account that is a zero-balance disbursement account, (c) an account, the funds in which consist solely of cash earnest money deposits or funds deposited under escrow or similar arrangements in connection with any letter of intent or purchase agreement for a Permitted Acquisition or any other transaction permitted by this Agreement, (d) an account which, when combined with other accounts referred to in this clause (d), has amounts on deposit which do not exceed $250,000 in the aggregate for all such accounts at any one time or (e) a withholding tax account, trust account or fiduciary account. For the avoidance of doubt, any proceeds of other Collateral from time to time held in any such account described in this definition shall continue to constitute Collateral hereunder.

"Excluded Equity Interests" means (i) any Equity Interest in an issuer to the extent that the grant of a security interest in such issuer is prohibited by the organizational documents of such issuer, (ii) any Equity Interest if, under the terms of such Equity Interest or Applicable Law with respect thereto, the grant of a security interest or lien therein would be prohibited as a matter of law or under the terms of such Equity Interest (or the grant of a security interest or lien therein would invalidate such Equity Interest or breach, default or create a right of termination in favor of any other party thereto) and such prohibition or restriction has not been waived or the consent of the other party to such Equity Interest has not been obtained (provided that (A) the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Applicable Law or (2) to apply to the extent that any consent or waiver has been obtained that would permit Agent's security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such Equity Interest (provided that no Pledgor shall be under any obligation to obtain such consent or waiver), and (B) the foregoing exclusions of this clause (ii) shall in no way be construed to limit, impair or otherwise affect any of Agent's continuing security interests in and liens upon any rights or interests of any Credit Party in or to (1) Receivables or monies due or to become due under or in connection with any described Equity Interest or (2) any proceeds (including any Equity Interests) from the sale, license, lease or other dispositions of any such Equity Interest), (iii)(a) more than 65% of the outstanding voting Equity Interests of any first-tier CFC (other than a Non- Protected CFC) or FSHCO, (b) any of the outstanding voting Equity Interests of any CFC (other than a Non-Protected CFC) that is not a first-tier CFC and (c) any assets or property of a CFC (other than a Non-Protected CFC) or FSHCO and (iv) any Equity Interests in Quebec Silicon General Partner Inc. or Quebec Silicon Limited Partnership. None of the Equity Interests of any Credit Party executing this Agreement on the Closing Date or Dutch Guarantor shall constitute Excluded Equity Interests for purposes of this Agreement or any other Document.

"Excluded Equity Issuance" shall mean (a) in the event that Holdings or any of its Subsidiaries forms any Subsidiary in accordance with this Agreement, the issuance by such Subsidiary of Equity Interests to Holdings or such Subsidiary, as applicable, (b) the issuance of Equity Interests by Holdings to finance the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition (including the issuance of Equity Interests by Holdings to the seller in a Permitted Acquisition) or to finance any Capital Expenditures to the extent permitted under this Agreement, (c) the issuance of Equity Interests by Holdings (i) pursuant to the exercise of options or warrants, (ii) pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (iii) issued, sold or granted in lieu of paying management fees or consulting fees in cash, or (iv) to any member of management, officer, independent director or employee of any Credit Party, (d) the issuance of any director's qualifying shares and (e) the issuance of Equity Interests that is a Permitted Dividend.

"Excluded Hedge Liability or Liabilities" shall mean, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower's and/or Guarantor's failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge

Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

"Excluded Property" shall mean (i) any rights or interest in any General Intangible, contract, lease, permit, license or license agreement of any Credit Party, if under the terms of such General Intangible, contract, lease, permit, license or license agreement, or Applicable Law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such General Intangible, contract, lease, permit, license or license agreement (or the grant of a security interest or lien therein would invalidate such General Intangible, contract, lease, permit, license or license agreement or breach, default or create a right of termination in favor of any other party thereto) and such prohibition or restriction has not been waived or the consent of the other party to such General Intangible, contract, lease, permit, license or license agreement has not been obtained (provided that (A) the foregoing exclusions of this paragraph shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code or other Applicable Law or (2) to apply to the extent that any consent or waiver has been obtained that would permit Agent's security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such General Intangible, contract, lease, permit, license or license agreement, and (B) the foregoing exclusions of this clause (i) shall in no way be construed to limit, impair or otherwise affect any of Agent's continuing security interests in and liens upon any rights or interests of any Credit Party in or to (1) Receivables or monies due or to become due under or in connection with any described General Intangible, contract, lease, permit, license, license agreement or (2) any proceeds from the sale, license, lease or other dispositions of any such General Intangible, contract, lease, permit, license or license agreement (including any Equity Interests)); (ii) any United States intent-to-use trademark applications for which an amendment to allege use or a statement of use has not been filed and accepted by the Patent and Trademark Office, to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the Patent and Trademark Office of an amendment to allege use or a statement of use pursuant to 15 U.S.C. Section 1051(c) or (d) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; (iii) any asset or property of a Credit Party that is subject to a perfected Lien that constitutes a Permitted Lien under clause (g), (h), (p), (u) or (w) of the definition of "Permitted Liens" if and for so long as the grant of a security interest therein to Agent in such asset or property shall constitute or result in a breach or termination pursuant to the terms of, or a default under, the agreement entered into in connection with such Permitted Lien on such asset or property, provided,  however, that such security interest shall attach immediately at such time as the term restricting the attachment of a security interest in such asset or property is no longer operative or the attachment of a security interest in such asset or property would not constitute or result in a breach or termination pursuant to the terms of, or a default under, such agreement; (iv) Excluded

Equity Interests; (v) any Real Property (including fixtures) owned by a Credit Party (unless subject to a Lien under clause (z) of the definition of "Permitted Liens"); (vi) leasehold interests of any Credit Party in Real Property; (viii) any Equity Interest of a joint venture existing as of the Closing Date to the extent that the grant of a security interest in such joint venture is prohibited by the organizational documents of such joint venture; (ix) any assets or property for which any Lien created or perfected with respect thereto results in costs that are disproportionate to the benefit obtained by the beneficiaries of such Lien (as determined by Agent in its Permitted Discretion); or (x) a portion of the cash proceeds of Permitted Non-ABL Indebtedness required to be deposited in a fully-blocked deposit account to secure such Permitted Non-ABL Indebtedness pursuant to the Permitted Non-ABL Indebtedness Documents.

"Excluded Taxes" shall mean, with respect to any payment to be made to a Recipient by or on account of any Obligation: (a) Taxes imposed on or measured by net income or capital (however denominated), franchise Taxes in lieu of net income Taxes and branch profits taxes, in each case (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which such Recipient is organized or in which its principal office or applicable lending office is located or (ii) that are Other Connection Taxes, (b) U.S. federal or Canadian withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in an Obligation pursuant to the Applicable Law in effect on the date on which (i) such Recipient acquired such interest in such Obligation (other than pursuant to an assignment request by any Credit Party) or (ii) such Recipient changes its lending office (other than a change in office made at the request of any Credit Party), except in each case to the extent that, pursuant to Section 3.10(a), amounts with respect to such Taxes were payable either to such Recipient's assignor immediately before such Recipient acquired the applicable interest in such Obligation or to such Recipient immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 3.10(e) or (f) or (d) any U.S. federal withholding Taxes imposed under FATCA. For greater certainty, for purposes of clause (b) above, Excluded Taxes shall not include (x) any Taxes imposed under Part XIII of the Income Tax Act (Canada) or any successor provision thereto as a result of an assignee pursuant to an assignment request by any Credit Party being a “specified non-resident shareholder” (within the meaning of the Income Tax Act (Canada)) of a Canadian Credit Party or not dealing at arm’s length for the purposes of the Income Tax Act (Canada) with a “specified shareholder” (within the meaning of the Income Tax Act (Canada)) of a Canadian Credit Party or (y) any withholding Tax imposed on amounts payable to or for the account of such Recipient under Part XIII of the Income Tax Act (Canada), solely as a result of such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced this Agreement or any other Other Document.

"Existing Credit Agreement" shall mean the Revolving Credit Facility Credit Agreement by and among Holdings, the Guarantors party thereto, the lenders party thereto, and PNC, as Administrative Agent, Issuing Lender and Swing Line Loan Lender, as amended by the First Amendment to Credit Agreement, dated as of October 31, 2018, the Second Amendment to Credit Agreement dated as of February 22, 2019, the Third Amendment to Credit Agreement dated as of July 15, 2019, the Fourth Amendment to Credit Agreement dated as of July 15, 2019 and the Fifth Amendment to Credit Agreement dated as of September 30, 2019.

"Existing Letters of Credit" shall have the meaning set forth in Section 2.11(a).

"Facility Fee" shall have the meaning set forth in Section 3.3.

"FATCA" shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any intergovernmental agreements entered into to implement such Sections of the Code, and any laws, rules and practices adopted by a non-U.S. jurisdiction to effect any such intergovernmental agreement.

"Federal Funds Effective Rate" shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) calculated by the Federal Reserve Bank of New York (or any successor), based on such day's federal funds transactions by depositary institutions, as determined in such matter as such Federal Reserve Bank (or any successor) shall set forth on its public website from time to time, and as published on the next succeeding Business Day by such Federal Reserve Bank as the "Federal Funds Effective Rate"; provided, if such Federal Reserve Bank (or its successor) does not publish such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

"Fee Letter" shall mean the fee letter dated as of the Closing Date, among Borrowers and PNC, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Flood Laws" shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

"Foreign Currency Hedge" shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Credit Party and/or any of their respective Subsidiaries.

"Foreign Currency Hedge Liabilities" shall have the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.

"Foreign In-Transit Inventory" shall mean Inventory of a Credit Party that is in transit from a location outside the United States of America and Canada to any location within the United States of America or Canada of such Credit Party or a Customer of such Credit Party.

"Foreign Lender" shall mean (a) with respect to Borrowers that are US Persons, a Lender that is not a US Person and (b) with respect to Borrowers that are not US Persons, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrowers are resident for Tax purposes.

"Formula Amount" shall have the meaning set forth in Section 2.1(a).

"Free Cash" shall mean, as of any date, the sum of (a) aggregate amount of unrestricted Cash and Permitted Investments of the Credit Parties and their Subsidiaries on a consolidated basis and free of Liens, other than (i) Liens securing the Obligations and (ii) Liens of the type described in clause (c)(ii) of the definition of Permitted Liens, plus (b) Qualified Restricted Cash.

"Freight and Duty Reserve" shall mean on any date, a reserve equal to Agent's estimate of the costs and expenses associated with the importation of Foreign In-Transit Inventory as of such date, including an estimate for all customs broker fees then due or to become due with respect to Foreign In-Transit Inventory.

"FSHCO" shall mean any Subsidiary that is a US Person, all of the assets of which (other than a de minimis amount) consist directly or indirectly of equity or equity and debt of one or more CFCs (other than Protected CFCs).

"FSRA" shall mean the Financial Services Regulatory Authority of Ontario or like body in another jurisdiction in Canada with whom a Canadian Pension Plan is required to be registered in accordance with Applicable Law and any other Governmental Body succeeding to the functions thereof.

"Governmental Acts" shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

"Governmental Body" shall mean any nation or government, any state, province or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

"Guarantor" shall mean each Subsidiary of US Borrower that is designated as a "Guarantor" on a signature page hereof, and any other Person who hereafter joins this Agreement as a Guarantor, and "Guarantors" means collectively all such Persons.

"Guaranty" shall mean (a) the Continuing Agreement of Guaranty and Suretyship, dated as of the Closing Date, among each of the guarantors listed on the signature pages thereto and PNC Bank, National Association and (b) any other instrument providing for a guaranty of the Obligations entered into by any Credit Party after the Closing Date, in each case as may be amended, restated, supplemented or otherwise modified from time to time.

"Hazardous Discharge" shall have the meaning set forth in Section 9.3(b).

"Hazardous Materials" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials defined in or subject to regulation as hazardous or toxic under Environmental Laws.

"Hazardous Wastes" shall mean all waste materials subject to regulation under CERCLA, RCRA or analogous Environmental Law now in force or hereafter enacted relating to the disposal of such wastes.

"Hedge Liabilities" shall mean, collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

"HM Revenue & Customs" shall mean Her Majesty's Revenue and Customs or any successor authority.

"Holdings" shall mean Ferroglobe PLC, a public limited company incorporated under the laws of England and Wales with a registered number 09425113.

"Holdings on a Consolidated Basis" shall mean the consolidation in accordance with IFRS of the accounts or other applicable items of Holdings and its Subsidiaries.

"Hypothecary Representative" shall have the meaning set forth in Section 14.19.

"IFRS" shall mean International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto, as in effect from time to time.

"Indebtedness" shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money, (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (c) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (d) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (e) any other transaction (including Capitalized Lease Obligations, Synthetic Lease Obligations and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note and which are not more than sixty (60) days past due), or (f) any guaranty of Indebtedness for borrowed money.

"Indemnified Party" shall have the meaning set forth in Section 16.5.

"Indemnified Taxes" shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under this Agreement or Other Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

"Ineligible Securities" shall mean any securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

"Information" shall have the meaning set forth in Section 5.12.

"Insolvency Event" shall mean, with respect to any Person, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Governmental Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect (including any proceeding under Title 11 of the United States Code or Canadian Insolvency Laws), or (ii) for the appointment of a receiver, liquidator, administrator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person or otherwise relating to the liquidation, administration, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar voluntary or involuntary arrangement in court or out of court in respect of such Person's creditors generally or any substantial portion of its creditors; undertaken under any Law.

Without limiting the generality of the foregoing, (1) with respect to Holdings, "Insolvency Event" shall include any other applicable insolvency proceedings that are commenced against Holdings including where any corporate action, legal proceedings or other procedure or step is taken in relation to: (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Holdings; (ii) a composition, compromise, assignment or arrangement with any creditor of Holdings or any of its assets; (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of Holdings or any of its assets; or (iv) enforcement of any Lien over any assets of Holdings, in each case other than any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement; (2)  with respect to a Canadian Person, "Insolvency Event" shall also include, in respect of such Canadian Person: (i) such Person ceases to carry on its business; or commits an act of bankruptcy or becomes insolvent (as such terms are used in the BIA); or makes an assignment for the benefit of creditors, files a petition in bankruptcy, makes a proposal or commences a proceeding under Insolvency Legislation; or petitions or applies to any tribunal for, or consents to, the appointment of any receiver, receiver/manager, trustee or similar liquidator in respect of all or a substantial part of its property; or admits the material allegations of a petition or application filed with respect to it in any proceeding commenced in respect of it under Insolvency Legislation; or (ii) any proceeding or filing is commenced against such Person seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts under any Insolvency Legislation, or seeking appointment of a receiver, receiver/manager, trustee, custodian or other similar official for it or any of its property or assets; and (3) with respect to any Dutch Guarantor, "Insolvency Event" shall include any other applicable insolvency proceedings that are commenced against such Dutch Guarantor, including: (i) any "surséance van betaling" or "faillissement" as set out under the Dutch Bankruptcy Act; and (ii) the appointment of a curator, bewindvoerder or other similar officer in respect of such Dutch Guarantor or any of its assets.

"Insolvency Legislation" means legislation in any applicable jurisdiction relating to reorganization, arrangement, compromise or re-adjustment of debt, dissolution or winding-up, or any similar legislation, and specifically includes for greater certainty the BIA, the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), and any

applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt.

"Insolvency Regulation" shall mean Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings.

"Intellectual Property" shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.

"Intellectual Property Claim" shall mean all right, title and interest in any property constituting a patent, issued patent, patent application, trademark or service mark registration, trademark or service mark application, trade name, assumed name, logo and other source or business identifier and, in each case, all goodwill symbolized by and associated therewith, copyright, copyright registration, copyright application, mask work, trade secrets, design right or license or other right to use any of the foregoing under Applicable Law.

"Intellectual Property Security Agreement" shall mean the Intellectual Property Security Agreement, dated as of the Closing Date, among each of the grantors party thereto and Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Intentional Overadvance" shall have the meaning set forth in Section 16.2(e).

"Intercompany Subordination Agreement" shall mean the Intercompany Subordination Agreement dated as of the Closing Date, among Credit Parties, certain Affiliates of Credit Parties and Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Interest Period" shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b).

"Interest Rate Hedge" shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor or similar agreements entered by any Credit Party or a Subsidiary or any Subsidiary of a Credit Party in order to provide protection to, or minimize the impact upon, any Credit Party or any Subsidiary of a Credit Party of increasing floating rates of interest applicable to Indebtedness.

"Interest Rate Hedge Liabilities" shall have the meaning assigned in the definition of Lender-Provided Interest Rate Hedge.

"Internet Posting" shall have the meaning set forth in Section 16.6.

"Inventory" shall mean as to each Credit Party all of such Credit Party's inventory (as defined in Article 9 of the Uniform Commercial Code or the PPSA, as applicable) and all of such Credit Party's goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale, lease or use, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Credit Party's business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents.

"Inventory Advance Rate" shall have the meaning set forth in Section 2.1(a)(ii).

"Inventory NOLV Advance Rate" shall have the meaning set forth in Section 2.1(a)(ii).

"Investment" shall have the meaning set forth in Section 7.4.

"Issuer" shall mean (i) PNC in its capacity as the issuer of Letters of Credit under this Agreement and (ii) any other Revolving Lender which at the request of Borrowing Agent and with the consent of Agent in its discretion shall be designated as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of Agent as issuer.

"Joint Venture" shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Credit Parties and their Subsidiaries holds, directly or indirectly, an equity interest.

"Judgment Currency" shall have the meaning set forth in Section 3.13.

"Law" and "Laws" shall mean any law(s) (including common law and equitable principles), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, code, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

"Lender" and "Lenders" shall mean the collective reference to Revolving Lenders and shall include each Person which becomes a transferee, successor or assign of any Lender.

"Lender-Provided Foreign Currency Hedge" shall mean (i) the Foreign Currency Hedge with Reference Number LTAAB67S33333M3CQRT.0.0.0/059703538, dated as of May 19, 2017, under the Specified Currency Swap Agreement and (ii) any other Foreign Currency Hedge which is provided by PNC or any Affiliate of PNC that: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender- Provided Foreign Currency Hedge (the "Foreign Currency Hedge Liabilities") by any Borrower or any Guarantor that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be Obligations hereunder, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person.

"Lender-Provided Interest Rate Hedge" shall mean an Interest Rate Hedge which is provided by PNC or any Affiliate of PNC that: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the "Interest Rate Hedge Liabilities") by any Borrower or any Guarantor that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be Obligations hereunder, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person.

"Letter of Credit Application" shall have the meaning set forth in Section 2.12(a).

"Letter of Credit Borrowing" shall have the meaning set forth in Section 2.14(d).

"Letter of Credit Fees" shall have the meaning set forth in Section 3.2(a).

"Letter of Credit Sublimit" shall mean $45,000,000.

"Letters of Credit" shall have the meaning set forth in Section 2.11(a).

"LIBOR Alternate Source" shall have the meaning set forth in the definition of "LIBOR Rate".

"LIBOR Rate" shall mean, with respect to the Advances to which the LIBOR Rate applies for any Interest Period, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of one percent (1%) per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, a "LIBOR Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or (x) if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error), (y) if the LIBOR Rate is unascertainable as set forth in Section 3.8.2(i), a comparable replacement rate determined in accordance with Section 3.8.2), by (ii) a number equal to 1.00 minus the Reserve Percentage. Notwithstanding the foregoing, if the LIBOR Rate with respect any Revolving Advances and Swing Loans as determined under any method above would be less than zero (0), such rate shall be deemed to be zero (0) for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any Advance to which the LIBOR Rate applies that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give prompt notice to Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

"LIBOR Rate Loan" shall mean any Advance that bears interest based on the LIBOR Rate.

"LIBOR Termination Date" shall have the meaning set forth in Section 3.8.2(a).

"License Agreement" shall mean any agreement between any Credit Party and a Licensor pursuant to which such Credit Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Credit Party or otherwise in connection with such Credit Party's business operations.

"Licensor" shall mean any Person from whom any Credit Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Credit Party's manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Credit Party's business operations.

"Licensor/Agent Agreement" shall mean an agreement between Agent and a Licensor, in form and substance satisfactory to Agent, by which Agent is given the unqualified right, vis-à-vis such Licensor, to enforce Agent's Liens with respect to and to dispose of any Credit Party's Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Credit Party's default under any License Agreement with such Licensor.

"Lien" shall mean any mortgage, deed of trust, pledge, hypothec, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code, the PPSA or comparable law of any jurisdiction.

"Lien Waiver Agreement" shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Inventory may be located from time to time in form and substance reasonably satisfactory to Agent.

"Liquidity" shall mean, at any date of determination, the sum of the Dollar Equivalent aggregate amount of (a) Free Cash that at such time is credited to all Controlled Accounts and (b)  Qualified Restricted Cash. With respect to a Controlled Account that is a deposit account, only collected funds credited thereto shall be included in Liquidity; and with respect to Free Cash in a Controlled Account that is a securities account, the amount thereof on any date of determination shall be the Dollar Equivalent fair market value (as determined in good faith by Borrowing Agent) of Permitted Investments credited thereto as of such date, if such date is the last day of a fiscal month of the Credit Parties or, if not, the fiscal month most recently ended.

"Liquidity Account" shall have the meaning specified in the definition of "Controlled Accounts".

"LLC Division" shall mean, in the event a US Credit Party is a limited liability company, the division of any such US Credit Party into two (2) or more newly formed limited liability companies (whether or not such US Credit Party is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the laws of any other State or Commonwealth or of the District of Columbia.

"Material Adverse Effect" shall mean a material adverse effect on (a) the financial condition, results of operations, assets, business, or properties of the Credit Parties, taken as a whole, (b) any Credit Party's ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof taken as a whole, or (c) the practical realization of the rights and remedies of Agent and Lenders under this Agreement and the Other Documents.

"Material Subsidiary" shall mean each Subsidiary of US Borrower now existing or hereafter acquired or formed by US Borrower or one of its Subsidiaries which, on a consolidated basis for such Subsidiary and its Subsidiaries, for the most recent fiscal year (a) generated more than one percent (1%) of the consolidated EBITDA of US Borrower and its Subsidiaries or (b) had total assets (including equity interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of greater than one percent (1%) of the consolidated total assets of US Borrower and its Subsidiaries, in each case on a pro forma basis (if applicable).

"Maturity Date" shall mean (i) at any time prior to the date that is ninety (90) days prior to the scheduled maturity date of the 2022 Notes (the "Maturity Trigger Date"), October 11, 2024 (such date, the "Initial Maturity Date") and (ii) on or following the Maturity Trigger Date, the Maturity Trigger Date; provided that if the principal amount of the Obligations is accelerated in accordance with Section 11.3, the Maturity Date shall mean the date of such acceleration.

"Maximum Revolving Advance Amount" shall mean $100,000,000.

"Maximum Swing Loan Advance Amount" shall mean $10,000,000.

"Maximum Undrawn Amount" shall mean, with respect to any outstanding Letter of Credit as of any date, the face amount of such Letter of Credit, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

"Modified Commitment Transfer Supplement" shall have the meaning set forth in Section 16.3(d).

"Mortgage" shall mean any mortgage on the Real Property securing the Obligations.

"Multiemployer Plan" shall mean a "multiemployer plan" as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Credit Party or any member of the Controlled Group.

"Multiple Employer Plan" shall mean a Plan which has two (2) or more contributing sponsors (including any Credit Party or any member of the Controlled Group) at least two (2) of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

"Negotiable Document" shall mean a Document that is "negotiable" within the meaning of Article 7 of the Uniform Commercial Code.

"Net Cash Proceeds" shall mean, with respect to any issuance of Equity Interests by any Credit Party or any Subsidiary of a Credit Party, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (a) expenses, costs, transaction fees, brokerage commissions, underwriting fees and similar fees, related thereto incurred by such Person or such Subsidiary in connection therewith and (b) the amount of all taxes paid (or reasonably estimated to be paid).

"Non-ABL Priority Collateral" shall mean all of the following assets that constitute Collateral, whether now owned or hereafter acquired and wherever located: (a) all equipment, all real property and interests therein (including both fee and leasehold interests) and all fixtures; (b) all Intellectual Property (other than any computer programs and any support and information relating thereto that constitute Inventory); (c) all Equity Interests in any of the Credit Parties and any Subsidiary of a Credit Party and other investment property (other than investment property constituting ABL Priority Collateral under clause (d) or (f) of the definition of such term); (d) [intentionally omitted]; (e) all insurance policies relating to Non-ABL Priority Collateral and not otherwise constituting ABL Priority Collateral, but, for the avoidance of doubt, excluding business interruption insurance and credit insurance with respect to any accounts; (f) except to the extent constituting ABL Priority Collateral under clause (d) of the definition of such term, all documents, all general intangibles, all instruments and all letter of credit rights; (g) all other Collateral not constituting ABL Priority Collateral; (h) all collateral and guarantees given by any other Person with respect to any of the foregoing, and all supporting obligations (including letter- of-credit rights) with respect to any of the foregoing; (i) all books and records to the extent relating to any of the foregoing; and (j) all products and proceeds of the foregoing. Notwithstanding the foregoing, the term "Non-ABL Priority Collateral" shall not include any assets referred to in clauses (a) through (e) of the definition of the term "ABL Priority Collateral".

"Non-Defaulting Lender" shall mean, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

"Non-Qualifying Party" shall mean any Credit Party that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

"Non-Recourse Pledge Agreement" shall mean that certain Non-Recourse Pledge Agreement executed by Holdings in favor of Agent dated as of the Closing Date, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Non-US Subsidiary" shall mean a Subsidiary that is not a US Subsidiary.

"Notes" shall mean collectively, the Revolving Credit Note and the Swing Loan Note.

"Notice" shall have the meaning set forth in Section 16.6.

"Obligations" shall mean and include (i) any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities or obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder) of any Borrower or any Guarantor under this Agreement or any Other Document (and any amendments, extensions, renewals or increases thereto) owed to Issuer, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, Swing Loan Lender, any Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith (including, the Facility Fee), any costs and expenses of any Person payable by any Borrower or any Guarantor and any indemnification obligations payable by any Borrower or any Guarantor under this Agreement or any Other Document arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, in each case arising under or pursuant to this Agreement or any Other Document, including all costs and expenses of Agent, Issuer, Swing Loan Lender and any Lender payable by any Borrower or Guarantor pursuant to this Agreement or any Other Document, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

"Order" shall have the meaning set forth in Section 2.19(b).

"Ordinary Course of Business" shall mean, with respect to any Credit Party or any of its Subsidiaries, the ordinary course of such Credit Party's or such Subsidiary's business as conducted on or prior to the Closing Date and reasonable extensions thereof.

"Organizational Documents" shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, memorandum of association, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person's formation, organization, incorporation or entity governance matters (including any shareholders' or equity holders' agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

"Other Connection Taxes" shall mean, with respect to any recipient of a payment under this Agreement or any Other Document, Taxes imposed as a result of a present or former connection between such recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under or enforced this Agreement or any Other Document or sold or assigned an interest in any Advance, this Agreement or any Other Document).

"Other Documents" shall mean any Note, the Perfection Certificates, the Fee Letter, any Guaranty, the Intercompany Subordination Agreement, the Intellectual Property Security Agreement, the Pledge Agreement, any Canadian Collateral Document, any Dutch Collateral Document, any US Collateral Document, and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

"Other Taxes" shall mean all present or future stamp or documentary Taxes or any other excise, value added or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment by a Lender after the date hereof, other than any assignment made at the request of any Credit Party or during an Event of Default described in Section 10.1, 10.7 or 10.9.

"Out-of-Formula Loan" shall mean any Advance in excess of the lesser of the Maximum Revolving Advance Amount and the Formula Amount.

"Overnight Bank Funding Rate" shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by Agent for the purpose of displaying such rate); provided that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided further that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero (0), then such rate shall be deemed to be zero (0). The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to Borrowers.

"Parallel Debt" shall have the meaning set forth in Section 14.19(b).

"Participant" shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances in accordance with this Agreement and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

"Participant Register" shall have the meaning set forth in Section 16.3(e).

"Participation Advance" shall have the meaning set forth in Section 2.14(d).

"Participation Commitment" shall mean the obligation hereunder of each Revolving Lender to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.22(b)(iii)) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) and in the Letters of Credit issued hereunder as provided for in Section 2.14(a).

"Payment Conditions" shall mean, with respect to any Proposed Payment, each of the following:

(a)        no Default or Event of Default shall have occurred and be continuing or would result from the making of such Proposed Payment;

(b)        (i) for each day during the thirty (30) consecutive calendar days prior to the date of the Proposed Payment, (1) the sum of Liquidity (exclusive of Qualified Restricted Cash) plus (2) Undrawn Availability has been greater than $12,500,000, and (ii) after giving pro forma effect to the Proposed Payment, the sum of (1) Liquidity (exclusive of Qualified Restricted Cash) plus (2) Undrawn Availability is greater than $12,500,000; and

(c)        Borrowing Agent has delivered a certificate to Agent certifying that all conditions set forth in clauses (a) and (b) above have been satisfied with respect to the Proposed Payment.

"Payment Office" shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

"PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

"Pension Benefit Plan" shall mean at any time any "employee pension benefit plan" as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (a) is maintained or to which contributions are required by any Credit Party or any member of the Controlled Group or (b) has at any time within the preceding five (5) years been maintained or to which contributions have been required by any Credit Party or any entity which was at such time a member of the Controlled Group.

"Perfection Certificates" shall mean, collectively, the US Perfection Certificate and the Canadian Perfection Certificate, in each case dated as of the Closing Date, delivered to Agent by Borrowing Agent, as amended, modified or supplemented from time to time.

"Permitted Acquisitions" shall mean any acquisition by a Credit Party or a Subsidiary of a Credit Party of Equity Interests in a Person or assets constituting a business or a division or line of business of a Person (a "Target"), if (a) the business or businesses engaged in by such Person, or such business, division or line of business, as applicable, is permitted by Section 7.10, (b) no Event of Default has occurred and is continuing or would result therefrom, (c) all transactions related thereto are consummated in accordance with Applicable Laws, (d) in the case of an acquisition of Equity Interests in a Person, after giving effect to such acquisition, 100% of the Equity Interests, both economic and voting power, in such Person, and any other Subsidiary resulting from such acquisition, shall be owned directly or indirectly by a Credit Party or such Subsidiary, (e) all actions required to be taken, if any, with respect to each Subsidiary or asset resulting from such acquisition under Section 7.9 shall be taken as and  when  required  by Section 7.9, (f) on the date of the consummation of such acquisition, and after giving effect thereto and the payment of consideration thereunder and costs and expenses in connection therewith by any one or more of the Credit Parties and their Subsidiaries, the Payment Conditions are satisfied, (g) the Credit Parties shall have delivered to Agent as soon as available but in no event later than ten (10) Business Days prior to the consummation of such acquisition (i)  a reasonably detailed description of the proposed acquisition, together with the most recent draft acquisition agreement, related executed letters of intent and/or final definitive term sheets (if any) relating to such acquisition, (ii) historical financial statements of the Target to be acquired covering at least the 12 month period ending not earlier than 60 days prior to the date of the consummation of such acquisition, (iii) updated projections for the Credit Parties (after giving pro forma effect to such acquisition), (iv) if obtained by or on behalf of any Credit Party (or any Affiliate thereof), copies of any quality of earnings reports or other due diligence reports prepared by any third party firms in connection with such acquisition and (v) such other agreements, instruments or other documents relating to such acquisition as Agent shall reasonably request, (h) no Credit Party nor any of its Subsidiaries shall assume or remain liable in respect of any Indebtedness of the Target, except for Indebtedness permitted under Section 7.1(m), (i) the Person or assets being acquired shall not have had negative EBITDA (calculated in a manner in accordance with IFRS subject to adjustments reasonably acceptable to Agent) during the 12 consecutive month period most recently ended prior to the date of the proposed acquisition; and (j) such acquisition shall be consensual.

"Permitted Assignee" shall mean a Lender, an Affiliate of a Lender or an Approved Fund (other than a Credit Party or any Affiliate or Subsidiary of any Credit Party).

"Permitted Discretion" shall mean a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment.

"Permitted Holders" shall mean, collectively, (a) Grupo Villar Mir, S.A.U., (b) those members of the senior management of Holdings identified on Schedule 1.2(b), (c) Alan Kestenbaum and (d) the spouse, lineal descendants or trusts for their benefit of any Persons specified in clause (b) or clause (c) of this definition.

"Permitted Intercreditor Agreement" shall mean an intercreditor agreement, in form and substance reasonably satisfactory to Agent and Borrowing Agent, that contains terms and conditions customary for intercreditor agreements that are of the type that govern intercreditor relationships between holders of asset-based senior secured credit facilities, on the one hand, and holders of the same type of Indebtedness as the applicable Permitted Non-ABL Indebtedness, on the other.

"Permitted Intercompany Investments" shall mean:

(a)        intercompany loans, advances or other Investments (i) between and among the Credit Parties and (ii) from a Subsidiary of a Credit Party that is not a Credit Party to a Credit Party;

(b)        intercompany loans, advances or other Investments made by any Credit Party to Holdings (i) in an amount equal to scheduled interest allocated to the 2022 Notes (and any Permitted Refinancing thereof) issued by US Borrower or any other Credit Party and payments of fees, expenses and indemnification obligations in each case as and when due in respect of the 2022 Notes (and any Permitted Refinancing thereof) and (ii) with respect to any taxable period, an amount necessary to permit Holdings to pay any consolidated, combined, unitary or similar Taxes that are due and payable by Holdings for such taxable period that are attributable to the income of the Credit Parties and its Subsidiaries (determined as if the Credit Parties and its Subsidiaries were a stand-alone corporation and taxpayer);

(c)        intercompany loans, advances or other Investments made by any Credit Party to Holdings or any Subsidiary of Holdings that is not a Credit Party in each case so long as, on the date on which each such intercompany loan, advance or other Investment is made, the Payment Conditions are satisfied;

(d)        intercompany loans, advances or other Investments in an amount not to exceed the amounts required to be paid by any Credit Party or any Subsidiary of any Credit Party to Holdings or any Subsidiary of Holdings that is not a Credit Party or a Subsidiary of a Credit Party pursuant to transactions permitted by Section 7.8(iv); and

(e)        intercompany loans, advances or other Investments from US Borrower to Holdings on the Closing Date in an amount equal to the Advances made on the Closing Date for use by Holdings in accordance with Section 2.21(a) on or about the Closing Date.

"Permitted Investments" shall mean Investments in:

(a)        direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(b)        direct obligations of any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing in twelve (12) months or less from the date of acquisition;

(c)        investments in commercial paper maturing in twelve (12) months or less rated not lower than A-1, by Standard & Poor's or P-1 by Moody's Investors Service, Inc. on the date of acquisition;

(d)        demand deposits, time deposits or certificates of deposit maturing within twelve (12) months from the date of acquisition in commercial banks organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) are at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (ii) have Tier 1 capital (as defined in such regulations) of not less than $100,000,000;

(e)        money market or mutual funds that have at least 95% of its assets continuously invested in those types of investments described in clauses (a)-(c) above;

(f)        investments in repurchase obligations with a term of not more than 30 days for underlying securities of the type described in clause (a) above entered into with a financial institution satisfying the criteria described in clause (d) above;

(g)        investments made under the Cash Management Agreements or under cash management agreements with any other Lenders; and

(h)        in the case of Canadian Borrower or any Non-US Subsidiary, investments made in a country outside the United States that are (i) investments of the type and maturity described in clauses (a) through (g) above of foreign obligors and that have, as applicable, capitalization described in such clauses or ratings not lower than A-2, by Standard & Poor's, or P-2 by Moody's Investors Service, Inc. (or similar ratings from comparable foreign rating agencies) or (ii) other short term investments utilized by Holdings or its Non-US Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments described in clauses (a) through (g) of this definition.

"Permitted Liens" shall mean:

(a)        Liens for Taxes, assessments, or similar charges, incurred in the Ordinary Course of Business and which are not, at the time, required to be paid by Section 7.2;  provided that if such Lien (i) is with respect to Taxes that are required by Applicable Law to be paid at the time and (ii) has attached to any Collateral having a value, in the aggregate, in excess of $1,750,000, such Lien, within thirty (30) days following such attachment, shall have  been bonded off or such Collateral shall otherwise have been made exempt from such Lien;

(b)        Pledges or deposits made in the Ordinary Course of Business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

(c)        (i) statutory or common Law Liens of mechanics, materialmen, warehousemen, carriers, or other like or statutory non-consensual Liens, securing obligations incurred in the Ordinary Course of Business that are not yet due and payable (or that are due and payable but, within five (5) days of being overdue, are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by IFRS shall have been made for any such contested amount) and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default (or that are due and payable but, within five (5) days of being overdue, are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by IFRS shall have been made for any such contested amount) and (ii) so-called banker's liens, rights of set-off or similar rights in favor of a depository institution imposed by statutory or common Law with respect to deposit accounts maintained with such depository institution in the Ordinary Course of Business and, with respect to deposit accounts of a Credit Party, securing only obligations with respect to the maintenance of such accounts;

(d)        good-faith pledges or deposits made in the Ordinary Course of Business (i) to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, (ii) to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the Ordinary Course of Business, (iii) to secure liability to insurance carriers under insurance or self- insurance arrangements, (iv) in connection with the payment of the exercise price and withholding taxes in respect of the exercise by employees of stock options, and other similar obligations or (v) in respect of letters of credit, bank guarantees or similar instruments issued for the account of any Credit Party or any of its Subsidiaries in the Ordinary Course of Business supporting obligations of the type set forth in clauses (i), (ii) and (iii) above;

(e)        encumbrances consisting of zoning restrictions, easements or other restrictions on the use of Real Property;

(f)        Liens in favor of Agent for the benefit of the Lenders and their Affiliates securing the Obligations;

(g)        any Lien existing on the date of this Agreement and described on Schedule 1.2(c) and any renewals or extensions thereof, provided that the principal amount secured thereby is not hereafter increased, and no additional assets, other than proceeds thereof, become subject to such Lien (other than in connection with a Permitted Refinancing); provided, further, that any assets that are not Collateral that are subject to any such Lien may be used as cross- collateral for any financing provided by the same lender;

(h)        Liens to secure Capital Lease Obligations or Synthetic Lease Obligations and other Purchase Money Security Interests permitted in Section 7.14;  provided that (i) the aggregate amount of loans and deferred payments secured by such Liens and other Purchase Money Security Interests shall not exceed $8,500,000 in the aggregate (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.2(c)), and (ii) such Liens and Purchase Money Security Interests shall be limited to the assets acquired with such purchase money financing or leased pursuant to such Capital Lease Obligations or Synthetic Lease Obligations and any proceeds thereof, provided,  however, that any assets that are not Collateral that are subject to such Liens may be used as cross-collateral for any financing or lease provided by the same lender or counterparty;

(i)         The following, (i) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (ii) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not, in the aggregate, materially impair the ability of any Credit Party to perform its Obligations hereunder or under the other Loan Documents:

(a)        claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; and

(b)        Liens resulting from final judgments or orders described in Section 10.6;

(j)         licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties and not interfering in any material respect with the Ordinary Course of Business of any Credit Party or any of its Subsidiaries and licenses permitted under Section 7.7;

(k)        any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(l)         Liens arising from filing Uniform Commercial Code or PPSA financing statements relating solely to leases or other similar precautionary filings not prohibited by this Agreement;

(m)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n)        Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the Ordinary Course of Business of the Credit Parties and their Subsidiaries;

(o)        any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of, or assets owned by, any Joint Venture as set forth in the joint venture (or similar) agreement of such Joint Venture;

(p)        Liens assumed in connection with a Permitted Acquisition (or any other acquisition of property permitted under this Agreement) and Liens on assets of a Person that becomes a direct or indirect Subsidiary of any Credit Party after the date of this Agreement in a Permitted Acquisition and, in each case, any Permitted Refinancing thereof; provided,  however, that such Liens exist at the time, as applicable, such Permitted Acquisition (or other acquisition of property) is closed or such Person becomes a Subsidiary and are not created in anticipation of such acquisition and, in any event, do not extend to any other property or assets of such Person (other than any proceeds thereof); provided,  further,  however, that any property or assets subject to any such Liens that are not Collateral may be used as cross-collateral for any financing provided by the same lender;

(q)        Liens on assets of (i) Subsidiaries securing Indebtedness of any Subsidiary permitted pursuant to Section 7.1(b), (ii) Joint Ventures securing Indebtedness of any Joint Venture permitted pursuant to Section 7.1(l) and (iii) Non-US Subsidiaries that are not Guarantors securing obligations of any Non-US Subsidiary that is not a Guarantor;

(r)        Liens on any cash deposits (including, without limitation, earnest money) in connection with any letter of intent or other agreement in connection with a transaction otherwise permitted by this Agreement;

(s)        Liens in favor of Agent, any Issuing Bank, and any counterparty in respect of any Lender Provided Interest Rate Hedge, Lender Provided Foreign Currency Hedge or other Interest Rate Hedge or Foreign Currency Hedge approved by Agent on any cash collateral provided pursuant to this Agreement;

(t)         Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(u)        Liens arising out of Sales and Leaseback Transactions permitted by Section 7.15;

(v)        Liens provided by any Person in favor of any Credit Party;

(w)       Liens deemed to exist by reason of any encumbrance or restriction imposed under any contract for the sale by any Credit Party or any of its Subsidiaries of any assets (including any Equity Interests) to the extent such sale is permitted under this Agreement; provided,  however, that such Liens extend only to the assets (or Equity Interests) being sold or held for sale;

(x)       any judgment Lien not constituting an Event of Default under Section 10.6;

(y)        Liens securing Indebtedness with respect to Foreign Currency Hedges and Interest Rate Hedges of any Subsidiary that is not a Credit Party, which Indebtedness, in the aggregate, does not exceed $3,500,000 at any time outstanding;

(z)        Liens on (x) the Collateral (or on assets that, substantially concurrently with the creation of such Lien, become Collateral on which a Lien is granted to Agent pursuant to a Collateral Document) and/or (y) fee-owned real property and related appurtenant rights and fixtures and the proceeds thereof securing Permitted Non-ABL Indebtedness and obligations relating thereto not constituting Indebtedness; provided that any such Liens on the ABL Priority Collateral shall, pursuant to a Permitted Intercreditor Agreement, rank junior in priority to the Liens on the ABL Priority Collateral securing the Obligations;

(aa)      Liens on deposit accounts granted or arising in the Ordinary Course of Business in favor of depositary banks maintaining such deposit accounts solely to secure customary account fees and charges payable in respect of such deposit accounts and overdrafts not in violation of this Agreement including Liens arising under articles 24 or 25 of the General Terms and Conditions (Algemene Bankvoorwaarden) of any member of the Dutch Bankers' Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to general terms and conditions; and

(bb)      other Liens securing Indebtedness in an aggregate amount not to exceed $1,750,000 at any time outstanding.

"Permitted Non-ABL Indebtedness" shall mean any Indebtedness of the any Credit Party permitted under Section 7.1(p).

"Permitted Non-ABL Indebtedness Documents" means any credit agreement, indenture or other agreement, instrument or other document evidencing or governing any Permitted Non- ABL Indebtedness or providing for any guarantee or other right in respect thereof.

"Permitted Refinancing" shall mean the issuance of any Indebtedness ("Permitted Refinancing Indebtedness") in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to "Refinance"), the Indebtedness being Refinanced; provided that (a) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and discounts, fees, commissions and expenses in connection therewith and plus an amount equal to any existing commitments unutilized thereunder), (b) the weighted average life to maturity of the portion of the Permitted Refinancing Indebtedness scheduled to be repaid prior to the Maturity Date is greater than or equal to that of the portion of the Indebtedness being Refinanced scheduled to be repaid prior to the Maturity Date, (c) unless otherwise permitted by this Agreement, no Permitted Refinancing Indebtedness (i)  with respect to any Credit Party, shall have obligors that are Credit Parties or Subsidiaries of Credit Parties that are not obligors under the Indebtedness so refinanced, or greater guarantees by Credit Parties or Subsidiaries of Credit Parties or security comprising assets or property of a Credit Party, than the Indebtedness being Refinanced and (ii) with respect to any Subsidiary that is not a Credit Party, shall have an obligor that is a Credit Party that is not an obligor as of immediately prior to the Refinancing under, or greater security from a Credit Party than, the Indebtedness being Refinanced, (d) except in the case of Permitted Refinancing Indebtedness in respect of the 2022 Notes or any Permitted Non-ABL Indebtedness, if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, Agent on behalf of the Lenders or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of working capital facilities of Non-US Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable, taken as whole, to Agent on behalf of the Lenders than those contained in the documentation governing the Indebtedness being Refinanced, (e) with respect to any Permitted Refinancing Indebtedness in respect of the 2022 Notes, in addition to the foregoing, such Indebtedness shall (i) be (1) unsecured, (2) secured by Liens on assets or property of any Person that is not a Credit Party or a Subsidiary of a Credit Party and/or (3) with the consent of Agent, secured by Liens on the Collateral that rank junior to the Liens on the Collateral in favor of Agent securing the Obligations, (ii) have a final maturity date more than ninety (90) days after October 11, 2024 and (iii) have representations, covenants and defaults that are no less favorable (when taken as a whole) to Holdings and its Subsidiaries than those set forth in the 2022 Indenture, and (f) where the Indebtedness so refinanced is Permitted Non-ABL Indebtedness, to the extent such Permitted Refinancing Indebtedness is secured by any Lien on assets constituting ABL Priority Collateral, such Liens shall, pursuant to the Permitted Intercreditor Agreement, rank junior in priority to the Liens on the ABL Priority Collateral securing the Obligations.

"Permitted Refinancing Indebtedness" shall have the meaning set forth in the definition of "Permitted Refinancing".

"Person" shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, unlimited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, provincial, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

"Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Credit Party or any member of the Controlled Group or to which any Credit Party or any member of the Controlled Group is required to contribute.

"Pledge Agreement" shall mean that certain Pledge Agreement executed by US Borrower and certain of its Subsidiaries in favor of Agent dated as of the Closing Date, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"PNC" shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

"PPSA" shall mean the Personal Property Security Act (Ontario) including any regulations thereto or any other applicable Canadian federal or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property (including the Civil Code of Québec), as required, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

"Pro Forma Balance Sheet" shall have the meaning set forth in Section 5.6(c).

"Pro Forma Projections" shall have the meaning set forth in Section 5.6(d).

"Projections" shall have the meaning set forth in Section 5.12.

"Properly Contested" shall mean, in the case of any Indebtedness (other than the Obligations), Lien (other than a Lien on any Collateral) or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person's bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with IFRS; (c) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person's assets with respect to such Indebtedness or Taxes unless enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

"Proposed Payment" shall mean any proposed:

(a)        intercompany loans, advances and Investments made  pursuant to clause (b)  of Permitted Intercompany Investments or other Investments made pursuant to clause (m) of the definition of Permitted Investments;

(b)        Permitted Acquisitions;

(c)        Restricted Payments made pursuant to Section 7.5(g); and

(d)        any sale, transfer or other disposition of property or assets pursuant to Section 7.7(c)(i)(B).

"Protected CFC" shall mean a CFC having only "United States shareholders" that are (i) "domestic corporations" (within the meaning Code Section 7701(a)(30)) classified as "C" corporations for all purposes of the Code and (ii) eligible for and can actually take (without any loss or reduction of a material tax benefit) (x) the dividends received deduction under Section 245A of the Code with respect to any and all dividends actually received from such CFC and (y) a complete offset and reduction pursuant to Treasury Regulations Section 1.956-1(a)(2) against any and all inclusions under Sections 951(a)(1)(B) and 956 of the Code.

"Protective Advances" shall have the meaning set forth in Section 16.2(f).

"Published Rate" shall mean the rate of interest published each Business Day in the Wall Street Journal "Money Rates" listing under the caption "London Interbank Offered Rates" for a one (1) month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one (1) month period as published in another publication selected by Agent).

"Purchasing CLO" shall have the meaning set forth in Section 16.3(d).

"Purchasing Lender" shall have the meaning set forth in Section 16.3(c).

"Qualified ECP Credit Party" shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a "commodity pool" as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another Person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a "letter of credit or keepwell, support, or other agreement" for purposes of Section 1a(18)(A)(v)(II) of the CEA.

"Qualified Restricted Cash" shall mean, as of any date of determination, the aggregate amount of Cash denominated in Dollars of the US Credit Parties that is maintained in a Qualified Restricted Cash Account.

"Qualified Restricted Cash Account" shall mean a fully-blocked deposit account maintained with PNC in the United States of America in the name of a US Credit Party (but subject to Agent's exclusive control), which deposit account shall be subject to a control agreement in form and substance reasonably satisfactory to Agent.

"RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

"Real Property" shall mean any owned or leased premises of any Credit Party or any of its Subsidiaries, including, without limitation, the owned or leased premises identified on Schedule 4.4(a).

"Receivables" shall mean and include, as to each Credit Party, all of such Credit Party's accounts (as defined in Article 9 of the Uniform Commercial Code or the PPSA, as applicable) and all of such Credit Party's "supporting obligations" (as defined in Article 9 of the Uniform Commercial Code) in respect thereof.

"Receivables Advance Rate" shall have the meaning set forth in Section 2.1(a)(i).

"Receiver" shall have the meaning set forth in Section 11.1(c).

"Recipient" shall mean (a) Agent, (b) any Lender, (c) Swing Loan Lender and (d) any Issuer, as applicable.

"Reference Currency" shall have the meaning set forth in the definition of "Equivalent Amount".

"Refinance" shall have the meaning set forth in the definition of "Permitted Refinancing".

"Refinancing" shall mean the repayment in full of all loans and all other obligations outstanding under the Existing Credit Agreement, together with accrued interest thereon, on the Closing Date.

"Register" shall have the meaning set forth in Section 16.3(e).

"Reimbursement Obligation" shall have the meaning set forth in Section 2.14(b).

"Rent Reserve" shall mean, as to each location at which a Credit Party has Inventory or books and records located and as to which a Lien Waiver Agreement has not been received by Agent, either (a) a reserve in an amount equal to 3 months' rent, storage charges, fees or other amounts under the lease or other applicable agreement relative to such location or (b) if greater and Agent so elects in its Permitted Discretion, the number of months' rent, storage charges, fees or other amounts for which the landlord, bailee, warehouseman or other property owner may have, under Applicable Law, a Lien on the Inventory of such Credit Party to secure the payment of such amounts under the lease or other applicable agreement relative to such location.

"Replacement Lender" shall have the meaning set forth in Section 3.12.

"Report" shall have the meaning set forth in Section 14.15(a).

"Reportable Compliance Event" shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

"Reportable ERISA Event" shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.

"Required Lenders" shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding at least fifty and one- tenth percent (50.1%) of either (a) the aggregate of the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all commitments of Lenders hereunder, the sum of the outstanding Revolving Advances and Swing Loans, plus the Maximum Undrawn Amount of all outstanding Letters of Credit; provided,  however, if there are fewer than three (3) Lenders, Required Lenders shall mean each Lender (excluding any Defaulting Lender) holding at least ten percent (10%) of either (a) the aggregate of the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all commitments of Lenders hereunder, the sum of the outstanding Revolving Advances and Swing Loans, plus the Maximum Undrawn Amount of all outstanding Letters of Credit. For purposes of determining Required Lenders, Lenders that are Affiliates or a fund that is administered or managed by any such Lender, Affiliate or related entity shall be counted as one (1) Lender.

"Reserve Percentage" shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.

"Reserves" shall mean reserves against the Formula Amount as Agent may deem proper and necessary from time to time in its Permitted Discretion, including any Canadian Priority Payables Reserve, Freight and Duty Reserve, Rent Reserves and Specified Currency Swap Agreement Reserve. Any Reserve established or modified by Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such reserve, as reasonably determined, without duplication, by Agent in good faith as circumstances, conditions, events or contingencies that will or reasonably could be expected to (i) adversely affect the value of any Collateral, (ii) adversely affect the enforceability or priority of Agents Liens thereon or the amount Agent and Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement), (iii) reflect priority claims and liabilities that will need to be satisfied in connection with the realization upon any Collateral or (iv) suggest that a collateral report or other financial information is incomplete, inaccurate or misleading in any material respect; provided that circumstances, conditions, events or contingencies known to Agent as of the Closing Date shall not be the basis for any such establishment or modification after the Closing Date. Notwithstanding anything to the contrary herein, so long as no Default has occurred and is continuing, such Reserves shall not be established or increased except upon not less than three days' prior notice to Borrowing Agent.

"Resolution Authority" shall mean any body which has authority to exercise any Write- down and Conversion Powers.

"Responsible Officer" shall mean the chief executive officer, the president, the chief financial officer, the treasurer or controller of Borrowing Agent or any other officer having substantially the same authority or responsibility.

"Restricted Payment" shall mean, with respect to any Person, (a) any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of any class of such Person's Equity Interests or on account of the purchase, redemption, retirement or acquisition of such Person's Equity Interests (including, without limitation, any dividend or distribution by any Credit Party to Holdings or any Subsidiary of Holdings that is not a Credit Party or a Subsidiary of a Credit Party that is not a Credit Party for use by such Person to make a Restricted Payment permitted under the proviso to the following clause (b)), (b) any payment of principal of, or any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of, any unsecured Indebtedness prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment of such principal; provided, that the following shall not constitute Restricted Payments under this clause (b): (i) prepayment of the 2022 Notes or other unsecured Indebtedness pursuant to a Permitted Refinancing thereof, (ii) any payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement mandated to be made on the date of payment (A) made by Holdings or any Subsidiary of Holdings that is not a Credit Party pursuant to the 2022 Notes (or any Permitted Refinancing thereof) or the 2022 Indenture or (B) made by any Person pursuant to any other agreement evidencing or governing unsecured Indebtedness (other than the 2022 Notes (or any Permitted Refinancing thereof) or the 2022 Indenture) permitted to be incurred hereunder, subject to any applicable subordination terms thereof with respect to payment of any Subordinated Indebtedness, or (c) any payment or repayment by any Credit Party to Holdings or any Subsidiary of Holdings that is not a Credit Party in respect of intercompany loans or advances owing by such Credit Party to Holdings or such Subsidiary of Holdings that is not a Credit Party.

"Revolving Advances" shall mean Advances other than Letters of Credit and the Swing Loans.

"Revolving Commitment" shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.

"Revolving Commitment Amount" shall mean, as to any Revolving Lender, the Revolving Commitment amount (if any) set forth below such Lender's name on the signature page hereto (or, in the case of any Revolving Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d), the Revolving Commitment Amount (if any) of such Revolving Lender as set forth in the applicable Commitment Transfer Supplement).

"Revolving Commitment Percentage" shall mean, as to any Revolving Lender, the Revolving Commitment Percentage (if any) set forth below such Revolving Lender's name on the signature page hereof (or, in the case of any Revolving Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d), the Revolving Commitment Percentage (if any) of such Revolving Lender as set forth in the applicable Commitment Transfer Supplement).

"Revolving Credit Note" shall mean, collectively, the promissory notes referred to in Section 2.1(b).

"Revolving Interest Rate" shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to Revolving Advances that are LIBOR Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the LIBOR Rate.

"Revolving Lender" shall mean a Lender that has a Revolving Commitment.

"Sale and Leaseback Transaction" shall have the meaning set forth in Section 7.15.

"Sanctioned Country" shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

"Sanctioned Person" shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

"SEC" shall mean the Securities and Exchange Commission or any successor thereto.

"Secured Parties" shall mean, collectively, Agent, Issuer, Swing Loan Lender and Lenders, together with the Specified Swap Provider and any Affiliates of Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Settlement" shall have the meaning set forth in Section 2.6(d).

"Settlement Date" shall have the meaning set forth in Section 2.6(d).

"Solvent" shall mean, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that (i) on such date, such Person is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, (ii) on such date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities taken as a whole, and (iii) subsequent to such date, the fair saleable value of its assets, calculated on a going concern basis, will be in excess of the amount of its liabilities taken as a whole.

"Specified Currency Swap Agreement" shall mean that certain ISDA 2002 Master Agreement dated as of May 11, 2017 by and among Goldman Sachs International (the "Specified Swap Provider") and Holdings, as the same may be amended, restated, supplemented or modified from time to time.

"Specified Currency Swap Agreement Reserve" shall mean, as of any date of determination, in the event the Specified Currency Swap Agreement has not been terminated on or before December 31, 2019, commencing on January 1, 2020 and at any time thereafter until the Specified Currency Swap Agreement has been terminated, a reserve no greater than the amount by which (i) the mark-to-market exposure of Holdings or any of its Subsidiaries under the Specified Currency Swap Agreement (as determined by Agent in its Permitted Discretion) as of such date exceeds (ii) $17,500,000; provided that, for the avoidance of doubt, a Specified Currency Swap Agreement Reserve shall not be applied prior to December 31, 2019.

"Specified Swap Provider" shall have the meaning set forth in the definition of "Specified Currency Swap Agreement".

"Statements" shall have the meaning set forth in Section 5.6(a).

"Subject Documents" shall have the meaning set forth in Section 5.10(a).

"Subordinated Indebtedness" shall mean Indebtedness of any Credit Party that has been expressly subordinated in writing to the Loans and other Obligations of such Credit Party under this Agreement and the Other Documents in right and time of payment.

"Subsidiary" shall mean, with respect to any Person, any corporation, trust, partnership, limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, or (b) which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.

"Subsidiary Equity Interests" shall have the meaning set forth in Section 5.2.

"Swap" shall mean any "swap" as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into, on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

"Swap Obligation" shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge or a Lender-Provided Foreign Currency Hedge.

"Swing Loan Lender" shall mean PNC, in its capacity as lender of the Swing Loans.

"Swing Loan Note" shall mean the promissory note described in Section 2.4(a).

"Swing Loans" shall mean the Advances made pursuant to Section 2.4(a).

"Synthetic Lease" shall mean, as to any Person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under IFRS and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. or foreign federal income tax purposes, other than any such lease under which such Person is the lessor or (b) (i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including a sale-leaseback transaction), in each case under this clause (b), creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any insolvency Law to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

"Synthetic Lease Obligations" shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with IFRS if such obligations were accounted for as Capitalized Lease Obligations.

"Target" shall have the meaning set forth in the definition of "Permitted Acquisitions".

"Tax" or "Taxes" shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, in each case in the nature of a tax, including any interest, additions to tax or penalties applicable thereto.

"Term" shall have the meaning set forth in Section 13.1.

"Termination Event" shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Credit Party or any member of the Controlled Group from a Plan during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Credit Party or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not diligent, upon any Credit Party or any member of the Controlled Group; or (i) any excise tax, fine, penalty, punitive damage or other similar amount is imposed on any Credit Party with respect to or arising from a Plan.

"Toxic Substance" shall mean and include any material present on the Real Property, the prevention of any significant adverse effect on human health from which material is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., or analogous Environmental Law now in force or hereafter enacted relating to the prevention of any significant adverse effect on human health from toxic substances. "Toxic Substance" includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

"Transferee" and "Transferees" shall have the meaning set forth in Section 16.3(d).

"UK Companies Act" shall mean the United Kingdom Companies Act 2006, as amended from time to time.

"UK Person" shall mean any Person which is subject to the UK Companies Act.

"Undrawn Availability" at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus (b) the Maximum Undrawn Amount of all outstanding Letters of Credit as of such date, minus (c) the outstanding amount of Revolving Advances and Swing Loans as of such date.

"Uniform Commercial Code" shall have the meaning set forth in Section 1.3.

"US Borrower" shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

"US Collateral Documents" shall mean collectively Article IV of this Agreement, any Guaranty, the Pledge Agreement and all other agreements, instruments or documents delivered by any US Credit Party pursuant to this Agreement or any of the Other Documents in order to grant to Agent a Lien on certain assets of the US Credit Parties.

"US Credit Party" shall mean each US Borrower and US Guarantor.

"US Guarantor" shall mean any Guarantor that is a US Person.

"US Person" shall mean a "United States person" within the meaning of Section 7701(a)(30) of the Code.

"US Subsidiary" shall mean any Subsidiary of US Borrower that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

"USA PATRIOT Act" shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"Usage Amount" shall have the meaning set forth in Section 3.3(a).

"VAT" shall mean (a) any tax imposed in compliance with the system of value added tax (EC Directive of 28 November 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

"Wholly Owned Subsidiary" shall mean, as to any Person, any Subsidiary of such Person one hundred percent (100%) of the Equity Interests of which (other than directors' qualifying Equity Interests and nominal Equity Interests issued to foreign nationals, in each case to the extent required under Applicable Law) are at the time owned by such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

"Write-Down and Conversion Powers" shall mean (a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule

and (b) in relation to any other applicable Bail-In Legislation (x) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers and (y) any similar or analogous powers under that Bail-In Legislation.

1.3       Uniform Commercial Code and PPSA Terms.

(a)        All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the "Uniform Commercial Code") shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms "accounts", "chattel paper" (and "electronic chattel paper" and "tangible chattel paper"), "commercial tort claims", "deposit accounts", "documents", "equipment", "financial asset", "fixtures", "general intangibles", "goods", "instruments", "inventory", "investment property", "letter-of-credit rights", "payment intangibles", "proceeds", "promissory note" "securities", "software" and "supporting obligations" as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

(b)        Any terms used in this Agreement that are defined in the PPSA (including, but not limited to, "accounts", "chattel paper", "instruments", " intangibles", "goods", "proceeds", "securities", "investment property", "documents of title", "inventory", "equipment" and "fixtures") shall, to the extent relating to Collateral consisting of assets of Canadian Credit Parties or otherwise located in Canada, be construed and defined as set forth in the PPSA unless otherwise defined herein and any terms used in this Agreement that are defined in the UCC and relating to Collateral consisting of assets of the Credit Parties that are not Canadian Credit Parties or otherwise not located in Canada shall be construed and defined as set forth in the UCC unless otherwise defined herein. In addition, any reference to "accounts" shall include all "claims" for the purposes of the Civil Code of Québec and any reference to "general intangibles" shall include "intangibles" as defined in the PPSA.

1.4       Certain Matters of Construction. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders.  Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations with respect to Inventory of a Credit Party shall be performed on a first-in, first-out basis. Whenever the words "including" or "include" shall be used, such words shall be understood to mean "including, without limitation" or "include, without limitation". Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and the Secured Parties. Wherever the phrase "to the best of Credit Parties' knowledge" or words of similar import relating to the knowledge or the awareness of any Credit Party are used in this Agreement or Other Documents, such phrase shall mean and refer to (i)  the actual knowledge of any Responsible Officer of any Credit Party and (ii) the knowledge that a Responsible Officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Credit Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or breach of such first representation or warranty hereunder. Any reference herein or in any Other Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the indefeasible payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Advances, together with the payment of any premium applicable to the repayment of the Advances, (ii) all expenses to which Agent, any Lender or Issuer is entitled to reimbursement hereunder or under any Other Document that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any Other Document (including the Letter of Credit fees) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing cash collateralization in an amount equal to one hundred three percent (103%) of the Letters of Credit in accordance herewith, (c) in the case of Cash Management Liabilities, providing cash collateralization in an amount equal to the credit exposure (as reasonably determined by Agent) with respect thereto, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage or expense (including attorneys' fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) with respect to Hedge Liabilities) other than (i) unasserted contingent indemnification or expense reimbursement Obligations for which no claim has been asserted, (ii) any Cash Management Liabilities that, at such time, are allowed by the applicable Lender (or Affiliate) to remain outstanding without being required to be repaid, and (iii) any Hedge Liabilities that, at such time, are allowed by the applicable Lender (or Affiliate) or the Specified Swap Provider, as applicable, to remain outstanding without being required to be repaid, and (f) the termination of all of the Revolving Commitments.

1.5       LIBOR Notification.  Section 3.8.2. of this Agreement provides a mechanism for determining an alternate rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of "LIBOR Rate" or with respect to any alternative or successor rate thereto, or replacement rate therefor, except to the extent resulting from its gross negligence, bad faith or willful misconduct.

1.6       Québec (Interpretation Clause). For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any Other Document) and for all other purposes pursuant to which the interpretation or construction of an Other Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) "personal property" shall be deemed to include "movable property", (b) "real property" shall be deemed to include "immovable property", (c) "tangible property" shall be deemed to include "corporeal property", (d) "intangible property" shall be deemed to include "incorporeal property", (e) "security interest", "mortgage" and "lien" shall be deemed to include a "hypothec", "prior claim" and a "resolutory clause", (f) all references to filing, registering or recording under the Uniform Commercial Code or the PPSA shall be deemed to include publication under the Civil Code of Québec, and any reference to a "financing statement" shall be deemed to include a reference to an application for publication under the Civil Code of Québec, (g) all references to "perfection" of or "perfected" Liens shall be deemed to include a reference to an "opposable" or "set up" Liens as against third parties, (h) any "right of offset", "right of setoff' or similar expression shall be deemed to include a "right of compensation", (i) "goods" shall be deemed to include "corporeal movable property" other than chattel paper, documents of title, instruments, money and securities, (j) an "agent" shall be deemed to include a "mandatary", (k) "construction liens" shall be deemed to include "legal hypothecs", (l) "joint and several" shall be deemed to include "solidary", (m) "gross negligence or willful misconduct" shall be deemed to be "intentional or gross fault", (n) "beneficial ownership" shall be deemed to include "ownership on behalf of another as mandatary", (o) "servitude" shall be deemed to include "easement", (p) "priority" shall be deemed to include "prior claim", (q) "survey" shall be deemed to include "certificate of location and plan", and (r) "fee simple title" shall be deemed to include "absolute ownership". The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

1.7       Dutch Terms. In this Agreement and any Other Document, where it relates to a person incorporated or existing under the laws of the Netherlands or the context so requires, a reference to:

(a)        The Netherlands means the European part of the Kingdom of the Netherlands and Dutch means in or of The Netherlands;

(b)        works council means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) having jurisdiction over that person;

(c)        a  necessary action to authorise includes any action required to comply with the Works Councils Act of The Netherlands (Wet op de ondernemingsraden), followed by an unconditional and positive advice (advies) from the works council of that person;

(d)        financial assistance includes any act contemplated by section 2:98c of the Dutch Civil Code;

(e)        constitutional documents means the articles of association (statuten) and deed of incorporation (akte van oprichting) and an up-to-date extract of registration of the Trade Register of the Dutch Chamber of Commerce;

(f)        a  security interest or security includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(g)        a  winding-up,  administration or dissolution includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(h)        a  moratorium includes surseance van betaling and a moratorium is declared includes surseance verleend;

(i)         any procedure or step taken in connection with insolvency proceedings includes that person having filed a notice under Section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990);

(j)         a  liquidator includes a curator or a beoogd curator;

(k)        an administrator includes a bewindvoerder or a beoogd bewindvoerder; and

(l)         an attachment includes a beslag.

II.         ADVANCES, PAYMENTS.

2.1       Revolving Advances.

(a)        Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement, each Revolving Lender, severally and not jointly, will make Revolving Advances to Borrowers in Dollars in aggregate amounts outstanding at any time equal to such Revolving Lender's Revolving Commitment Percentage of an amount equal to (1) the lesser of (x) the Maximum Revolving Advance Amount and (y) the Formula Amount, less (2) the outstanding principal amount of Swing Loans, less (3) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit.

The "Formula Amount" shall mean an amount equal to:

(i)         up to eighty-five percent (85%) (the "Receivables Advance Rate") of Eligible Receivables, plus

(ii)       the lesser of (A) up to seventy five percent (75%) of the cost of the Eligible Inventory and Eligible Foreign In-Transit Inventory (the "Inventory Advance Rate"), and (B) up to eighty-five percent (85%) of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its Permitted Discretion) (the "Inventory NOLV Advance Rate"; together with, the Inventory Advance Rate and the Receivables Advance Rate, collectively, the "Advance Rates"), minus

(iii)      Reserves;

subject to the preceding provisions of this sentence and any other provisions hereof expressly permitting Agent to adjust the Formula Amount, the Formula Amount at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to Agent pursuant to Section 9.2(d) (or, prior to the first such delivery, delivered to Agent pursuant to Section 8.1(e)).

Notwithstanding anything contained herein to the contrary, in no event shall the value of the Formula Amount comprised of (i) Eligible Inventory exceed an amount equal to sixty-five percent (65%) of the Formula Amount, (ii) Eligible Inventory of a Canadian Credit Party exceed $20,000,000, (iii) Eligible In-Transit Inventory exceed $10,000,000, (iv) Eligible Inventory consisting of Consigned Inventory exceed $7,500,000, (v) Eligible Inventory consisting of stores and spare parts exceed $2,000,000, (vi) Eligible Inventory consisting of packaging materials exceed $500,000 or (vii) Eligible Receivables consisting of Receivables that are due or unpaid more than ninety (90) days but less than one hundred twenty (120) days after the original invoice date exceed $5,000,000.

(b)        The Revolving Advances shall be evidenced by one or more secured promissory notes if requested by a Revolving Lender (collectively, the "Revolving Credit Note") substantially in the form attached hereto as Exhibit 2.1(a). Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to (1) the lesser of (x) the Maximum Revolving Advance Amount and (y) the Formula Amount, less (2) the outstanding principal amount of Swing Loans, less (3) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit.

2.2       Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

(a)        Borrowing Agent on behalf of any Borrower may notify Agent prior to 3:00 p.m. Eastern Standard Time on a Business Day of a Borrower's request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation under this Agreement, become due and not be paid by or on behalf of the Borrowers when due, the same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.

(b)        Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a LIBOR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Agent written notice by no later than 3:00 p.m. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $1,000,000 and in integral multiples of $500,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBOR Rate Loans consisting of Revolving Advances shall be for one (1), two (2), three (3) or six (6) months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. Any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, no LIBOR Rate Loan shall be made available to any Borrower. After giving effect to each requested LIBOR Rate Loan consisting of Revolving Advances, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than five (5) LIBOR Rate Loans consisting of Revolving Advances, in the aggregate.

(c)        Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(d)        Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or with respect to LIBOR Rate Loans consisting of Revolving Advances by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 3:00 p.m. Eastern Standard Time on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. Provided that no Event of Default shall have occurred and be continuing, if Agent does not receive timely notice of the Interest Period elected by Borrowing Agent with respect to LIBOR Rate Loans consisting of Revolving Advances, Borrowing Agent shall be deemed to have elected to continue such LIBOR Rate Loan as a LIBOR Rate Loan with the same Interest Period.

(e)        Provided that no Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan consisting of Revolving Advances, or on any Business Day with respect to Domestic Rate Loans consisting of Revolving Advances, convert any such loan into a loan of another type in the same aggregate principal amount; provided that any conversion of a LIBOR Rate Loan shall be effective only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan. If Borrowing Agent desires to convert a Revolving Advance, Borrowing Agent shall give Agent written notice by no later than 3:00 p.m. Eastern Standard Time (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(f)        At its option and upon written notice given prior to 3:00 p.m. Eastern Standard Time at least three (3) Business Days prior to the date of such prepayment, any Borrower may, subject to Section 2.2(g) and Section 13.1, prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment; provided, that any such notice may state that such notice and such prepayment is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked or modified by such Borrower (by notice to Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Such Borrower shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g).

(g)        Without limiting the obligations of each Borrower under Section 13.1, each Borrower shall indemnify Agent and each Lender and hold Agent and each Lender harmless from and against all reasonable and invoiced liabilities, losses or expenses (including any foreign exchange losses in connection with an Advance or requested Advance and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract in connection with an Advance or requested Advance, but excluding loss of anticipated profits) which such Lender sustains or incurs as a consequence of any:

(i)         payment, prepayment, conversion or renewal of any Advance to which a LIBOR Rate applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due), or any voluntary prepayment without the required notice, or

(ii)        attempt by a Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any requests for a Revolving Advance or notices of prepayment, conversion, renewal or other Interest Period elections of any Advance to which a LIBOR Rate applies.

If Agent or any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrowers of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by the Borrower to such Lender ten

(10) Business Days after such notice is given.

(h)        Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term "Lender" shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Agent, upon Agent's request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

(i)         Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender, nor any of their participants, is required actually to acquire LIBOR deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate. The provisions set forth herein shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing based on the LIBOR Rate by acquiring LIBOR deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.3       [Intentionally Omitted].

2.4       Swing Loans.

(a)        Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Revolving Lenders and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances ("Swing Loans") available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount; provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount. All Swing Loans shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note if requested by Swing Loan Lender (the "Swing Loan Note") substantially in the form attached hereto as Exhibit 2.4(a). Swing Loan Lender's agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.

(b)        Upon either (i) any request by Borrowing Agent for a Revolving Advance of Domestic Rate Loans made pursuant to Section 2.2(a) or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of the last sentence of Section 2.2(a), Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c)        Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Revolving Lenders to fund such participations by means of a Settlement as provided for in Section 2.6(d) below. From and after the date, if any, on which any Revolving Lender is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Revolving Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by

Agent in respect of such Swing Loan; provided that no Revolving Lender shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.22) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.5       Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers' Account on Agent's books. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Sections 2.2(a),  2.6(b) or 2.14 shall, (i) with respect to requested Revolving Advances, to the extent Revolving Lenders make such Revolving Advances in accordance with Section 2.2(a),  2.6(b) or 2.14, and with respect to Swing Loans made upon any request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b), be made available to the applicable Borrower on the day so requested by way of credit to such Borrower's operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, so long as Agent has agreed to such other account, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, Borrowers may use the Revolving Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

2.6       Making and Settlement of Advances.

(a)        Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Revolving Lenders (subject to any contrary terms of Section 2.22). Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

(b)        Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a), to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Agent shall notify Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof. Each applicable Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Sections 8.2 and 8.3, fund such Revolving Advance to Borrowers in Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c).

(c)        Unless Agent shall have been notified by telephone, confirmed in writing, by any Revolving Lender that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.6(b) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of three hundred sixty (360) days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans. If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender's Revolving Advance. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Revolving Lender that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or Borrower with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

(d)        Agent, on behalf of Swing Loan Lender, shall demand settlement (a "Settlement") of all or any Swing Loans with Lenders holding the Revolving Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Revolving Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. Eastern Standard Time on the date of such requested Settlement (the "Settlement Date"). Subject to any contrary provisions of Section 2.22, each Revolving Lender shall transfer the amount of such Lender's Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. Eastern Standard Time on such Settlement Date if requested by Agent by 3:00 p.m. Eastern Standard Time, otherwise not later than 5:00 p.m. Eastern Standard Time on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Agent by any Revolving Lender on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c).

(e)        If any Lender or Participant (a "Benefited Lender") shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender's Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender's Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided,  however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender's Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender's Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender's Advances shall be part of the Obligations secured by the Collateral.

2.7       Maximum Advances. The aggregate balance of Revolving Advances plus Swing Loans outstanding at any time shall not exceed an amount equal to (1) the lesser of (x) the Maximum Revolving Advance Amount and (y) the Formula Amount, less (2) the outstanding principal amount of Swing Loans, less (3) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit.

2.8       Manner and Repayment of Advances.

(a)        The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding  the  foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under Article XI or (y) termination of this Agreement in accordance with the terms hereof. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.22).

(b)        Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent. Agent shall conditionally credit Borrowers' Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the "Application Date"). Agent is not, however, required to credit Borrowers' Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers' Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid.

Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date. Borrowers further agree that there is a monthly float charge payable to Agent for Agent's sole benefit, in an amount equal to (y) the face amount of all items of payment received during the prior month (including items of payment received by Agent as a wire transfer or electronic depository check) multiplied by

(z) the Revolving Interest Rate with respect to Domestic Rate Loans for one (1) Business Day.

(c)        All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. Eastern Standard Time on the due date therefor in Dollars in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers' Account, or by making Advances to Borrowers as provided in Section 2.2.

(d)        Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:00 p.m. Eastern Standard Time in Dollars and in immediately available funds.

(e)        The Advances and other Obligations shall be made and repaid in Dollars.

2.9       Repayment of Excess Advances. If at any time the aggregate balance of outstanding Revolving Advances, Swing Loans and/or Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted to be outstanding hereunder at such time, such excess Advances shall be promptly, but in any event within one (1) Business Day, due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred.

2.10     Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account ("Borrowers' Account") in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent or Lenders and the date and amount of each payment in respect thereof; provided,  however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent, Lenders and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers' specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to each Borrowers' Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11     Letters of Credit.

(a)        Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby letters of credit denominated in Dollars ("Letters of Credit") for the account of any Credit Party or any Subsidiary except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances, plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount. The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2). As of the Closing Date, the letters of credit set forth on Schedule 2.11, which were issued pursuant to the Existing Credit Agreement by Agent and are outstanding on the date hereof (collectively, the "Existing Letters of Credit"), are hereby deemed to be Letters of Credit issued and outstanding hereunder. Other than any Existing Letters of Credit, no Letter of Credit shall be issued for the benefit of any Subsidiary of Holdings that is not a Credit Party without the prior written consent of Agent.

(b)        Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise entitled to be compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.

2.12     Issuance of Letters of Credit.

(a)        Borrowing Agent, on behalf of any Borrower, may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Agent at the Payment Office, prior to 1:00 p.m. Eastern Standard Time, at least five (5) Business Days prior to the proposed date of issuance or such shorter period as may be agreed to by the Issuer, such Issuer's form of Letter of Credit Application (the "Letter of Credit Application") completed to the satisfaction of Agent and Issuer; and, such other certificates, documents and other papers and information as Agent or Issuer may reasonably request. Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Agent that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason.

(b)        Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, or other written demands for payment, and (ii) unless otherwise agreed to by Agent and Issuer, have an expiry date not later than twelve (12) months after such Letter of Credit's date of issuance and in no event later than the last day of the Term. Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued or the International Standby Practices (International Chamber of Commerce Publication Number 590), or any subsequent revision thereof at the time a Letter of Credit is issued, as determined by Issuer.

(c)        Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

2.13     Requirements for Issuance of Letters of Credit. Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the "Applicant" or "Account Party" of each Letter of Credit. If PNC is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct Issuer to deliver to Agent all instruments, documents, and other writings and property received by Issuer pursuant to the Letter of Credit and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit, and the application therefor.

2.14     Disbursements, Reimbursement.

(a)        Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender's Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

(b)        In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Agent and Borrowing Agent. Provided that Borrowing Agent shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a "Reimbursement Obligation") Issuer prior to 12:00 Noon, on each date that an amount is paid by Issuer under any Letter of Credit (each such date, a "Drawing Date") in an amount equal to the amount so paid by Issuer. In the event Borrowers fail to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Issuer will promptly notify Agent and each Revolving Lender thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.14(c) immediately below. Any notice given by Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)        Each Revolving Lender shall upon any notice pursuant to Section 2.14(b) make available to Issuer through Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.22) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.14(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Revolving Lender so notified fails to make available to Agent, for the benefit of Issuer, the amount of such Lender's Revolving Commitment Percentage of such amount by 2:00 p.m. Eastern Standard Time on the Drawing Date, then interest shall accrue on such Lender's obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date. Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Revolving Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(c);  provided that such Lender shall not be obligated to pay interest as provided in Section 2.14(c)(i) and (ii) until and commencing from the date of receipt of notice from Agent or Issuer of a drawing.

(d)        With respect to any unreimbursed drawing on a Letter of Credit that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.14(b), because of Borrowers' failure to satisfy the conditions set forth in Section 8.2 (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a "Letter of Credit Borrowing") in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each applicable Lender's payment to Agent pursuant to Section 2.14(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a "Participation Advance" from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.

(e)        Each applicable Lender's Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.15     Repayment of Participation Advances.

(a)        Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds from Borrowers (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Revolving Lender, in the same funds as those received by Agent, the amount of such Lender's Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Revolving Lender that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Revolving Lender(s) have funded any portion of such Defaulting Lender's Participation Advance in accordance with the provisions of Section 2.22, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b)        If Issuer or Agent is required at any time to return to any Borrower, or to a trustee, receiver, receiver/manager, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Issuer or Agent pursuant to Section 2.15(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Issuer or Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or Agent plus interest at the Federal Funds Effective Rate.

2.16     Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuer's interpretations of any Letter of Credit issued on behalf of such Borrower and by Issuer's written regulations and customary practices relating to letters of credit, though Issuer's interpretations may be different from such Borrower's own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent's or any Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.17     Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.18     Nature of Participation and Reimbursement Obligations. The obligation of each Revolving Lender in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the applicable Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

(a)        any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower, as the case may be, may have against Issuer, Agent, any Borrower or Lender, as the case may be, or any other Person for any reason whatsoever;

(b)        the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.14;

(c)        any lack of validity or enforceability of any Letter of Credit;

(d)        any claim of breach of warranty that might be made by any Borrower, Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(e)        the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer's Affiliates has been notified thereof;

(f)        payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(g)        the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(h)        any failure by Issuer or any of Issuer's Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Agent and Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after Issuer shall have furnished Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(i)         the occurrence of any Material Adverse Effect;

(j)         any breach of this Agreement or any Other Document by any party thereto;

(k)        the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(l)         the fact that a Default or an Event of Default shall have occurred and be continuing;

(m)       the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated; and

(n)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.19     Liability for Acts and Omissions.

(a)        As between any Borrower and Issuer, Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer's rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuer from liability for Issuer's gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non- appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuer or Issuer's Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b)        Without limiting the generality of the foregoing, Issuer and each of its Affiliates:  (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an "Order") and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c)        In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to any Borrower, Agent or any Lender.

2.20     Voluntary and Mandatory Prepayments.

(a)        Voluntary Prepayments. Borrowers may prepay the Revolving Loans at any time in whole or in part without premium or penalty. Borrowers may permanently reduce the Revolving Commitments (with a corresponding reduction in the Maximum Revolving Advance Amount) at any time; provided, that (i) Borrowing Agent shall provide at least three (3) Business Days prior written notice of such reduction, (ii) such reduction shall be in increments of $5,000,000, (iii) no Default or Event of Default exists or would result from such reduction, (iv) such reduction shall be permanent, and (v) in no event shall the aggregate Revolving Commitments be reduced below $50,000,000 unless terminated in full.

(b)        Mandatory Prepayment. Within one (1) Business Day of the date of the issuance or incurrence by any Credit Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness permitted under Section 7.1), or upon an issuance of Equity interests by any Credit Party or any of its Subsidiaries (other than any Excluded Equity Issuance), the applicable Borrower shall prepay the outstanding principal amount of the Obligations constituting Advances in accordance with clause (c) below in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this Section 2.20(b) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(c)        Each prepayment pursuant to Section 2.20(b) shall be applied, first, to the Revolving Advances (without a corresponding permanent reduction in the Revolving Commitments), until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to one hundred three percent (103%) of the aggregate undrawn amount of all outstanding Letters of Credit (without a corresponding permanent reduction in the Revolving Commitments); provided, that if an Application Event has occurred and is continuing and funds are to be applied pursuant to Section 11.5 as directed by Required Lenders, such payments shall be applied in respect of the Obligations in accordance with Section 11.5.

2.21     Use of Proceeds.

(a)        Borrowers shall apply the proceeds of Advances to (i) make Restricted Payments to Holdings to be used by Holdings to repay existing indebtedness of Holdings under the Existing Credit Agreement, (ii) pay certain amounts in respect of the purchase of certain accounts receivable on the Closing Date, (iv) pay fees and expenses relating to the foregoing, and (v) provide for the working capital needs and other general corporate purposes of Holdings and its Subsidiaries.

(b)        Without limiting the generality of Section 2.21(a) above, neither Borrowers nor the Guarantors intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.22     Defaulting Lender.

(a)        Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.

(b)        (i) Except as otherwise expressly provided for in this Section 2.22, Revolving Advances shall be made pro rata from Revolving Lenders which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding an applicable Revolving Commitment in accordance with their applicable Revolving Commitment Percentages; provided that Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender's benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii)        Fees pursuant to Section 3.3(a) shall cease to accrue in favor of such Defaulting Lender.

(iii)      If any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Revolving Lender becomes a Defaulting Lender, then:

(A)       Defaulting Lender's Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Revolving Lenders in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Revolving Lender plus such Lender's reallocated Participation Commitment in the outstanding Swing Loans plus such Lender's reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B)       if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one (1) Business Day following notice by Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of Issuer, Borrowers' obligations corresponding to such Defaulting Lender's Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C)       if Borrowers cash collateralize any portion of such Defaulting Lender's Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender's Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender's Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D)       if Defaulting Lender's Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Revolving Lenders pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Revolving Lenders in accordance with such reallocation; and

(E)       if all or any portion of such Defaulting Lender's Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender's Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(iv)       so long as any Revolving Lender is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender's Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Revolving Lenders and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clauses (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c)        A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of "Required Lenders", a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage.

(d)        Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)        In the event that Agent, Borrowers, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Revolving Lender, then Participation Commitments of Revolving Lenders (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender's Revolving Commitment, and on such date such Lender shall purchase at par such of  the

Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.

(f)        If Swing Loan Lender or Issuer has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.23     Payment of Obligations. Agent may charge to Borrowers' Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Agent or any Lender pursuant to Section 4.2 or 4.3 and (b) all expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Controlled Accounts as provided for in Section 4.8(h), and (iii) any sums expended by Agent or any Lender due to any Credit Party's failure to perform or comply with its obligations under this Agreement or any Other Document including any Credit Party's obligations under Sections 3.3,  3.4,  4.4,  4.7,  6.4,  6.6,  6.7 and 6.8, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

III.       INTEREST AND FEES.

3.1       Interest. Interest on Advances shall be payable in arrears on the first Business Day of each month with respect to Domestic Rate Loans and, with respect to LIBOR Rate Loans, at (a) the end of each Interest Period, and (b) for LIBOR Rate Loans with an Interest Period in excess of three months, at the end of each three-month period during such Interest Period, provided further that all accrued and unpaid interest shall be due and payable at the end of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate, and (ii) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loans (as applicable, the "Contract Rate"). Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate.  Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Obligations (or, if elected by Agent or the Required Lenders, any portion of the Obligations) shall bear interest at the applicable Contract Rate plus two percent (2%) per annum (the "Default Rate") payable on demand.

3.2       Letter of Credit Fees.

(a)        Borrowers shall pay (x) to Agent, for the ratable benefit of Revolving Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the daily amount available to be drawn of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term, and (y) to Issuer, a fronting fee of one-eighth of one percent (0.125%) per annum times the daily amount available to be drawn of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term. (all of the foregoing fees, the "Letter of Credit Fees"). In addition, Borrowers shall pay to Agent, for the benefit of Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer's prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2%) per annum.

(b)        At any time following the occurrence of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20), Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred three percent (103%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower's behalf and in such Borrower's name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender's possession at any time. Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree (or, in the absence of such agreement, as Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Agent. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement. Borrowers hereby assign, pledge and grant to Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such cash collateral to pay and satisfy such Obligations.

3.3       Facility Fee. If, for any day in each month during the Term, the daily unpaid balance of the sum of Revolving Advances plus Swing Loans plus the Maximum Undrawn Amount of all outstanding Letters of Credit (the "Usage Amount") for each day of such month does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent, for the ratable benefit of Lenders holding the Revolving Commitments based on their Revolving Commitment Percentages, a fee at a rate equal to one-quarter of one percent (0.25%) per annum on the amount by which the Maximum Revolving Advance Amount on such day exceeds such Usage Amount (the "Facility Fee"). Such Facility Fee shall be payable to Agent in arrears on the first Business Day of each month with respect to each day in the previous month.

3.4       Collateral Evaluation Fee and Fee Letter.

(a)        Borrowers shall pay to Agent promptly at the conclusion of any collateral evaluation performed by or for the benefit of Agent (whether such examination is performed by Agent's employees or by a third party retained by Agent), including, without limitation, any field examination, collateral analysis or other business analysis, the need for which is to be determined by Agent and which evaluation is undertaken by Agent or for Agent's benefit, a collateral evaluation fee in an amount equal to $1,250 (or such other amount customarily charged by Agent to its customers, including amounts charged when such collateral evaluations are performed by a third party) per day for each person employed to perform such evaluation (based on an eight (8)

hour day, and subject to adjustment if additional hours are worked), plus a per examination field exam management fee in the amount of $2,500 for new facilities, and $1,500 for recurring examinations (or, in each case, such other amount customarily charged by Agent to its customers), plus all costs and disbursements incurred by Agent in the performance of such examination or analysis, and provided further that if third parties are retained to perform such collateral evaluations, either at the request of another Lender or for extenuating reasons determined by Agent in its sole discretion, then such fees charged by such third parties plus all costs and disbursements incurred by such third party, shall be the responsibility of Borrowers and shall not be subject to the foregoing limits; provided that, after the Closing Date, so long as no Event of Default shall have occurred during a calendar year, Borrowers shall not be obligated to reimburse Agent for more than one (1) field examination in such calendar year.

(b)        Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

(c)        All of the fees and out-of-pocket costs and expenses of any appraisals conducted that are payable by Borrowers pursuant to Section 4.7 shall be paid for when due, in full and without deduction, off-set or counterclaim by Borrowers.

3.5       Computation of Interest and Fees.

(a)        Interest and fees hereunder shall be computed on the basis of a year of three hundred sixty (360) days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

(b)        For purposes of the Interest Act (Canada): (i) whenever any interest or fee under this Agreement is calculated on the basis of a period of time other than a calendar year, such rate used in such calculation, when expressed as an annual rate, is equivalent to (x) such rate, multiplied by (y) the actual number of days in the calendar year in which the period for which such interest or fee is calculated ends, and divided by (z) the number of days in such period of time; (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(c)        Each Canadian Credit Party acknowledges and confirms that:

(i)         clause (b) above satisfies the requirements of Section 4 of the Interest Act (Canada) to the extent it applies to the expression or statement of any interest payable under this Agreement or any Other Documents; and

(ii)       such Canadian Credit Party is able to calculate the yearly rate or percentage of interest payable under this Agreement or any Other Documents based upon the methodology set out in clause (b) above.

3.6       Maximum Charges.

(a)        In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

(b)        If any provision of this Agreement or Other Documents would oblige any Canadian Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of "interest" at a "criminal rate" (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by that Lender of "interest" at a "criminal rate", such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: first, by reducing the amount or rate of interest, and, thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Lender shall have received an amount in excess of the maximum permitted by section 347 of the Criminal Code (Canada), the applicable Canadian Credit Party shall be entitled to obtain reimbursement from such Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to such Canadian Credit Party.

(c)        Any provision of this Agreement that would oblige a Canadian Credit Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Credit Party, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

3.7       Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term "Lender" shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)        subject any Lender to any Taxes (other than (i) Indemnified Taxes and (ii) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(b)        impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)        impose on Agent, Swing Loan Lender, any Lender or Issuer or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender or such Lender or Issuer deems to be material, then, in any case, Borrowers shall promptly pay Agent, Swing Loan Lender, such Lender or Issuer, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be. Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

3.8       Alternate Rate of Interest.

3.8.1.   Interest Rate Inadequate or Unfair.  In the event that Agent or any Lender shall have determined that:

(a)        reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 for any Interest Period; or

(b)        Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan; or

(c)        the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law); or

(d)        the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan,

then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination.  If such notice is given prior to a LIBOR Termination Date (as defined below) or prior to the date on which Section 3.8.2(a)(ii) applies, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 1:00 p.m. Eastern Standard Time two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. Eastern Standard Time two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. Eastern Standard Time two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.8.2.   Successor LIBOR Rate Index.

(a)        If Agent determines (which determination shall be final and conclusive, absent manifest error) that either (i) (A) the circumstances set forth in Section 3.8.1(a) have arisen and are unlikely to be temporary, or (B) the circumstances set forth in Section 3.8.1(a) have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Rate or a Governmental Body having jurisdiction over Agent has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date, a "LIBOR Termination Date"), or (ii) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then Agent may (in consultation with Borrowing Agent) choose a replacement index for the LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index immediately following such replacement will be substantially equivalent to the all-in LIBOR Rate-based interest rate in effect immediately prior to its replacement.

(b)        Agent and Borrowing Agent shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the Other Documents (including, without limitation, Section 16.2), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. Eastern Standard Time on the tenth (10th) Business Day after the date a draft of the amendment is provided to Lenders, unless Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.

(c)        Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then- current market practices for determining and implementing a rate of interest for newly originated loans in the United States of America and loans converted from a LIBOR Rate-based rate to a replacement index-based rate and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LIBOR Rate to the replacement index and (y) yield- or risk-based differences between the LIBOR Rate and the replacement index.

(d)        Until an amendment reflecting a new replacement index in accordance with this Section 3.8.2 is effective, each advance, conversion and renewal of a LIBOR Rate Loan will continue to bear interest with reference to the LIBOR Rate; provided,  however, that if Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all LIBOR Rate Loans shall automatically be converted to Domestic Rate Loans until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(e)        Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero (0), at such times, such index shall be deemed to be zero

(1) for purposes of this Agreement.

3.9       Capital Adequacy.

(a)        In the event that Agent, Swing Loan Lender or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term "Lender" shall include Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Agent, Swing Loan Lender or any Lender and the office or branch where Agent, Swing Loan Lender or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender or any Lender's capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent, Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent's, Swing Loan Lender's and each Lender's policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent, Swing Loan Lender or such Lender such additional amount or amounts as will compensate Agent, Swing Loan Lender or such Lender for such reduction. In determining such amount or amounts, Agent, Swing Loan Lender or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b)        A certificate of Agent, Swing Loan Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent, Swing Loan Lender or such Lender with respect to Section 3.9(a) when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.10     Taxes.

(a)        Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Taxes except to the extent required by Applicable Law; provided that if any Credit Party or Agent shall be required by Applicable Law to deduct any Taxes from such payments, then (i) if the Tax is an Indemnified Tax, the sum payable by the Credit Parties shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) Credit Parties shall make such deductions, and (iii) Credit Parties shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b)        Without duplication of the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)        Credit Parties shall, jointly and severally, indemnify each Recipient within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by, paid on behalf of, or imposed on, such Recipient (or its Affiliates), and any reasonable out-of-pocket expenses arising therefrom or with respect thereto (including reasonable attorneys' and tax advisors' fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Borrowers by any Recipient, or by Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(d)        As soon as practicable after any payment of Indemnified Taxes by any Credit Party to a Governmental Body, such Credit Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)        Any Lender (which, for purposes of this Section 3.10(e) and Section 3.10(f), includes Swing Loan Lender, any Lender, any Issuer or any Participant) that is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder or under any Other Document shall deliver to Borrowing Agent on behalf of Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrowing Agent or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in this Section 3.10(e), the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.10(f)(i), (ii), (iii), (iv) or (v) and in Section 3.10(g)) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender (or its Affiliates) to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or any of its Affiliates or agents. In addition, any Lender, if requested by Borrowers or Agent, shall deliver such documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)        Notwithstanding the submission of documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income Taxes if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Without limiting the generality of the foregoing, in the event that any Borrower is a US Person, any Foreign Lender (or other Lender) shall deliver to Borrowing Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowing Agent or Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:

(i)         two (2) duly completed valid originals of IRS Form W-8BEN-E claiming eligibility for each of the applicable benefits of an income tax treaty to which the United States of America is a party,

(ii)        two (2) duly completed valid originals of IRS Form W-8ECI,

(iii)      in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) two (2) duly completed valid originals of IRS Form W-8BEN-E,

(iv)       any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers to determine the withholding or deduction required to be made,

(v)        to the extent that any Lender (including, for purposes of this Section 3.10, Swing Loan Lender, any Lender, any Issuer, or any Participant) is a US Person, two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender (and, in the case of Form W-9, demonstrating that no U.S. federal backup withholding is required), or

(vi)       to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS

Form W-8BEN-E, a certificate meeting the requirements of Section 3.10(f)(ii) or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.10 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers and Agent in writing of its legal inability to do so.

(g)        If a payment made to a Lender, Swing Loan Lender, Participant, Issuer, or Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Swing Loan Lender, Participant, Issuer, or Agent shall deliver to Agent (in the case of Swing Loan Lender, a Lender, Participant or Issuer) and Borrowing Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by Agent or any Borrower sufficient for Agent and Borrowers to comply with their obligations under FATCA and to determine that Swing Loan Lender, such Lender, Participant, Issuer, or Agent has complied with such applicable reporting requirements. Solely for purposes of this Section 3.10(g), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(h)        If Agent, Swing Loan Lender, a Lender, a Participant or Issuer determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall, subject to Section 11.3, pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of Agent, Swing Loan Lender, such Lender, Participant, or the Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund); provided that Borrowers, upon the request of Agent, Swing Loan Lender, such Lender, Participant, or Issuer, agrees to repay the amount paid over to Borrowers (plus any related penalties, interest or other charges imposed by the relevant Governmental Body) to Agent, Swing Loan Lender, such Lender, Participant or the Issuer in the event Agent, Swing Loan Lender, such Lender, Participant or the Issuer is required to repay such refund to such Governmental Body. This Section 3.10(h) shall not be construed to require Agent, Swing Loan Lender, any Lender, Participant, or Issuer to make available its tax returns (or any other information relating to its Taxes that it deems confidential in good faith) to Borrowers or any other Person or to make any payment under this Section 3.10(h) that would place such Person in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid by the Credit Parties.

3.11    [Intentionally Omitted].

3.12    Replacement  of  Lenders.  If any Lender (an "Affected Lender") (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to

Section 3.7,  3.9 or 3.10, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(h), (c) is a Defaulting Lender, or (d) denies any consent requested by Agent pursuant to Section 16.2(b), Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(h) to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Agent pursuant to Section 16.2(b), as the case may be, by notice in writing to Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender reasonably satisfactory to Agent and Borrowers (the "Replacement Lender"); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender's Advances and its Revolving Commitment Percentage, as provided herein, but none of such non-Affected Lenders shall be under any obligation to do so; or (iii) propose one or more Replacement Lenders. If any Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender's Revolving Commitment Percentage of the outstanding principal amount of Advances and its Revolving Commitments, then such Affected Lender shall assign, in accordance with Section 16.3, all of its Advances and its Revolving Commitments and other rights and obligations under this Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the outstanding principal amount of the Advances so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender on the Advances so assigned.

3.13 Judgment Currency.  If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any Other Document, it becomes necessary to convert into a particular currency (the "Judgment Currency") any amount due under this Agreement or under any Other Document in any currency other than the Judgment Currency (the "Currency Due"), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose "rate of exchange" means the rate at which Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practices. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by Agent of the amount due, Credit Parties will, on the date of receipt by Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by Agent is the amount then due under this Agreement or such Other Document in the Currency Due. If the amount of the Currency Due which Agent is so able to purchase is less than the amount of the Currency Due originally due to it, Credit Parties shall indemnify and save Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the Other Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any Other Document or under any judgment or order.

IV.       COLLATERAL:  GENERAL TERMS

4.1       Security Interest in the Collateral. To secure the prompt payment and performance to Agent, Issuer, Swing Loan Lender and each Lender (and each other holder of any Obligations) of the Obligations, each US Credit Party hereby assigns, pledges and grants to Agent for the ratable benefit of each Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wherever located. Each US Credit Party shall provide Agent with written notice of all commercial tort claims with an individual amount in excess of $1,000,000 promptly upon the occurrence of any events giving rise to any such claim(s) (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of  the claim(s), the events out of which such claim(s) arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such US Credit Party shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each US Credit Party shall provide Agent with notice upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, in each case involving an individual amount in excess of $1,000,000, and at Agent's request shall take such actions as Agent may reasonably request for the perfection of Agent's security interest therein subject to Section 4.2. Notwithstanding anything to the contrary in this Section 4.1, absent the occurrence and continuance of any Event of Default, the US Credit Parties shall only be required to provide the notices required by this Section 4.1 on a quarterly basis in connection with the delivery of a Compliance Certificate with respect to the applicable quarter or year.

4.2       Perfection of Security Interest. Each Credit Party shall take all action that may be necessary or desirable, or that Agent may request in its Permitted Discretion, so as at all times to maintain the validity, perfection, enforceability and priority of Agent's security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder, under any Other Document and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Liens, (ii) using commercially reasonable efforts to obtain Lien Waiver Agreements, (iii) delivering to Agent endorsements of, instruments of assignment as Agent may specify with respect to, and stamping or marking in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents in each case evidencing or forming a part of the Collateral, (iv) using commercially reasonable efforts to enter into warehousing, customs brokers and freight agreements and other custodial arrangements, in each case relating to the Collateral, satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance reasonably satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent's security interest and Lien on the Collateral under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Credit Party hereby authorizes Agent to file against such Credit Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code or the PPSA in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as "all assets" and/or "all personal property" of any Credit Party). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers' Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations. Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, the Credit Parties shall not be obligated to (w) perfect a security interest in (a) any Excluded Deposit Account, (b) motor vehicles and other assets subject to certificates of title with an aggregate fair market value not to exceed $1,000,000 or (c) letter of credit rights (other than those that constitute supporting obligations as to other Collateral) with a value of less than $1,000,000, (x) obtain a Lien Waiver Agreement, estoppel or enter into a warehouse agreement, freight agreement or other custodial agreement, with respect to Collateral in the possession or control of a consignee, bailee, warehouseman, agent or processor that does not have an aggregate value in excess of $1,000,000 at any time (provided that if any Collateral with an aggregate value in excess of $1,000,000 is at any time in the possession or control of any warehouse, bailee, agent or processor, Borrowers shall, upon the request of Agent, use commercially reasonable efforts to obtain such Person's written acknowledgement in form and substance reasonably satisfactory to Agent) or (y) deliver to Agent possession of any items of Collateral with an individual value of less than $1,000,000.

4.3       Preservation of Collateral.  Following the occurrence of an Event of Default and in addition to the rights and remedies set forth in Section 11.1 or any Other Document, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent's interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Credit Party's premises a custodian who shall have full authority to do all acts necessary to protect Agent's interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Credit Party's owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Credit Parties' owned or leased property. Each Credit Party shall cooperate fully with all of Agent's efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent's expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers' Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.4       Ownership and Location of Collateral.

Each Credit Party hereby represents and warrants to Agent and Lenders as follows:

(a)        With respect to the Collateral, at the time the Collateral becomes subject to Agent's security interest: (i) each Credit Party shall be the sole owner of or have rights or an interest in, and be fully authorized and able to sell, transfer, pledge and/or grant a security interest in and perfect a Lien on each and every item of its respective Collateral to Agent, in each case prior and superior in right to any other Person (other than the rights of Persons pursuant to (x) Liens permitted pursuant to clause (z) of the definition of "Permitted Liens" and (y) Permitted Liens having priority by operation of Law); (ii) each document and agreement executed by each Credit Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (iii) all signatures and endorsements of each Credit Party that appear on such documents and agreements shall be genuine and each Credit Party shall have full capacity to execute same; and (iv) except for Equipment and Inventory in transit in the Ordinary Course of Business or items out for refurbishment or repair, each Credit Party's Equipment and Inventory shall be located as set forth on Schedule 4.4(a), or at such other locations as a Credit Party may from time to time notify Agent.

(b)        Schedule 4.4(a) hereto sets forth, for each such Credit Party, (i) the location of its principal place of business, (ii) the location of its chief executive office or its domicile (within the meaning of the Civil Code of Quebec), (iii) any location where its books and records are maintained, (iv) the location of any of its Inventory or Equipment except for Equipment and Inventory in transit in the Ordinary Course of Business or items out for refurbishment or repair, (v) its type of organization, (vi) its jurisdiction of formation, (vii) its state organizational identification number (if any) or comparable identification number (if any), (viii) its U.S. federal tax identification number (if any) and (ix) the location, by state or province and street address, of all Real Property owned or leased by each such Credit Party, identifying which properties are owned and which are leased, together with the names and addresses of any landlords.

4.5       Defense of Agent's and Lenders' Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent's interests in the Collateral shall continue in full force and effect. Each Credit Party shall defend Agent's interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations after the occurrence and during the continuance of an Event of Default, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, each Credit Party shall, upon demand, assemble it in a manner reasonably requested by Agent and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. If an Event of Default has occurred and is continuing, at Agent's request, each Credit Party shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent's order and if they shall come into any Credit Party's possession, they, and each of them, shall be held by such Credit Party in trust, to the extent legally possible, as Agent's trustee, and such Credit Party will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.6       Inspection of Premises. At all reasonable times and from time to time, Agent shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Credit Party's books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Credit Party's business, in each case during normal business hours. Agent and its agents may enter upon any premises of any Credit Party upon reasonable notice at any time during business hours, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Credit Party's business. Borrowers'

obligation to pay fees to Agent in respect of collateral evaluations provided for under this Section 4.6 shall be limited to the extent set forth in Section 3.4(a).

4.7       Appraisals. Agent may, in its Permitted Discretion, at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising Credit Parties' assets. Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Borrowing Agent as to the identity of any such firm. Borrowers shall reimburse Agent for the costs, expenses and charges incurred by Agent in respect of any appraisal; provided, that so long as no Event of Default shall have occurred during a calendar year, Borrowers shall not be obligated to reimburse Agent for (a) more than two (2) appraisals of the Inventory in such calendar year or (b) any real estate appraisals.

4.8       Receivables; Deposit Accounts and Securities Accounts.

(a)        Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Credit Party, or work, labor or services theretofore rendered by a Credit Party as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Credit Party's terms of sale with the Customer, without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Credit Parties to Agent.

(b)        Each Customer, to the best of each Credit Party's knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Credit Party who are not solvent, such Credit Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c)        Each Credit Party's chief executive office is located as set forth on Schedule 4.4(a). Until written notice is given to Agent by Borrowing Agent of any other office at which any Credit Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d)        Credit Parties shall instruct their Customers to deliver all remittances upon Credit Parties' Receivables (whether paid by check or by wire transfer of funds) to such Collection Accounts (and any associated lockboxes) as contemplated by Section 4.8(h). Notwithstanding the foregoing, to the extent any Credit Party directly receives any remittances upon its Receivables (other than in the case of remittances upon Receivables deposited directly to Collection Accounts subject to ), such Credit Party shall, as soon as possible and in any event no later than three (3) Business Days (or one (1) Business Day during any Cash Dominion Period) after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Collection Accounts.

(e)        Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Credit Party any and all checks, drafts and other instruments for the payment of money relating to the Credit Parties' Receivables, and each Credit Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Credit Party hereby constitutes Agent or Agent's designee as such Credit Party's attorney with power (i) at any time: (A) to endorse such Credit Party's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to send verifications of its Receivables to any Customer; (C) to sign such Credit Party's name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect or perfect Agent's interest in the Collateral and to file same; and (D) to receive, open and dispose of all mail addressed to any Credit Party at any post office box/lockbox maintained by Agent for Credit Parties or at any other business premises of Agent; and (ii) at any time following the occurrence and during the continuance of an Event of Default: (A)  to sign such Credit Party's name on any invoice or bill of lading relating to any of such Credit Party's Receivables, drafts against Customers, assignments and verifications  of  such Credit Party's Receivables, (B) to demand payment of any Credit Party's Receivables; (C) to enforce payment of any Credit Party's Receivables by legal proceedings or otherwise; (D) to exercise all of such Credit Party's rights and remedies with respect to the collection of the Receivables and any other Collateral; (E) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew any Credit Party's Receivables; (F) to settle, adjust or compromise any legal proceedings brought to collect any Credit Party's Receivables; (G) to prepare, file and sign such Credit Party's name on a proof of claim in bankruptcy or similar document against any Customer; (H) to prepare, file and sign such Credit Party's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with such Credit Party's Receivables; (I) to accept the return of goods represented by any Credit Party's Receivables; (J) to change the address for delivery of mail addressed to any Credit Party to such address as Agent may designate; and (K) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.

(f)        Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.

(g)        Within ninety (90) days following the Closing Date, Credit Parties shall (i) establish and maintain their primary depository and treasury management relationships and all Collection Accounts with PNC and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their collections and proceeds of Collateral into a Collection Account of a Credit Party (or into a lockbox from which collections received therein are deposited into a Collection Account of a Credit Party). Each Collection Account and each other deposit or securities account of a Credit Party (other than an Excluded Deposit Account) shall constitute a Controlled Account and shall be subject to a deposit account control agreement with the applicable bank, financial or securities intermediary (each, a "Controlled Account Bank") in form and substance reasonably satisfactory to Agent and shall provide (unless Agent otherwise agrees), among other things, that at any time following the occurrence and during the continuance of an Event of Default, (A) the applicable Controlled Account Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Controlled Account without further consent by the applicable Credit Party, (B)  the applicable Controlled Account Bank waives, subordinates or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Controlled Account other than for payment of its service fees and other charges directly related to the administration of such Controlled Account and for returned checks or other items of payment, and (C) with respect to each Collection Account, the applicable Controlled Account Bank will, upon written notice by Agent to the applicable Controlled Bank that an Event of Default has occurred and is continuing (an "Activation Instruction"), the applicable Controlled Bank will forward no less frequently than once per Business Day all amounts in the applicable Collection Account (net of any customary minimum balance as may be required to be maintained in such Collection Account by the depositary bank or as otherwise agreed by Borrowing Agent and Agent) to the appropriate account of Agent for application to the Obligations in accordance with this Agreement (any such period during which an Activation Instruction is in effect and has not been rescinded, a "Cash Dominion Period"). Agent agrees not to issue an Activation Instruction with respect to any Collection Account unless an Event of Default has occurred and is continuing. Agent agrees to use commercially reasonable efforts to promptly rescind an Activation Instruction once no Event of Default has occurred and is continuing.

(h)        No Credit Party will, without Agent's consent, compromise or adjust any of its Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances in the Ordinary Course of Business of such Credit Party.

(i)         All deposit accounts, securities accounts, commodities accounts and investment accounts of each Credit Party and its Subsidiaries as of the Closing Date are set forth on Schedule 4.8(i). No Credit Party shall open any new deposit account, securities account or investment account unless (i) Borrowers shall have given at least thirty (30) days' prior written notice to Agent and (ii) if such account is to be maintained with a bank, depository institution or securities intermediary that is not Agent, such bank, depository institution or securities intermediary, each applicable Credit Party and Agent shall first have entered into an account control agreement in form and substance reasonably satisfactory to Agent sufficient to give Agent "control" (for purposes of Articles 8 and 9 of the Uniform Commercial Code or the PPSA, as applicable) over such account. Notwithstanding anything herein to the contrary, this Section 4.8(i) shall not apply to Excluded Deposit Accounts.

4.9       Inventory. To the extent Inventory held for sale or lease has been produced by any Credit Party, it has been and will be produced by such Credit Party in accordance in all material respects with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder, in each case to the extent applicable, except where the failure to do so would not have a Material Adverse Effect.

4.10     Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, except where the failure to do so would not have a Material Adverse Effect. No Credit Party shall use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation except to the extent such violations would not have a Material Adverse Effect.

4.11     Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Credit Party's agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof unless caused maliciously or with gross (not mere) negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment). Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, shall assume any of any Credit Party's obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Credit Party of any of the terms and conditions thereof.

V.         REPRESENTATIONS AND WARRANTIES.

Each Credit Party represents and warrants as follows as of the Closing Date and as of the time of each request for an Advance (as provided in Sections 16.7(b) and 8.2):

5.1       Organization and Qualification; Power and Authority; Compliance with Laws; Title to Properties; Event of Default.  Each Credit Party and each Subsidiary of each Credit Party (i) is a public limited company, corporation, unlimited liability company, limited partnership, limited liability company or other entity duly organized, validly existing and in good standing (if applicable) under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except in jurisdictions where the failure to be so licensed, qualified or in good standing would not reasonably be expected to cause a Material Adverse Effect, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the Other Documents to which it is a party, to incur the Indebtedness contemplated by this Agreement and the Other Documents and to perform its Obligations under this Agreement and the Other Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance with all Applicable Laws (other than Environmental Laws which are specifically addressed in Section 5.18) in all jurisdictions in which any Credit Party or Subsidiary of any Credit Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Effect and (vi) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens.

5.2       Subsidiaries and Owners; Investment Companies.  Schedule 5.2(b) states the name of each of US Borrower's Subsidiaries, its jurisdiction of organization and the amount, percentage and type of Equity Interests in such Subsidiary (the "Subsidiary Equity Interests"). Each Credit Party and each Subsidiary of a Credit Party has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien, and all such Subsidiary Equity Interests have been validly issued and, in the case of the Equity Interests in US Subsidiaries, are fully paid and nonassessable. None of the Credit Parties or Subsidiaries of any Credit Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control".

5.3       Validity and Binding Effect.  This Agreement and each of the Other Documents (i) has been duly and validly executed and delivered by each Credit Party that is party thereto, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Credit Party which is or will be a party thereto, enforceable against each such Credit Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws relating to or affecting creditors' rights generally or by equitable principles relating to enforceability (whether considered in a proceeding in equity or at law).

5.4       No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or any Other Document by any Credit Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement, articles of association, memorandum of association or other organizational documents of any Credit Party or (ii) any Law or any material agreement (other than the Indenture) or instrument or order, writ, judgment, injunction or decree to which any Credit Party or any Subsidiary of a Credit Party is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Credit Party or any Subsidiary of a Credit Party (other than Liens granted under this Agreement and the Other Documents or Permitted Liens). There is no default under any such material agreement (referred to above) and none of the Credit Parties or any Subsidiary of a Credit Party is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could reasonably be expected to result in a Material Adverse Effect. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Governmental Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement or the Other Documents, other than (i) registration of particulars of Collateral Documents executed by Holdings at Companies House in England and Wales under section 859A of the UK Companies Act and payment of associated fees, (ii) any filing, recording or enrolling or any tax or fee payable in relation to the Collateral Documents which is referred to in any opinion of counsel delivered in connection with this Agreement and which will in each case be made or paid promptly after the date of the relevant Other Document, (iii) those that have been obtained or made and are in full force and effect and (iv) those the failure of which to obtain could not reasonably be expected to result in a Material Adverse Effect.

5.5       Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of US Borrower or any Credit Party, threatened against such Credit Party or any Subsidiary of such Credit Party at law or in equity before any Governmental Body which individually or in the aggregate reasonably could be expected to result in any Material Adverse Effect. None of the Credit Parties or any Subsidiaries of any Credit Party is in violation of any order, writ, injunction or any decree of any Governmental Body which reasonably could be expected to result in any Material Adverse Effect.

5.6       Financial Statements.

(a)        Borrowers have delivered to Agent copies of audited consolidated year- end financial statements of Holdings for and as of the end of each of the three (3) fiscal years ended, respectively, December 31, 2016, December 31, 2017 and December 31, 2018. In addition, Borrowers have delivered to Agent copies of unaudited consolidated interim financial statements of Holdings for the fiscal year to date and as of the end of the fiscal quarter ended March 31, 2019 and as of the end of the fiscal months ended April 30, 2019, May 31, 2019, June 30, 2019, July 31, 2019 and August 31, 2019 (all such annual and interim statements being collectively referred to as the "Statements"). The Statements were compiled from the books and records maintained by the management of Holdings and its Subsidiaries, are complete and fairly represent, in all material respects, the financial condition of Holdings on a Consolidated Basis as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with IFRS consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments and the absence of footnotes.

(b)        None of Holdings, any Credit Party or any Subsidiary of a Credit Party has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of Holdings or any Subsidiary of Holdings which may cause a Material Adverse Effect. Since December 31, 2018, no Material Adverse Effect has occurred.

(c)        [Intentionally Omitted].

(d)        The four (4) fiscal quarter cash flow, income statement and balance sheet projections of Holdings on a Consolidated Basis, copies of which were delivered to Agent prior to the Closing Date (the "Pro Forma Projections") were prepared by Holdings and reviewed by a Responsible Officer, are based on underlying assumptions which provide a reasonable basis for the Pro Forma Projections contained therein and reflect Borrowers' judgment based on present circumstances of the most likely set of conditions and course of action for the projected period (it being understood that the actual results for such periods may differ from the Pro Forma Projections and that such differences may be material).

5.7       Margin Stock.  None of the Credit Parties or any Subsidiaries of any Credit Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Advance has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.

5.8       Senior Debt Status. (a) The commitment of the Revolving Lenders to make Advances and the Advances made, in each case, under this Agreement constitute the "Secured Credit Facility" (as defined in the Indenture) and (b) the Obligations constitute "Senior Indebtedness", "Designated Senior Indebtedness" or any similar designation under and as defined in any agreement governing any Subordinated Indebtedness and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

5.9       Labor Matters. There is (a) no unfair labor practice complaint pending against any Credit Party or any Subsidiary of any Credit Party, or to the best knowledge of US Borrower, threatened against any of them before an ombudsman, works council or other tribunal in any applicable jurisdiction, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Credit Party or any Subsidiary of any Credit Party, or to the best knowledge of US Borrower, threatened against any of them, (b)  no material strike or material work stoppage in existence, or to the best knowledge of US Borrower, threatened involving any Credit Party or any Subsidiary of any Credit Party, and (c) to the best knowledge of US Borrower, no union representation question existing with respect to the employees of any Credit Party or any Subsidiary of any Credit Party and, to the best knowledge of US Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to cause a Material Adverse Effect.

5.10     [Intentionally Omitted].

5.11     Brokers, Etc. Any broker's or finder's fee or commission that is payable with respect to this Agreement or any of the transactions contemplated hereby shall be payable by the applicable Credit Party on or about the Closing Date. Each Borrower hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.12     Full Disclosure. No written information that has been furnished by the Credit Parties or on behalf of Holdings and the Credit Parties to Agent or any Lender in connection with this Agreement or the transactions contemplated hereby, other than information of a general economic or industry specific nature (such written information being referred to herein collectively as the "Information"), including Information provided under any Anti-Terrorism Law or 'know your customer' requirements, contains, as of the date of delivery thereof and when taken as a whole, any material misstatement of fact or omits to state any material fact necessary to  make  the  statements therein not misleading in any material respect, in the light of the circumstances under which they are made; provided,  however, that, with respect to the Pro Forma Projections and any other Information consisting of projections, forecasts, pro forma data, budgets, estimates and other forward-looking statements (herein collectively, the "Projections"), no representation or warranty is made other than that the Projections have been (or, in the case of Projections furnished after the date hereof, will be) prepared in good faith based on assumptions believed by Borrowers to be reasonable at the time of preparation thereof (it being understood that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies, many of which are beyond Borrowers' control, no assurance can be given that any particular Projections will be realized, and actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). There is no fact known to Borrowers that, individually or in the aggregate, could reasonably be expected to cause a Material Adverse Effect which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

5.13     Taxes. All U.S. federal, state, provincial, local, foreign and other Tax returns required to have been filed with respect to each Credit Party and each Subsidiary of each Credit Party have been filed, and payment or adequate provision has been made for the payment of all Taxes which have or may become due pursuant to said returns or to assessments received or with respect to any Other Taxes owing by any Credit Party, except (a) to the extent that such Taxes are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by IFRS shall have been made or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.14     Intellectual Property, Licenses, Etc. Each Credit Party and each Subsidiary of each Credit Party owns, possesses or has the right to use all the material Intellectual Property, License Agreements, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Credit Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others, except where the failure to so own, possess or have such right to use, in the aggregate, could not reasonably be expected to cause a Material Adverse Effect.

5.15     Liens in the Collateral. The Collateral Documents, upon execution and delivery thereof by the parties thereto, will create in favor of Agent for the benefit of the Lenders, a valid and enforceable Lien in the Collateral covered thereby. When the Equity Interests of US Subsidiaries that are Collateral and constitute certificated securities (as defined in the Uniform Commercial Code or the PPSA, as applicable) are delivered to Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Documents will constitute a security interest (subject to Permitted Liens) in all right, title and interest of the Credit Parties in such Collateral in each case prior and superior in right to any other Person (other than the rights of Persons pursuant to (x) Liens permitted pursuant to clause (z) of the definition of "Permitted Liens" and (y) Permitted Liens having priority by operation of law) and (ii) when Uniform Commercial Code or PPSA financing statements in appropriate form are filed in the applicable filing offices promptly following the Closing Date and in any event within any applicable time periods required by Law, the security interests created under the Collateral

Documents will constitute a security interest (subject to Permitted Liens) in all right, title and interest of the Credit Parties in the remaining Collateral to the extent perfection can be obtained by filing Uniform Commercial Code or PPSA financing statements in each case prior and superior in right to any other Person (other than the rights of Persons pursuant to (x) Liens permitted pursuant to clause (z) of the definition of "Permitted Liens" and (y) Permitted Liens having priority by operation of law). All filing fees, related Taxes and other expenses in connection with the perfection of such Liens have been or will be paid by Borrowers.

5.16     Insurance. The properties of each Credit Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide coverages from financially sound insurers that comply with the provisions of Section 6.6.

5.17     Pension Compliance.

(a)        Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Laws and has been operated in substantial compliance with such Laws and the terms of such Plan. Each such Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Plan is so qualified, or such Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the best knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. US Borrower and each member of the Controlled Group have made all required contributions to each such Plan subject to Section 412 or 430 of the Code and each Multiemployer Plan subject to Section 412 and 431 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 or 430 of the Code has been made with respect to any Pension Benefit Plan.

(b)        No Termination Event has occurred or is reasonably expected to occur that could reasonably be expected to give rise to a payment liability of any Credit Party in excess of $2,500,000; (i) no Pension Benefit Plan subject to ERISA has any material unfunded pension liability (i.e., a material excess of benefit liabilities over the current value of that Pension Benefit Plan's assets, determined pursuant to the assumptions used for funding such Pension Benefit Plan for the applicable plan year in accordance with Section 430 of the Code); (ii) neither US Borrower nor any member of the Controlled Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any such Pension Benefit Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither US Borrower nor any member of the Controlled Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; and (iv) neither US Borrower nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(c)        [Intentionally Omitted].

(d)        [Intentionally Omitted].

(e)        As of the Closing Date, no Credit Party nor any Subsidiary of a Credit Party maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Canadian Defined Benefit Plan, nor has any such Person ever maintained, sponsored, administered, contributed or participated in any Canadian Defined Benefit Plan. No Canadian Pension Termination Event has occurred. Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) the Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and any other Applicable Laws which require registration, have been administered in accordance with the Income Tax Act (Canada) and such other Applicable Law and no event has occurred which could cause the loss of such registered status, (ii) all obligations of the Credit Parties and their Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements relating thereto have been performed on a timely basis and (iii) all contributions or premiums required to be made or paid by the Credit Parties and their Subsidiaries to the Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all Applicable Laws. No Lien has arisen, choate or inchoate, in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

5.18     Environmental Matters. Each Credit Party is in compliance with applicable Environmental Laws and, to the knowledge of such Credit Party, is not subject to liability under Environmental Laws, except for such non-compliance, matters and liabilities as could not in the aggregate reasonably be expected to result in a Material Adverse Effect.

5.19     Solvency. The Credit Parties, taken as a whole, are Solvent. The Credit Parties, taken as a whole, are Solvent on the Closing Date after giving effect to the initial Advances made, and the Use of Proceeds contemplated to be made, on the Closing Date.

5.20     Anti-Terrorism Laws. No Covered Entity is a Sanctioned Person.

5.21     [Intentionally Omitted].

5.22     Anti-Corruption Law. Borrowers and each Subsidiary of a Credit Party have conducted their businesses in compliance in all material respects with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.23     [Intentionally Omitted].

5.24     Business of Credit Parties. Upon and after the Closing Date, Credit Parties do not propose to engage in any business other than the mining, production, trading, distribution and sale of coal, metal alloys and other metallic products and other activities necessary to conduct the foregoing.

5.25     Ineligible Securities. Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.

5.26     Commercial Tort Claims. As of the Closing Date, no Credit Party has any commercial tort claims with an individual value in excess of $1,000,000, except as set forth on Schedule 5.26 hereto.

5.27     Letter of Credit Rights.  As of the Closing Date, no Credit Party has any letter of credit rights with an individual value in excess of $1,000,000 except as set forth on Schedule

5.27 hereto.

5.28     Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Agent and Lenders for each Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. Borrowers acknowledge and agree that the Certificate of Beneficial Ownership is one of the Other Documents.

VI.       AFFIRMATIVE COVENANTS.

Each Credit Party shall:

6.1       Compliance with Laws. Comply, and cause each of its Subsidiaries to comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Credit Party's or such Subsidiary's business the non-compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.2       Maintenance of Existence. (a) Keep in full force and effect its existence (except as otherwise expressly permitted under Section 7.6); (b) cause its Subsidiaries to keep, in full force and effect its existence (except as otherwise expressly permitted under Section 7.6 or where the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect) and (c) make, and cause each of its Subsidiaries to make, all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under Applicable Laws where the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.3       Books and Records. Keep, and cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, IFRS consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.

6.4       Payment of Taxes. Pay, and cause each of its Subsidiaries to pay, when due, all Taxes levied or assessed upon such Credit Party or its Subsidiaries, as applicable, or any of the Collateral, except where the same are being Properly Contested or the failure to make such payment could not reasonably be expected to result in a liability to any Credit Party or any of its Subsidiaries in excess of $1,000,000 individually or in the aggregate. If any Tax is or may be imposed on or as a result of any transaction between any Credit Party and Agent or any Lender that Agent or any Lender may be required to withhold or pay (and for which a Credit Party or any of its Subsidiaries is liable under Applicable Law), or if any Taxes for which a Credit Party or any of its Subsidiaries is liable under Applicable Law remain unpaid after the date fixed for their payment and, in Agent's reasonable opinion, such unpaid Taxes are reasonably likely to result in a valid Lien on the Collateral (other than a Permitted Liens), in each case, except for Taxes being Properly Contested, Agent may, without notice to the Credit Parties, make a Protective Advance as provided in Section 16.2(f) to pay the Taxes.

6.5       [Intentionally Omitted].

6.6       Insurance.

(a)         (i) Keep, and cause each of its Subsidiaries to keep, all its insurable properties and properties in which such Credit Party or such Subsidiary has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Credit Party's or such Subsidiary's, including business interruption insurance; (ii) maintain, and cause each of its Subsidiaries to maintain, a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Credit Party or such Subsidiary insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Credit Party or such Subsidiary either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain, and cause each of its Subsidiaries to maintain, public and product liability insurance against claims for personal injury, death or property damage suffered by others for such amounts, as is customary in the case of companies engaged in businesses similar to such Credit Party's or such Subsidiary's; (iv) maintain, and cause each of its Subsidiaries to maintain, all such worker's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Credit Party or such Subsidiary is engaged in business; and (v) furnish Agent with (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) with respect to each policy covering business interruption insurance or any of the Collateral, appropriate endorsements (including loss payable endorsements) or assignments in form and substance reasonably satisfactory to Agent, naming Agent as an additional insured and Agent as lender loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (iii) above, and providing (I) that all proceeds thereunder shall be payable to Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice (or in the case of a payment default, ten (10) days prior written notice) is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Credit Party or Subsidiary to make payment for such loss to Agent and not to such Credit Party (or such Subsidiary) and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Credit Party (or any Subsidiary) and Agent jointly, Agent may endorse such Credit Party's (or such Subsidiary's) name thereon and do such other things as Agent may deem advisable to reduce the same to cash.

(b)        To the extent the Obligations are secured by any interest in Real Property, each Credit Party shall, and shall cause each of its Subsidiaries to, take all actions required under the Flood Laws and/or reasonably requested by Agent to assist each Lender in its compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address, as applicable, of each structure on any real property that will be subject to a Mortgage in favor of Agent, for the benefit of the Secured Parties, and, to the extent required under Flood Laws, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming subject to a Mortgage in favor of Agent, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(c)        If an Event of Default has occurred and is continuing, Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i) and 6.6(b) above. Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by Applicable Law. If any Credit Party, or any of its Subsidiaries, fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance (and will provide Borrowing Agent with prompt notice that it has obtained such insurance) and pay the premium therefor on behalf of such Credit Party or such Subsidiary, which payments shall be charged to Borrowers' Account and constitute part of the Obligations.

6.7       Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy, and cause each of its Subsidiaries to pay, discharge or otherwise satisfy, (a) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (b) when due its rental obligations under all leases under which it is a tenant, except when the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect, in each case, except when the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.8       Environmental Matters.

(a)        Ensure, and take reasonable efforts to cause each of its Subsidiaries to ensure, that the Real Property and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws and manage, to the extent such entity is required by Environmental Law or any lease, any and all Hazardous Materials on any Real Property in compliance with Environmental Laws, except in each case to the extent any non-compliance, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect.

(b)        Except as, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect, respond promptly, and take reasonable efforts to cause each of its Subsidiaries to respond promptly, to any Hazardous Discharge or Environmental Complaint and take all action required by Environmental Law in order to safeguard the health of any Person and to avoid subjecting the Collateral to any Lien (other than Permitted Liens). If any Credit Party or any of its Subsidiaries shall fail to comply with the terms of the foregoing sentence or the terms of Section 6.8(a) herein, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent's interest in the Collateral: (i) give such notices or (ii) enter onto (or authorize third parties to enter onto) any Real Property subject to a Mortgage and take such actions (provided such actions are required by Environmental Law, are conducted in compliance with all applicable Environmental Laws and do not interfere with any existing cleanup, institutional or engineering control) as Agent (or such third parties as directed by Agent) reasonably deem necessary or advisable, to remediate, remove, mitigate or otherwise manage any such Hazardous Discharge or Environmental Complaint, to the extent necessary to prevent such noncompliance, Hazardous Discharge or Environmental Complaint from causing a Material Adverse Effect. All reasonable out-of-pocket costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Credit Party.

(c)        During the continuance of any Hazardous Discharge that results in a Default or Event of Default, the Credit Parties shall, promptly upon the reasonable written request of Required Lenders, provide Agent, at the Credit Parties' expense, with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Required Lenders, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with any required abatement, remediation and removal of any Hazardous Materials found on, under, at or within the Real Property resulting from the Hazardous Discharge. Any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be reasonably acceptable to Agent. If such estimates, individually or in the aggregate exceed $1,000,000, Agent shall have the right to require the Credit Parties to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

6.9       Standards of Financial Statements. Cause all financial statements referred to in Section 9.7 as to which IFRS is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes) and to be prepared in reasonable detail and in accordance with IFRS applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).

6.10     [Intentionally Omitted].

6.11     Execution of Supplemental Instruments. Execute and deliver to Agent, from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect. Without limiting the foregoing, Credit Parties shall take such actions as are necessary or as Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations are secured by all of the Equity Interests of each Borrower and substantially all of the Collateral of Borrowers and each Credit Party and guaranteed by each applicable Subsidiary of any Credit Party, in each case as required by Section 7.9.

6.12     [Intentionally Omitted].

6.13     Government Receivables. Take all steps reasonably necessary to protect Agent's interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code, the PPSA and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Credit Party and the United States of America, any state or any department, agency or instrumentality of any of them.

6.14     [Intentionally Omitted].

6.15     Keepwell. If it is a Qualified ECP Credit Party, then jointly and severally, together with each other Qualified ECP Credit Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection) and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party's obligations under this Agreement or any Other Document in respect of Swap Obligations; (provided,  however, that each Qualified ECP Credit Party shall only be liable under this Section 6.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.15, or otherwise under this Agreement or any Other Document, voidable under Applicable Law, including Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Credit Party under this Section 6.15 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents. Each Qualified ECP Credit Party intends that this Section 6.15 constitute, and this Section 6.15 shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18(A)(v)(II) of the CEA.

6.16     Certificate of Beneficial Ownership and Other Additional Information. Provide to Agent and Lenders: (i) upon request, confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to Agent and Lenders; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with Applicable

Laws (including, without limitation, the USA Patriot Act and other "know your customer" and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender to comply therewith.

VII.      NEGATIVE COVENANTS.

7.1       Indebtedness.  Each of the Credit Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(a)        Indebtedness under this Agreement and the Other Documents;

(b)        Indebtedness outstanding on the Closing Date as set forth on Schedule 7.1 and any Permitted Refinancings thereof;

(c)        Indebtedness incurred with respect to Capital Lease Obligations, Synthetic Lease Obligations and other Purchase Money Security Interests as and to the extent permitted under Section 7.14 so long as the aggregate principal amount of all of the foregoing does not in the aggregate exceed the amount permitted pursuant to clause (h) of the definition of Permitted Liens;

(d)        Indebtedness consisting of Permitted Intercompany Investments;

(e)        any (i) Lender Provided Interest Rate Hedge, (ii) Lender Provided Foreign Currency Hedge or (ii) other Interest Rate Hedge or Foreign Currency Hedge approved by Agent; provided,  however, the Credit Parties shall enter into an Interest Rate Hedge or Foreign Currency Hedge only for hedging (rather than speculative) purposes;

(f)        Indebtedness consisting of Cash Management Liabilities in the Ordinary Course of Business;

(g)        endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the Ordinary Course of Business;

(h)        Indebtedness owing to employees in connection with a non-qualified benefit plan incurred in the Ordinary Course of Business;

(i)         Indebtedness consisting of the financing of insurance premiums incurred in the Ordinary Course of Business;

(j)         Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers' compensation claims, in each case incurred in the Ordinary Course of Business, and reimbursement obligations in respect of any of the foregoing (including in respect of letters of credit issued in support of any of the foregoing), so long as, with respect to all Indebtedness described in this clause (j), such Indebtedness is not more than sixty (60) days past due;

(k)        Indebtedness arising under the 2022 Notes, and guaranties in respect thereof (and any Permitted Refinancing thereof), in an aggregate principal amount not to exceed

$350,000,000 at any time outstanding plus, in the case of a Permitted Refinancing of the 2022 Notes, the sum of (x) any original issue discount in connection with such Permitted Refinancing and (y) the aggregate amount of any other related fees, underwriting discounts, premiums and other costs and expenses incurred in connection with any such Permitted Refinancing not to exceed, in the case of this clause (y), $10,000,000 in the aggregate;

(l)         Indebtedness in an aggregate outstanding principal amount which, when taken together with any Permitted Refinancing in respect thereof and the principal amount of all other Indebtedness incurred pursuant to this clause (l) and then outstanding, will not exceed $30,000,000; provided that all such Indebtedness incurred pursuant to this clause (l) is (i) incurred by a Joint Venture; (ii) is not guaranteed, in whole or in part, by any Credit Party or any Subsidiary of a Credit Party (other than the Joint Venture); (iii) is without recourse to, and does not obligate, the Credit Parties or any Subsidiary of the Credit Parties (other than the Joint Venture) in any way; and (iv) does not subject any property or asset of the Credit Parties or any Subsidiary of the Credit Parties (other than the Joint Venture) to the satisfaction thereof, directly or indirectly, contingently or otherwise, except, with respect to the foregoing clause (iii) and clause (iv), in connection with and for (A) Liens on the Equity Interests of the Joint Venture or (B) the ability to be converted into or exchanged for Equity Interests of the Joint Venture;

(m)       Indebtedness of any Person assumed or acquired in connection with a Permitted Acquisition (or any other acquisition of property constituting a business or a division or line of business or of a Subsidiary permitted under this Agreement) that existed on the date of such Permitted Acquisition (and Permitted Refinancings thereof) in an aggregate amount not to exceed $10,000,000 at any time outstanding; provided that such Indebtedness is not created in anticipation of such Permitted Acquisition (or other acquisition);

(n)        Indebtedness incurred pursuant to an Investment permitted by Section 7.4, excluding Indebtedness described in clause (m) above;

(o)        Indebtedness incurred in favor of Agent, any Issuing Bank, and any counterparty in respect of any Lender Provided Interest Rate Hedge, Lender Provided Foreign Currency Hedge or other Interest Rate Hedge or Foreign Currency Hedge approved by Agent pursuant to any cash collateral arrangement;

(p)        (i) other term loan Indebtedness of any Credit Party in an aggregate amount not to exceed $125,000,000; provided, that (A) such Indebtedness is not guaranteed by any Subsidiary of a Credit Party that is not itself a Credit Party, (B) such Indebtedness is not secured by Liens on any assets of any Credit Party or any Subsidiary of any Credit Party other than (x) the Collateral (or assets that, substantially concurrently with the incurrence of such Indebtedness, become Collateral on which a Lien is granted to Agent pursuant to a Collateral Document) and/or (y) fee-owned real property and related appurtenant rights and fixtures and the proceeds thereof, (C) (x) if such Indebtedness is secured by any Liens on Collateral, the administrative agent, collateral agent and/or any similar representative acting on behalf of the holders of such Indebtedness shall have become party to a Permitted Intercreditor Agreement, providing that the Liens on the ABL Priority Collateral securing such Indebtedness shall rank junior in priority to the Liens on the ABL Priority Collateral securing the Obligations and (y) if such Indebtedness is secured by any Liens on any fee-owned real property or related appurtenant rights and fixtures on which any Inventory of the Credit Parties is located, the administrative agent, collateral agent and/or any similar representative acting on behalf of the holders of such Indebtedness shall have become party to a Bailee Waiver, (D) the final scheduled maturity of any such Indebtedness shall not be earlier than the Maturity Date (and such scheduled maturity may include a springing mechanic consistent with clause (ii) of the definition of "Maturity Date"), and (E) the terms and conditions of such Indebtedness are otherwise reasonably satisfactory to Agent, and (ii) Permitted Refinancing Indebtedness in respect of indebtedness incurred pursuant to clause (i); and

(q)        other unsecured Indebtedness in an aggregate amount not to exceed $6,000,000 at any time outstanding.

7.2       Liens; Lien Covenants. Each of the Credit Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

7.3       [Intentionally Omitted].

7.4       Loans, Guaranties and Investments. Each of the Credit Parties shall not, and shall not permit any of its Subsidiaries to, make any loan or advance to, guaranty or pledge collateral to secure any Indebtedness or other obligation of; or purchase or acquire any Equity Interests, bonds, notes or securities of, or any other investment or interest in, a Person, or make any capital contribution to, any other Person; or acquire assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) a Person (for the purposes of this Section 7.4, each and all of the foregoing being an "Investment"), except the following:

(a)        deposits, prepayments and extensions of trade credit on usual and customary terms in the Ordinary Course of Business;

(b)        advances to employees, officers and directors to meet expenses incurred by such employees in the Ordinary Course of Business and other advances in respect of customary indemnification obligations owed to employees, officers and directors;

(c)        Permitted Investments;

(d)        Investments in Cash;

(e)        Investments of the Credit Parties and their Subsidiaries existing on the Closing Date and set forth on Schedule 7.4;

(f)        Capital Expenditures to the extent permitted under this Agreement;

(g)        additional Investments after the Closing Date in respect of which a binding agreement has been entered into as of the Closing Date to the extent described in Schedule 7.4 hereto and incremental Investments contemplated in connection therewith and any extension or renewal thereof; provided that any additional Investments made with respect thereto shall be permitted only to the extent such Investments are described on Schedule 7.4 or made in accordance with the other provisions of this Section 7.4;

(h)        Permitted Acquisitions;

(i)         Investments in the form of agreements for Foreign Currency Hedges or Interest Rate Hedges entered into in the Ordinary Course of Business and not for speculative purposes;

(j)         Investments consisting of promissory notes and other non-cash consideration received in connection with any Asset Sale permitted by Section 7.7;

(k)        Investments in connection with the full or partial satisfaction, settlement or enforcement of Indebtedness or claims or other obligations due or owing to any Credit Party or any of its Subsidiaries or as security for any such Indebtedness or claim;

(l)         (i) Permitted Intercompany Investments and (ii) Investments by Subsidiaries of Holdings that are not Credit Parties in the Credit Parties and in other Subsidiaries of Holdings that are not Credit Parties; and

(m)       Investments in Joint Ventures so long as, on the date on which each such Investment is made, the Payment Conditions are satisfied;

(n)        Investments owned by a Person at the time such Person is acquired pursuant to a Permitted Acquisition and not acquired by such Person in contemplation of such Permitted Acquisition;

(o)        loans or advances made by any Credit Party or any Subsidiary of a Credit Party to such Credit Party's or such Subsidiary's employees on an arms-length basis in the Ordinary Course of Business, up to a maximum of $50,000 to any employee at any one time outstanding and up to a maximum of $250,000 in the aggregate as to all loans and advances under this clause (o) at any one time outstanding;

(p)        loans or advances outstanding as of the Closing Date and made by any Credit Party or any Subsidiary of a Credit Party to Holdings and any Subsidiary of Holdings that is not a Credit Party pursuant to the agreements set forth on Schedule 7.8(a); and

(q)        any transaction permitted by Section 7.5,  7.6 or 7.7, in each case to the extent also constituting an Investment.

By way of clarification and not limitation, this Section's use of the words "pledge collateral to secure" is intended to address only any such pledge given secure Indebtedness or other obligations of another Person and is not intended to impair the availability to the Credit Parties and their Subsidiaries of Liens otherwise permitted under Section 7.2.

7.5       Restricted Payments. Each of the Credit Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any Restricted Payment, except:

(a)        dividends payable solely in shares of any class of Equity Interests (or of common stock) to the holders of such class of Equity Interests;

(b)        Restricted Payments (i) between and among the Credit Parties and (ii) from a Subsidiary of a Credit Party that is not a Credit Party to a Credit Party;

(c)        Restricted Payments to Holdings (i) in an amount equal to scheduled interest allocated to the 2022 Notes (and any Permitted Refinancing thereof) issued by US Borrower or any other Credit Party and payments of fees, expenses and indemnification obligations as and when due in respect of the 2022 Notes (and any Permitted Refinancing thereof) and (ii) with respect to any taxable period, an amount necessary to permit Holdings to pay any consolidated, combined, unitary or similar Taxes that are due and payable by Holdings for such taxable period that are attributable to the income of the Credit Parties and its Subsidiaries (determined as if the Credit Parties and its Subsidiaries were a stand-alone corporation and taxpayer);

(d)        the repurchase, redemption, defeasance, retirement or acquisition for value of, or payment of principal of, and payment of accrued and unpaid interest on, any portion of the 2022 Notes in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares), or in an amount not in excess of the net cash proceeds of a substantially concurrently issuance and sale of, any Permitted Refinancing Indebtedness of the 2022 Notes;

(e)        US Borrower may redeem, defease or satisfy and discharge the 2022 Notes at any time together with Holdings, and deliver any notices in respect thereof pursuant to the Indenture together with Holdings, in each case to the extent that US Borrower makes no Restricted Payment, intercompany loan or advance to or Investment in Holdings, and no payment to the trustee, in respect of the 2022 Notes or the holders of the 2022 Notes in respect of such redemption, defeasance or satisfaction and discharge, in connection therewith (in each case, other than in an amount no greater than the amount of such Restricted Payments permitted by another clause of this Section 7.5 or such Investments permitted by Section 7.4);

(f)        Restricted Payments made by the US Borrower to Holdings on the Closing Date in an amount equal to the Advances made on the Closing Date for use by Holdings in accordance with Section 2.21(a) on or about the Closing Date (minus the amount of any Investment made by US Borrower in Holdings pursuant to clause (d) of the definition of "Permitted Intercompany Investments"; and

(g)        other Restricted Payments, so long as, on the date on which each such Restricted Payment is made, the Payment Conditions are satisfied.

The Credit Parties and their Subsidiaries shall not amend, or enter into a Permitted Refinancing of, the 2022 Notes or the 2022 Indenture or any agreement evidencing or governing its other unsecured Indebtedness outstanding on the Closing Date if the effect of such amendment is to change, to an earlier date, any date upon which a payment of principal is due thereon or amend any provision thereof if the effect of such amendment is to require any such principal to be redeemed, prepaid or defeased, or permit the maturity of such principal to be accelerated, on an earlier date or by reason of the occurrence or existence of any event or condition not theretofore specified.

7.6       Liquidations, Mergers, Consolidations. Each of the Credit Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger, amalgamation or consolidation (including pursuant to any LLC Division), except that:

(a)        any Person may merge or consolidate with any Credit Party in connection with a Permitted Acquisition in which a Credit Party shall be the continuing or surviving Person and:

(i)         immediately after giving effect to the consummation of such merger, amalgamation or consolidation the representations, warranties of the Credit Parties under Section 5 shall be true and correct in all material respects, as though made at and as of such time, unless expressly made as of a prior date (in which case such representations and warranties shall have been true and correct in all material respects as of such prior date); provided that any representation and warranty that is qualified as to materiality, "Material Adverse Effect" or similar language shall be true and correct (after giving effect to any qualification therein) in all respects as of such respective dates;

(ii)       the holders of the applicable Credit Party's issued and outstanding Equity Interests (both economic and voting) immediately before the consummation of such merger, amalgamation or consolidation shall own not less than one-hundred percent (100%) of applicable Credit Party's issued and outstanding Equity Interests (both economic and voting) immediately after the consummation of such merger, amalgamation or consolidation;

(iii)      the Credit Parties shall have delivered to Agent true and complete copies of all material documents relating to such merger, amalgamation or consolidation at least five (5) Business Days prior to the consummation thereof;

(iv)       the Credit Parties shall have delivered to Agent a certificate signed by a Responsible Officer dated as of the date on which the such merger or consolidation is consummated confirming that the requirements of clauses (i), (ii) and (iii) above, are satisfied; and

(v)        the Credit Parties shall, within sixty (60) days (or such longer period as agreed to by Agent in writing in its sole discretion) after the consummation of such merger, amalgamation or consolidation, execute and deliver to Agent such Collateral Documents, and cause to be made such filings and taken such other actions, as Agent may reasonably request to create and perfect a Lien in favor of Agent (or, if applicable, a security trustee) for the benefit of the Lenders in the applicable property acquired by the Credit Parties in such merger, amalgamation or consolidation; provided that (A) the acquired property so encumbered shall be limited to the kind and type of property pledged as Collateral by the Credit Parties on the Closing Date, and (B) if such property is Equity Interests of a Subsidiary, the provisions of Section 7.9 shall apply;

(b)        any Person (other than a Borrower) may merge, amalgamate or consolidate with any Subsidiary of a Borrower in a transaction in which the surviving entity is a Subsidiary of a Borrower (and, if any party to such merger, amalgamation or consolidation is a Credit Party, is a Credit Party);

(c)        any Subsidiary of a Borrower may merge, amalgamate or consolidate with any Person (other than a Borrower) in a transaction permitted under Section 7.7 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary of a Borrower; and

(d)        any Subsidiary of any Credit Party that is itself not a Credit Party may liquidate or dissolve if Borrowing Agent determines in good faith that such liquidation or dissolution is in the best interests of the Credit Parties and is not materially disadvantageous to the Lenders;

in each case, provided that (i) no Event of Default shall exist immediately prior to, and after giving effect to, any such dissolution, liquidation, winding-up, merger, amalgamation or consolidation and (ii) any such merger, amalgamation or consolidation involving a Person that is not a Wholly Owned Subsidiary of a Credit Party immediately prior thereto shall not be permitted unless it is also permitted under Section 7.4.

7.7       Dispositions of Assets or Subsidiaries. Each of the Credit Parties shall not, and shall not permit any of its Subsidiaries to cause or permit an Asset Sale or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including pursuant to an LLC Division or other sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of any Equity Interests of a Subsidiary of such Credit Party), except:

(a)        transactions involving the sale of Inventory in the Ordinary Course of Business;

(b)        any sale, transfer or lease of used, obsolete, worn out or surplus assets in the Ordinary Course of Business in an aggregate amount not to exceed $6,000,000 in any fiscal year;

(c)        any sale, transfer or lease of assets by (i) a Credit Party to (A) a Credit Party or (B) Holdings or any Subsidiary of Holdings that is not a Credit Party so long as, on the date on which each such sale, transfer or lease of assets is made, the Payment Conditions are satisfied and (ii) a Subsidiary of a Credit Party that is not itself a Credit Party to a Credit Party;

(d)        licenses of Intellectual Property of any Credit Party or any Subsidiary of a Credit Party in the Ordinary Course of Business (i) between or among Holdings, the Credit Parties and the Subsidiaries of Holdings and (i) to Joint Ventures;

(e)        leases of owned Real Property and subleases of leased Real Property, in each case, in the Ordinary Course of Business and not interfering in any material respect with the operations of the Credit Parties and their Subsidiaries taken as a whole;

(f)        the Credit Parties and their Subsidiaries may transfer or dispose of assets and property (other than Receivables and Inventory except to the extent transferred indirectly in an Asset Sale of the type described in clause (a) or (b) of the definition of "Asset Sale") not in excess of $11,750,000 in any fiscal year; provided that, as to all Asset Sales under this clause (f),

(1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (as determined in good faith by the Borrowing Agent) and (2) no Event of Default shall have occurred or be continuing after giving effect thereto;

(g)        in order to resolve disputes that occur in the Ordinary Course of Business, the sale, transfer, disposition, discount or compromise for less than the face value thereof, notes or Receivables;

(h)        the sale or disposition of Equity Interests of any Subsidiary of a Credit Party that is not itself a Credit Party in order to qualify members of the board of directors (or equivalent body otherwise named) of such Subsidiary if required by Applicable Law;

(i)        the sale or other disposition of Permitted Investments for fair value;

(j)        the sale or other disposition of specific items of Equipment, so long as the purpose of such sale or disposition is to acquire replacement items of like-kind Equipment or other equipment used or useful in the conduct of the business of any Credit Party or any of its Subsidiaries;

(k)        leases, assignments and licenses of personal property (other than Receivables and Inventory) in the Ordinary Course of Business;

(l)        dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Credit Party or any of its Subsidiaries;

(m)      dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements;

(n)       the disposition or sale of any assets acquired in connection with any Permitted Acquisition in contemplation that such assets would be sold to a third party; provided, that, (i) such assets are sold for consideration not less than the value attributed to such assets in the calculation of the aggregate consideration for such Permitted Acquisition and (ii) such disposition or sale occurs within one (1) year of the consummation of such Permitted Acquisition;

(o)        any merger, amalgamation, consolidation, winding up, liquidation or dissolution permitted pursuant to Section 7.6, or any transaction permitted pursuant to Section

7.4 or Section 7.15;

(p)        (i) any sale of Permitted Investments in the Ordinary Course of Business or (ii) sales, assignments, discounts, transfers or dispositions of accounts or notes (including for less than the face value thereof) in the Ordinary Course of Business for purposes of compromise or collections; provided that, in the case of clauses (i), the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (as determined in good faith by the Borrowing Agent);

(q)       any sale, transfer or other disposition of Receivables or Inventory in an aggregate amount not to exceed $500,000 in any fiscal year; and

(r)        any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (a) through (q) above, which is approved by Agent.

7.8       Affiliate Transactions. Each of the Credit Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Credit Party (including purchasing property or services from or selling property or services to any Affiliate of any Credit Party or other Person) unless such transaction is not otherwise prohibited by this Agreement and is entered into in the Ordinary Course of Business upon arm's-length terms; provided that the foregoing restrictions shall not apply to (i) any transaction between or among the Credit Parties, (ii) any transaction between or among any of the Credit Parties' Subsidiaries that are not Credit Parties, (iii) Restricted Payments permitted by Section 7.5, (iv) transactions made in the Ordinary Course of Business and pursuant to the arrangements and in amounts not to exceed the amounts set forth on Schedule 7.8(b), and (v) transactions otherwise expressly permitted by this Agreement.

7.9       Subsidiaries, Partnerships and Joint Ventures.

(a)        Each of the Credit Parties shall not, and shall not permit any of its Subsidiaries to create directly or indirectly any Subsidiaries other than as permitted under Section 7.4. Each US Subsidiary or Canadian Subsidiary that is a Material Subsidiary formed or acquired by a Credit Party after the Closing Date shall, no later than sixty (60) days (or such longer period as agreed to by Agent in writing in its sole discretion) after its formation or acquisition, join this Agreement as a Credit Party by delivering to Agent (i) a signed Credit Party Joinder modified as appropriate; (ii) documents in the forms described in Section 8.1 modified as appropriate; and (iii) Collateral Documents necessary to grant and perfect a Lien (subject to Permitted Liens) in favor of Agent, for the benefit of the Lenders in the applicable property of such Subsidiary (which, for the avoidance of doubt, shall be limited to the kind and type of property pledged as Collateral on the Closing Date) in each case prior and superior in right to any other Person (other than the rights of Persons pursuant to (x) Liens permitted pursuant to clause (z) of the definition of "Permitted Liens" and (y) Permitted Liens having priority by operation of Law). Each Credit Party creating or acquiring a Subsidiary shall grant and perfect a Lien (subject to Permitted Liens) to Agent, for the benefit of the Lenders in the Equity Interests of such Subsidiary (excluding any Equity Interests to the extent constituting Excluded Property) in each case prior and superior in right to any other Person (other than the rights of Persons pursuant to (x) Liens permitted pursuant to clause (z) of the definition of "Permitted Liens" and (y) Permitted Liens having priority by operation of Law).

(b) Each of the Credit Parties shall not become or agree to become a party to a Joint Venture, except as permitted under Section 7.4.

7.10     Continuation of or Change in Business. Each of the Credit Parties shall not, and shall not permit any of its Subsidiaries to, engage in any businesses other than the respective businesses thereof as of the Closing Date and any similar, ancillary or related businesses.

7.11     Fiscal Year. The Credit Parties shall not, and shall not permit any Subsidiary of any Credit Party to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

7.12     [Intentionally Omitted].

7.13     Changes in Organizational Documents. Each of the Credit Parties shall not, and shall not permit any of its Subsidiaries to, amend its certificate of incorporation (including any provisions or resolutions relating to Equity Interests), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement, articles of association, memorandum of association or other organizational documents in any respect materially adverse to the interest of the Lenders (it being understood that any legal name change shall be deemed to be materially adverse to the interest of the Lenders) without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld, conditioned or delayed). No Credit Party shall, or shall permit any Subsidiary, to change its jurisdiction of formation or its organizational form or its chief executive office or its domicile (within the meaning of the Civil Code of Québec) without thirty (30) days' prior written notice to Agent.

7.14     Capital Expenditures and Leases. The Credit Parties shall not permit aggregate payments on account of Capital Expenditures by the Credit Parties and their Subsidiaries on a consolidated basis to exceed $39,375,000 in any fiscal year; provided that, (i) unused permitted Capital Expenditure amounts for a fiscal year may be rolled-over only into the immediately following fiscal year and (ii) each fiscal year's permitted amount set forth in, as applicable clause

(a)  or clause (b) shall be used first before any roll-over amount is used, such that a roll-over amount shall not be used to increase the roll-over amount in any future year.

7.15     Sale and Leaseback Transactions. Each of the Credit Parties shall not, and shall not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a "Sale and Leaseback Transaction"), unless (a) the sale or transfer of the property thereunder is permitted under Section 7.7, (b) any Indebtedness with respect to Capital Lease Obligations or Synthetic Lease Obligations arising in connection therewith is permitted under Section 7.1 and (c) any Liens arising in connection therewith are permitted under Section 7.2.

7.16     Minimum Covenant Liquidity. The Credit Parties shall not permit Covenant Liquidity to be less than $32,500,000 at any time; provided, that (i) no less than $22,500,000 of such Covenant Liquidity shall consist of Qualified Restricted Cash and (ii) no less than $10,000,000 of such Covenant Liquidity shall consist of Undrawn Availability.

7.17     [Intentionally Omitted].

7.18     [Intentionally Omitted].

7.19     Limitation on Negative Pledges. Each of the Credit Parties shall not, and shall not permit any Subsidiary, to enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of such Credit Party or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations, other than (a) this Agreement and the Other Documents, (b) with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a disposition of assets permitted under this Agreement of all or substantially all of the equity interests or assets of such Subsidiary, (c) any agreements governing any Capital Lease Obligations, Synthetic Lease Obligations or other Purchase Money Security Interests otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) any agreements governing any Indebtedness permitted under this Agreement and existing on the Closing Date, as such agreements provide on the Closing Date, (e) customary provisions restricting assignment of any licensing agreement (in which a Credit Party or its Subsidiaries are the licensee) with respect to a contract entered into by a Credit Party or its Subsidiaries in the Ordinary Course of Business, (f) customary provisions restricting subletting, sublicensing or assignment of any Intellectual Property license or any lease governing any leasehold interests of a Credit Party and its Subsidiaries and (g) Permitted Non- ABL Indebtedness Documents in accordance with the Permitted Intercreditor Agreement.

VIII.    CONDITIONS PRECEDENT.

8.1       Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lenders in writing, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a)        Note. Agent shall have received the Notes duly executed and delivered by an authorized officer of each Borrower;

(b)        Agreement; Other Documents. Agent shall have received an executed copy of this Agreement and each of the executed Other Documents (except as contemplated by Section 8.3 hereof);

(c)        Financial Condition Certificates.  Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(c);

(d)        Closing Certificate. Agent shall have received a closing certificate signed by a Responsible Officer of Borrowing Agent dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier date, in which case it shall be true and correct on such earlier date) and (ii) on such date no Default or Event of Default has occurred or is continuing;

(e)        Borrowing Base Certificate. Agent shall have received a Borrowing Base Certificate as of August 31, 2019;

(f)        Opening Liquidity. After giving effect to the initial Advances hereunder and the payment of all fees and expenses payable on the Closing Date, and after giving effect to the subtraction of all trade payables sixty (60) days or more past due, the Credit Parties shall have (i) Undrawn Availability of at least $10,000,000 and (ii) additional opening liquidity (in addition to the minimum Undrawn Availability set forth in clause (i)) of $10,000,000 comprised of additional Undrawn Availability and/or Liquidity (exclusive of Qualified Restricted Cash);

(g)        Qualified Restricted Cash Account. Agent shall have received evidence that the Qualified Restricted Cash Account has been established with PNC with an amount not less than $22,500,000 on deposit therein as of the Closing Date after giving effect to the use of proceeds of the initial Advances.

(h)        Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code or PPSA financing statement or a filing under the Civil Code of Quebec) required by this Agreement, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been or contemporaneously herewith or will be properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received or will receive an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(i)         Secretary's Certificates, Authorizing Resolutions and Good Standings of Credit Party. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Credit Party in form and substance satisfactory to Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of such Credit Party authorizing (x) the execution, delivery and performance of this Agreement and each Other Document to which such Credit Party is a party (including authorization of the incurrence of indebtedness through the borrowing of Revolving Advances and execution of all security agreements, guarantee agreements and other related transaction documents as contemplated herein) and (y) the granting by such Credit Party of the security interests in and liens upon the applicable Collateral to secure the Obligations (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Credit Party authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Credit Party as in effect on such date, complete with all amendments thereto and (iv) to the extent applicable in the jurisdiction of organization of such Credit Party, the good standing (or equivalent status, if available) of such Credit Party in its jurisdiction of organization as evidenced by good standing certificate(s) (or the equivalent thereof, to the extent issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(j)         Legal Opinion. Agent shall have received the executed legal opinion of each of Cravath, Swaine & Moore LLP, Brian D'Amico, General Counsel, Americas, of US Borrower, Linklaters LLP, Blake, Cassels & Graydon LLP, Lavery, De Billy, S.E.N.C.R.L. and Stewart McKelvey, in form and substance reasonably satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, the Other Documents, and related agreements as Agent may reasonably require and each Credit Party hereby authorizes and directs such counsel to deliver such opinions to Agent;

(k)        Collateral Examination. Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Agent, of the Receivables and Inventory of each Credit Party and all books and records in connection therewith;

(l)         Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III and the Fee Letter;

(m)       Pro Forma Projections. Agent shall have received a copy of the Pro Forma Projections;

(n)        Insurance. Agent shall have received in form and substance reasonably satisfactory to Agent, (i) evidence that insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates issued by Credit Parties' insurance broker naming or confirming that Agent has been named (as appropriate) as an additional insured and lenders loss payee and (iii) loss payable endorsements issued by Credit Parties' insurer naming Agent as lenders loss payee, as applicable;

(o)        Payment Instructions. Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(p)        Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents;

(q)        No Adverse Material Change. Since December 31, 2018, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect;

(r)        Certificate of Beneficial Owners; USA Patriot Act Diligence. Agent and each Lender shall have received, in form and substance reasonably acceptable to Agent and each Lender an executed Certificate of Beneficial Ownership and such other documentation and other information reasonably requested in connection with applicable "know your customer" and anti- money laundering rules and regulations, including the USA Patriot Act, in each case, to the extent reasonably requested in writing at least five (5) Business Days prior to the Closing Date;

(s)        Existing Credit Agreement. The Existing Credit Agreement shall have been, or substantially concurrently with the initial Advances made on the Closing Date will be,

terminated and all obligations thereunder repaid in full and all Liens on all collateral securing such Indebtedness released; and

(t)         Indenture New Guarantors. All matters relating to the addition of any guarantors to the Indenture shall be in form and substance satisfactory to Agent.

8.2       Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)        Representations and Warranties. Each of the representations and warranties made by any Credit Party in or pursuant to this Agreement, the Other Documents and any related agreements (including any Borrowing Base Certificate or Compliance Certificate) to which it is a party, shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier date, in which case it shall be true and correct on such earlier date);

(b)        No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist on such date after giving effect to the Advances requested to be made on such date;

(c)        Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement; and

(d)        2022 Notes. Such Advance is permitted to be incurred under the 2022 Notes (or any Permitted Refinancing thereof).

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

Notwithstanding anything contained herein to the contrary, at the direction of Required Lenders, Revolving Lenders shall continue to make Revolving Advances notwithstanding whether the foregoing conditions precedent have been satisfied.

8.3       Conditions Subsequent to Effectiveness. As an accommodation to the Credit Parties, Agent and Lenders have agreed to execute this Agreement and to make the initial Advances on the Closing Date notwithstanding the failure by the Credit Parties to satisfy the conditions set forth below on or before the Closing Date. In consideration of such accommodation, the Credit Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the Other Documents, including, without limitation, those conditions set forth in Section 8.1, the Credit Parties shall satisfy each of the conditions subsequent set forth on Schedule 8.3 on or before the date applicable thereto (or such later date as agreed to by Agent) (it being understood that the failure by the Credit Parties to perform or cause to be performed any such condition subsequent on or before such date shall constitute an Event of Default).

IX.       INFORMATION AS TO CREDIT PARTIES.

Each Credit Party shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1       Disclosure of Material Matters. Promptly upon any Responsible Officer learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral with a value in excess of $1,000,000, including any Credit Party's reclamation or repossession of, or the return to any Credit Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2       Schedules, Etc. Deliver to Agent on or before the twentieth (20th) day of each month (subject to a three (3) Business Days grace period with respect to the first three months after the Closing Date) as and for the prior month (a) accounts receivable agings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports, and (d) a Borrowing Base Certificate (which shall be calculated as of the last day of the prior month and which shall not be restrictive of Agent's rights under this Agreement) executed by a Responsible Officer of Borrowing Agent. In addition, each Credit Party will deliver to Agent at such intervals as Agent may reasonably require: (i) confirmatory assignment schedules; (ii) copies of Customer's invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may reasonably require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section 9.2 are to be in form satisfactory to Agent and delivered to Agent from time to time solely for Agent's convenience in maintaining records of the Collateral, and any Credit Party's failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent's Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.

9.3       Environmental Reports.

(a)        Furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.7, with a certificate signed by a Responsible Officer of Borrowing Agent either (i) stating, to the best of his knowledge, that except as, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect, each Credit Party and each of its Subsidiaries is in compliance with all applicable Environmental Laws or (ii) setting forth with specificity all areas of non-compliance that could, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect, and the proposed action such Credit Party or such Subsidiary will implement in order to remedy such non-compliance.

(b)        [Intentionally Omitted].

(c)        Borrowing Agent shall promptly forward to Agent copies of any request for information, notification of potential liability or demand letter relating to potential responsibility with respect to the material investigation or cleanup of Hazardous Materials at any site owned, operated or used by any Credit Party or any of its Subsidiaries to manage Hazardous Materials and shall continue to forward copies of material correspondence between any Credit Party or any of its Subsidiaries and the Governmental Body regarding such claims to Agent until the claim is settled. Borrowing Agent shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge or Environmental Complaint at the Real Property, operations or business that any Credit Party or any of its Subsidiaries is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent's security interest in and Lien on the Collateral.

9.4       Litigation. Promptly notify Agent in writing after any Responsible Officer obtains actual knowledge of the occurrence of any claim, litigation, suit or administrative proceeding against any Credit Party or any of its Subsidiaries, whether or not the claim is covered by insurance, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

9.5       Material Occurrences. Promptly notify Agent in writing after any Responsible Officer obtains actual knowledge of the occurrence of: (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with IFRS consistently applied, the financial condition or operating results of any Credit Party or any of its Subsidiaries as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two (2) plan years and was not corrected as provided in Section 4971 of the Code, could subject any Credit Party or any of its Subsidiaries to a tax imposed by Section 4971 of the Code; (d) each and every default by any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to result in the acceleration of the maturity of any Indebtedness of a Credit Party or any of its Subsidiaries with a value in excess of $10,000,000, including the names of the holders of such Indebtedness, to the extent known, with respect to which there is such a default existing or with respect to which the maturity has been or could reasonably be expected to be accelerated; and (e) any other development in the business or affairs of any Credit Party or any of its Subsidiaries, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; in each case, describing the nature thereof and the action Credit Parties propose to take with respect thereto.

9.6       [Intentionally Omitted].

9.7       Financial Statements.

(a)        Furnish Agent, for distribution to the Lenders, within one hundred twenty (120) days after the end of each fiscal year of Holdings, financial statements of Holdings and its Subsidiaries consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year and related consolidated and consolidating statements of income and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, prepared in accordance with IFRS applied on a basis consistent with prior practices and reported upon without qualification (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur or any going concern or scope of the audit qualification with respect to, or that may result from, an upcoming maturity date or a potential inability to satisfy any future covenant on a future date or for a future period) by an independent certified public accounting firm of national standing selected by Holdings.

(b)        Furnish Agent, for distribution to the Lenders, within sixty (60) days after the end of each fiscal quarter (or such later date as Agent shall agree to in its sole discretion), financial statements of (i) Holdings and its Subsidiaries, consisting of a condensed consolidated balance sheet as of the end of such fiscal quarter and related condensed consolidated statements of income and cash flows for the fiscal quarter then ended and the fiscal year through that date, and (ii) the Credit Parties and their Subsidiaries on a standalone basis, consisting of a consolidating balance sheet as of the end of such fiscal quarter and related consolidating statements of income and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, prepared on a basis consistent with prior practices (subject to normal and recurring year-end audit adjustments). The reports shall be accompanied by a Compliance Certificate.

(c)        Furnish Agent, for distribution to the Lenders, within thirty (30) days after the end of each fiscal month (or such later date as Agent shall agree to in its sole discretion), financial statements of the Credit Parties and their Subsidiaries on a standalone basis, consisting of a consolidating balance sheet as of the end of such fiscal month and related consolidating statements of income and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, prepared on a basis consistent with prior practices (subject to normal and recurring year-end audit adjustments).

9.8       [Intentionally Omitted].

9.9       [Intentionally Omitted].

9.10     Other Reports.  Furnish Agent as soon as available, but in any event within ten (10) days after the issuance or filing thereof, reports, including Forms 20-F and 6-K, registration statements and prospectuses and other shareholder communications, filed by Holdings with the SEC; provided that posting of such information on the publicly available website maintained by or on behalf of the SEC for access to documents filed in the EDGAR database ("EDGAR Website") shall constitute delivery for purposes of this Section 9.10.

9.11     Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Credit Parties including, without the necessity of any request by Agent or any Lender, (a) copies of all environmental audits and reviews ordered by a Credit Party or any of its Subsidiaries, (b) at least thirty (30) days prior thereto, notice of any Credit Party's opening of any new office or place of business or any Credit Party's closing of any existing office or place of business, and (c) promptly upon any Responsible Officer of any Credit Party's learning thereof, notice of any material labor dispute to which any Credit Party or any of its Subsidiaries may become a party, any material strikes or material walkouts relating to any of its plants or other facilities, and the expiration of any material labor contract to which any Credit Party or any of its Subsidiaries is a party or by which any Credit Party or any of its Subsidiaries is bound.

9.12     Projected Operating Budget. Furnish Agent, no later than thirty (30) days after the beginning of each Credit Party's fiscal year commencing with fiscal year beginning on January 1, 2020, an annual projected operating budget and cash flow of each of (i) Holdings on a consolidated basis and (i) the Credit Parties and their Subsidiaries on a consolidated and consolidating basis for such fiscal year (including an income statement and a balance sheet), such projections are to be accompanied by a certificate signed by a Responsible Officer of each Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13     Variances from Operating Budget. Furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.7, a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14     Notice of Suits, Adverse Events. Furnish Agent with, promptly after a Responsible Officer of any Credit Party becomes aware thereof, written notice of (a) any lapse or other termination of any Consent issued to any Credit Party or any of its Subsidiaries by any Governmental Body or any other Person that is material to the operation of the business of US Borrower and its Subsidiaries, taken as a whole, (b) any refusal by any Governmental Body or any other Person to renew or extend any such Consent, (c) copies of any periodic or special reports filed by any Credit Party of any of its Subsidiaries with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Credit Party or any of its Subsidiaries, or if copies thereof are requested by Lender and (d) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Credit Party or any of its Subsidiaries.

9.15     ERISA Notices and Requests. Furnish Agent with prompt written notice in the event that any Responsible Officer obtains actual knowledge that (a) any Credit Party or any of its Subsidiaries knows that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Credit Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (b) any Credit Party or any member of the Controlled Group knows that a nonexempt prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code), which could reasonably be expected to result in a Material Adverse Effect, has occurred with respect to any Plan, together with a written statement describing such transaction and the action which such Credit Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (c) a funding waiver request has been filed with respect to any Pension Benefit Plan together with all written communications received by any Credit Party or any member of the Controlled Group from the Internal Revenue Service or other Governmental Authority with respect to such request, (d) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Credit Party or any member of the Controlled Group was not previously contributing shall occur, in any such case, which could reasonably be expected to result in a Material Adverse Effect, (e) any Credit Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Pension Benefit Plan or to have a trustee appointed to administer a Pension Benefit Plan, together with copies of each such notice, (f) any Credit Party or any of its Subsidiaries shall receive any written notice of plan disqualification from the Internal Revenue Service with respect to a Plan that is sponsored, maintained or contributed to by a Credit Party or any of its Subsidiaries and that is covered by Section 401(a) of the Code or a notice regarding the imposition of withdrawal liability under any Multiemployer Plan, together with copies of each such notice, (g) any Credit Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA with respect to any Pension Benefit Plan or Multiemployer Plan on or before the due date for such installment or payment, which failure could reasonably be expected to have a Material Adverse Effect or (h) any Credit Party or any member of the Controlled Group knows that (i) a Multiemployer Plan has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (iv) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA. Promptly after any Credit Party or any Subsidiary or any Affiliate knows of the occurrence of (i) any violation or asserted violation of any Applicable Law (including any applicable provincial pension standards legislation) in any material respect with respect to any Canadian Pension Plan or; (ii) any Canadian Pension Termination Event or any action of FSRA or another Governmental Body that could lead to a Canadian Pension Termination Event, or (iii) any Lien has arisen, choate or inchoate, in connection with any Canadian Pension Plan (save for contribution amounts not yet due); then, in each case, the applicable Credit Party will deliver to Agent a certificate of a senior officer of the applicable Credit Party setting forth details as to such occurrence and the action, if any, that such Credit Party, such Subsidiary or Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such Canadian Credit Party, such Subsidiary, such Affiliate, FSRA, a Canadian Pension Plan participant (other than notices relating to an individual participant's benefits) or the Canadian Pension Plan administrator with respect thereto.

9.16     Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.17     Updates to Certain Schedules. Deliver to Agent promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedules 5.2(b) (Equity Interests) and 4.4 (Locations of Equipment and Inventory); provided that absent the occurrence and continuance of any Event of Default, the Credit Parties shall only be required to provide such updates on a quarterly basis in connection with the delivery of a Compliance

Certificate with respect to the applicable quarter or year. Any such updated Schedules delivered by Borrowers to Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement.

X.        EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an "Event of Default":

10.1     Nonpayment. Failure by any Credit Party to pay when due (a) any principal or interest on any Advance (including without limitation pursuant to Section 2.9), or (b) any other fee, charge, amount or liability provided for herein or in any Other Document and such failure in the case of this clause (b) continues for five (5) Business Days, in each case, under clause (a) and (b), whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment.

10.2     Breach of Representation. Any representation or warranty made or deemed made by Holdings or any Credit Party in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect (without duplication of any materiality qualifier) on the date when made or deemed to have been made.

10.3     Financial Information. Failure by any Credit Party to (i) furnish financial or borrowing base information when due as required by the terms hereof or when requested in accordance with the terms hereof, or (ii) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof.

10.4     Uninsured Loss; Judicial Actions. Any uninsured loss or any issuance of a notice of Lien (other than a Permitted Lien), levy, assessment, injunction or attachment against any property of a Credit Party (other than a Permitted Liens), in each case with a value in excess of $2,500,000, excluding any amount covered by third party insurance so long as the insurance company has not denied coverage, which is not stayed or lifted within thirty (30) days.

10.5     Noncompliance.    Except as otherwise provided for in Sections 10.1 and 10.3, (i) failure or neglect of any Credit Party to, or cause its Subsidiaries to, perform, keep or observe any term, provision, condition or covenant, contained in Section 6.2,  Article VII or Section 9.5(a), or (ii) failure or neglect of Holdings or any Credit Party to, or cause its Subsidiaries to, perform, keep or observe any term, provision, condition or covenant, herein contained, or contained in any Other Document, for which a cure is not commenced within thirty (30) days from the earlier of the date a Responsible Officer of such Credit Party obtains actual knowledge of such failure or neglect or notice thereof from Agent.

10.6     Judgments. Any (a) judgment or judgments, writ(s), order(s) or decree(s) for the payment of money are rendered against any Credit Party or any of its Subsidiaries for an aggregate amount in excess of $2,500,000, excluding any amount covered by third-party insurance so long as the insurance company has not denied coverage) and (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Credit Party or any of its Subsidiaries to enforce any such judgment, (ii) such judgment shall remain undischarged for a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Credit Party shall be senior to any Liens in favor of Agent on such assets or properties.

10.7     Bankruptcy. (i) An Insolvency Event shall have been instituted against Holdings or any Credit Party or Subsidiary of a Credit Party and such Insolvency Event shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Insolvency Event, or (ii) Holdings or any Credit Party or Subsidiary of a Credit Party institutes, or takes any action in furtherance of, an Insolvency Event.

10.8     [Intentionally Omitted].

10.9     Lien Priority. Any Lien on the Collateral with a value in excess of $2,500,000, individually or in the aggregate, created hereunder or provided for hereby or under any Other Document for any reason ceases to be or is not a valid and perfected Lien prior and superior in right to any other Person (other than the rights of Persons pursuant to (x) Liens permitted pursuant to clause (z) of the definition of "Permitted Liens" and (y) Permitted Liens having priority by operation of Law) other than a result of acts or omissions of Agent or the payment in full of the Obligations.

10.10   [Intentionally Omitted].

10.11   Cross Default. Any failure to pay any amount due under, or the occurrence of any "event of default" under, the 2022 Indenture (and any equivalent event so named or otherwise named under any document evidencing or governing a refinancing thereof) or any other Indebtedness (other than the Obligations) of any Credit Party or any of its Subsidiaries with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount owed by such Credit Party or Subsidiary) of $2,500,000 or more, or any other event or circumstance which would permit the holder of any such Indebtedness of any Credit Party or any of its Subsidiaries to accelerate such Indebtedness prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerates, terminates or otherwise exercise any rights or remedies with respect to such Indebtedness).

10.12   Breach of Other Documents. Any Credit Party or pledgor attempts to terminate (except in accordance with its terms), challenges in writing the validity of, or its liability hereunder or under, any Collateral Documents.

10.13   Change of Control.  Any Change of Control shall occur;

10.14   Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, other than as a result of acts or omissions by Agent or the payment in full of the Obligations, cease to be valid and binding on Holdings or any Credit Party (other than a release of Holdings or a Credit Party from its obligations under this Agreement or any Other Document pursuant to a transaction permitted by this Agreement), or Holdings or any Credit Party shall so claim in writing to Agent or any Lender or Holdings or any Credit Party challenges the validity of or its liability under this Agreement or any Other Document.

10.15   [Intentionally Omitted].

10.16   [Intentionally Omitted].

10.17   Pension Plans. An event or condition specified in Section 9.15 shall occur or exist (and, where applicable, a Credit Party shall fail to cure an event or condition specified in Section 9.15 for which notice of a plan of action has been provided within a reasonable amount of time), with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, any Credit Party or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or Multiemployer Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect or results in the imposition of a Lien under Section 303 or 4068 of ERISA or Section 430(k) or 6321 of the Code in excess of $2,500,000 on any assets of any Credit Party; or the occurrence of any Termination Event, or any Credit Party's failure to promptly report a Termination Event in accordance with Section 9.15 hereof, in either case, which Termination Event would have a Material Adverse Effect or results in the imposition of a Lien under Sections 303 or 4068 of ERISA or Section 430(k) or 6321 of the Code in excess of $2,500,000 on any assets of any Credit Party.

10.18   Anti-Money Laundering/International Trade Law Compliance. Any representation or warranty contained in Section 16.18 is or becomes false or misleading at any time.

XI.       LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT.

11.1     Rights and Remedies.

(a)        Upon the occurrence and during the continuance of: (i) an Event of Default pursuant to Section 10.7, all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, and (ii) any of the other Events of Default and at any time thereafter, at direction of Agent or Required Lenders, all Obligations shall, by written notice to Borrowing Agent, be immediately due and payable and Agent or Required Lenders shall have the right to terminate the obligation of Lenders to make Advances. Upon the occurrence and during the continuance of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code, the PPSA and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. At any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent's security interest in and Lien on, the Receivables to any and all Customers or any third-party holding or otherwise concerned with any of the Collateral.

At any time after the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent's actual out-of-pocket collection expenses may be charged to Borrowers' Account and added to the Obligations. Agent may enter any of any Credit Party's premises or other premises without legal process and without incurring liability to any Credit Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Credit Parties to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Credit Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Credit Party. In connection with the exercise of the foregoing remedies upon the occurrence and during the continuance of an Event of Default, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty-free, nonexclusive license and Agent is granted permission to use all of each Credit Party's (a) Intellectual Property which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Credit Parties shall remain liable to Agent and the other Secured Parties therefor.

(b)        To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Credit Party acknowledges and agrees that it is not commercially unreasonable for Agent: (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third-party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third-party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Credit Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Credit Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent's exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Credit Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

(c)        Agent may seek the appointment of a receiver, receiver-manager or keeper (a "Receiver") under the laws of Canada or any province thereof to take possession of all or any portion of the Collateral of Credit Parties or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing. Any such Receiver shall, so far as concerns responsibility for his/her acts, be deemed agent of the Credit Parties and not Agent and Lenders, and Agent and Lenders shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, his/her servants or employees. Subject to the provisions of the instrument appointing him/her, any such Receiver shall have power to take possession of Collateral of the Credit Parties, to preserve Collateral of the Credit Parties or its value, to carry on or concur in carrying on all or any part of the business of the Credit Parties and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral of the Credit Parties. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including the Credit Parties, enter upon, use and occupy all premises owned or occupied by the Credit Parties wherein Collateral of the Credit Parties may be situated, maintain Collateral of the Credit Parties upon such premises, borrow money on a secured or unsecured basis and use Collateral of the Credit Parties directly in carrying on the Credit Parties' business or as security for loans or advances to enable the Receiver to carry on the Credit Parties' business or otherwise, as such Receiver shall, in its discretion, determine. Except as may be otherwise directed by Agent, all money received from time to time by such Receiver in carrying out his/her appointment shall be received in trust for and paid over to Agent. Every such Receiver may, in the discretion of Agent, be vested with all or any of the rights and powers of Agent and Lenders. Agent may, either directly or through its nominees, exercise any or all powers and rights given to a Receiver by virtue of the foregoing provisions of this paragraph.

11.2     Agent's Discretion. Subject to the terms of Section 16.2, Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the

Collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent's or Lenders' rights hereunder as against Credit Parties or each other.

11.3     Setoff. Subject to Section 14.13, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Credit Party's property held by Agent, any such Lender and/or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Agent and such Lender with respect to any deposits held by Agent or such Lender.

11.4     Rights and Remedies Not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5     Allocation of Payments After an Application Event, Etc.. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Application Event, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral may, at Agent's discretion, or shall at any time following the acceleration of the Obligations, be paid over or delivered as follows:

FIRST, to the payment of all Obligations consisting of reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents, and any Intentional Overadvances and Protective Advances funded by Agent with respect to the Collateral under or pursuant to, and in accordance with, the terms of this Agreement;

SECOND, to payment of any Obligations consisting of fees owed to Agent;

THIRD, to the payment of all Obligations consisting of reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) of each Lender;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause "FOURTH" above);

SEVENTH, ratably to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) arising under this Agreement, Cash Management Liabilities and Hedge Liabilities, the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b));

EIGHTH, to all other Obligations arising under this Agreement which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses "FIRST" through "SEVENTH" above;

NINTH, to all other Obligations which shall have become due and payable and not repaid pursuant to clauses "FIRST" through "EIGHTH"; and

TENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each Secured Party shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then-outstanding Advances, Cash Management Liabilities and Hedge Liabilities owing by any Credit Party and held by such Secured Party bears to the aggregate then outstanding Advances, Cash Management Liabilities and Hedge Liabilities owing by any Credit Party) of amounts available to be applied pursuant to clauses "SIXTH", "SEVENTH", "EIGHTH" and "NINTH" above; and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party's Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause "SEVENTH" above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses "SEVENTH," "EIGHTH" and "TENTH" above in the manner provided in this Section 11.5.

11.6     Subordination of Liens. The Secured Parties irrevocably authorize Agent to subordinate any Lien on any Non-ABL Priority Collateral granted to or held by Agent under any Collateral Documents, or otherwise securing any Obligations, to the Liens on such Non-ABL Priority Collateral securing Permitted Non-ABL Indebtedness.

XII.      WAIVERS AND JUDICIAL PROCEEDINGS.

12.1     Waiver of Notice. Each Credit Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended,

Collateral received or delivered, notice of intent to accelerate, notice of acceleration, or any other action taken in reliance hereon, and all other demands and notices of any description, in each case except such as are expressly provided for herein.

12.2     Delay. No delay or omission on Agent's or any Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3     Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.    EFFECTIVE DATE AND TERMINATION.

13.1     Term. Subject to the provisions of Sections 13.2 and 16.7, this Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Credit Party, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until the later of payment in full of the Obligations and the Maturity Date (the "Term").  Borrowers may terminate this Agreement at any time upon five

(5) days prior written notice to Agent upon payment in full of the Obligations.

13.2     Termination. The termination of the Agreement shall not affect Agent's or any Lender's rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and Obligations have been fully paid in cash, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers' Account may from time to time be temporarily in a zero (0) or credit position, until all of the Obligations of each Borrower have been paid in full after the termination of this Agreement or each Credit Party has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto.  Accordingly, each Credit Party waives any rights which it may have under the

Uniform Commercial Code or the PPSA to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Credit Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been paid in full. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid in full.

XIV.    REGARDING AGENT.

14.1     Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in the Fee Letter), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided,  however, that Agent shall not be required to take any action which, in Agent's discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2     Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non- appealable judgment) or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Credit Party to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Credit Party. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, express or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

14.3     Lack of Reliance on Agent. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Credit Party pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Credit Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Other Documents or the financial condition or prospects of any Credit Party, or the existence of any Event of Default or any Default.

14.4     Resignation of Agent; Successor Agent.

(a)        Agent may resign on sixty (60) days' written notice to each Lender and on 60 days' notice to Borrowing Agent (provided that no notice shall be required to be given to Borrowing Agent if an Event of Default has occurred and is continuing) and upon such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers (provided that no such approval by Borrowers shall be required after the occurrence and during the continuance of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent's right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document (including the Mortgages (if any) and Pledge Agreement and all account control agreements), and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent's appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After Agent's resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

(b)        If PNC resigns as Agent under this Section 14.4, PNC shall also resign as an Issuer and the Swing Loan Lender. Upon the appointment of a successor Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring or removed Issuer, PNC as the retiring Swing Loan Lender, PNC as the retiring Agent and PNC shall be discharged from all of its respective duties and obligations as Issuer, Swing Loan Lender and Agent under this Agreement and the Other Documents, (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit and (iii) advance a Swing Loan in the aggregate principal amount of all Swing Loans advanced by the Swing Loan Lender and not repaid, if any, outstanding at the time of such succession.

14.5     Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.

14.6     Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents, sub- agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.7     Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received written notice of such Default or Event of Default from a Lender or any Credit Party. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.8     Indemnification. To the extent Agent is not reimbursed and indemnified by Credit Parties, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitutes of the total aggregate Revolving Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross (not mere) negligence or willful misconduct.

14.9     Agent in Its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term "Lender" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.10   Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7,  9.12 and 9.13, Borrowing Base Certificates or any notice required to be delivered to Agent by this Agreement from any Credit Party pursuant to the terms of this Agreement which any Credit Party is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.11   Borrowers' Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower's obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.12   No Reliance on Agent's Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Borrowers, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

14.13   Other Agreements. Each Lender agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Credit Party or any deposit accounts of any Credit Party now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each Lender further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

14.14   Collateral Matters.

(a)        Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (i) upon the termination of the Revolving Commitments and payment and satisfaction in full of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if requested by Agent, Borrowers certify to Agent that the sale or disposition is permitted hereunder (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) [intentionally omitted], (iv) constituting property leased or licensed to a Credit Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement or (v) in connection with a credit bid or purchase authorized under this Section 14.14. The Credit Parties and Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to (A) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (B) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Uniform Commercial Code or the PPSA, including pursuant to Section 9-610 or 9-620 of the Uniform Commercial Code, or (C) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with Applicable Law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase) and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral (other than pursuant to a disposition of such Collateral consented to by Required Lenders), all of Lenders or (z) otherwise, the Required Lenders. Upon request by Agent or Borrowers at any time, Lenders will confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 14.14;  provided that (1) anything to the contrary contained in this Agreement or any of the Other Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent's opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation or warranty and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Credit Parties in respect of) any and all interests retained by any Credit Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)        Agent shall have no obligation whatsoever to any Lender (i) to verify or assure that the Collateral exists or is owned by a Credit Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to this Agreement or any Other Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.

14.15   Field  Examination  Reports;  Confidentiality;  Disclaimers  by  Lenders;  Other Reports and Information.  By becoming a party to this Agreement, each Lender:

(a)        is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Credit Party or its Subsidiaries (each, a "Report") prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports;

(b)        expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

(c)        expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any field examination will inspect only specific information regarding the Credit Parties and their Subsidiaries and will rely significantly upon Credit Parties' and their Subsidiaries' books and records, as well as on representations of Credit Parties' personnel;

(d)        agrees to keep all Reports and other material, non-public information regarding the Credit Parties and their Subsidiaries and their operations, assets and existing and contemplated business plans in a confidential manner in accordance with Section 16.15; and

(e)        without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Credit Parties, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrowers and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including, attorneys' fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Credit Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Credit Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of this Agreement or any Other Documents, to request additional reports or information from any Credit Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Credit Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

14.16   Several Obligations; No Liability. Notwithstanding that certain of the Other Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Revolving Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Revolving Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its participants of any matters relating to this Agreement and the Other Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any participant of any other Lender.

14.17   Bank Product Providers. Each Secured Party that provides Cash Management Products and Services, Lender-Provided Interest Rate Hedges or Lender-Provided Foreign Currency Hedges (each a "Bank Product Provider") in its capacity as such shall be deemed a third-party beneficiary hereof and of the provisions of the Other Documents solely for purposes of any reference in this Agreement or any Other Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Provider and, by virtue of entering into an agreement or arrangement to provide Cash Management Products and Services, Lender-Provided Interest Rate Hedges or Lender-Provided Foreign Currency Hedges, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of this Agreement and the Other Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under this Agreement and the Other Documents consist exclusively of such Bank Product Provider's being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into an agreement or arrangement to provide Cash Management Products and Services, Lender-Provided Interest Rate Hedges or Lender-Provided Foreign Currency Hedges, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax or release reserves in respect of the Cash Management Liabilities, Interest Rate Hedge Liabilities and Foreign Currency Hedge Liabilities and that if reserves are established there is no obligation on the part of Agent to determine or ensure whether the amount of any such reserve is appropriate or not. Notwithstanding anything to the contrary in this Agreement or any Other Document, no provider or holder of any Cash Management Products and Services, Lender- Provided Interest Rate Hedges or Lender-Provided Foreign Currency Hedges shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the Other Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

14.18   Parallel Debt owed to Agent.

(a)        Notwithstanding any other provision of this Agreement, each Credit Party hereby irrevocably and unconditionally undertakes to pay to Agent as creditor in its own right and not as a representative of the Secured Parties amounts equal to any amounts owing from time to time by such Credit Party to any Secured Party as and when those amounts are due for payment under this Agreement, any Other Document, any Lender-Provided Interest Rate Hedge and any Lender-Provided Foreign Currency Hedge.

(b)        Each Credit Party and Agent acknowledge that the obligations of that Credit Party under paragraph (a) above are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Credit Party to any Secured Party under this Agreement and any Other Document (its "Corresponding Debt") nor

shall the amounts for which such Credit Party is liable under paragraph (a) above (its "Parallel Debt") be limited or affected in any way by its Corresponding Debt; provided that:

(i)         the Parallel Debt of each Credit Party shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(ii)        the Corresponding Debt of each Credit Party shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged.

(c)        Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The security granted under any Other Documents to Agent to secure the Parallel Debt is granted to Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(d)        All monies received or recovered by Agent pursuant to this Section 14.18, and all amounts received or recovered by Agent from or by the enforcement of any security granted to secure the Parallel Debt, shall be applied in accordance with this Agreement.

(e)        Without limiting or affecting Agent's rights against any Credit Party (whether under this Section 14.18 or under any other provision of any Loan Document), each Grantor acknowledges that:

(i)         nothing in this Section 14.18 shall impose any obligation on Agent to advance any sum to any Credit Party or otherwise under this Agreement and any Other Document, except in its capacity as Lender; and

(ii)        for the purpose of any vote taken under this Agreement and any Other Document, Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

14.19   Quebec Security. For the purposes of the grant of security under the laws of the Province of Quebec which may now or in the future be required to be provided by any Credit Party, Agent is hereby irrevocably authorized and appointed by each of the Lenders hereto to act as hypothecary representative (within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Lenders (in such capacity, the "Hypothecary Representative") in order to hold any hypothec granted under the laws of the Province of Quebec and to exercise such rights and duties as are conferred upon the Hypothecary Representative under the relevant deed of hypothec and applicable Laws (with the power to delegate any such rights or duties). The execution prior to the date hereof by Agent in its capacity as the Hypothecary Representative of any deed of hypothec or other security documents made pursuant to the laws of the Province of Quebec, is hereby ratified and confirmed. Any Person who becomes a Lender or successor Agent shall be deemed to have consented to and ratified the foregoing appointment of Agent as the Hypothecary Representative on behalf of all Lenders, including such Person and any Affiliate of such Person designated above as a Lender. For greater certainty, Agent, acting as the Hypothecary Representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of Agent in this Agreement, which shall apply mutatis mutandis. In the event of the resignation of Agent (which shall include its resignation as the Hypothecary Representative) and appointment of a successor Agent, such successor Agent shall also act as the Hypothecary Representative, as contemplated above.

XV.      BORROWING AGENCY.

15.1     Borrowing Agency Provisions; Joint and Several Liability.

(a)        Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity, whether verbally, in writing or through electronic methods (including, without limitation, an Approved Electronic Communication) to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name of such Borrower or Borrowers, as applicable, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b)        The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)        All Borrowers shall be jointly and severally liable for all amounts due to Agent and Lenders under this Agreement and the Other Documents, regardless of which Borrower actually receives the Advances or other financial accommodations hereunder or the amount of such Advances or financial accommodations received or the manner in which Agent and Lenders account for such Advances or financial accommodations on its books and records. The Obligations shall be primary obligations of all Borrowers. The Obligations arising as a result of the joint and several liability of a Borrower shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrowers or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrowers, (ii) the absence of any attempt to collect the Obligations from the other Borrowers or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Agent or Lenders with respect to any provisions of any instrument evidencing the Obligations of the other Borrowers, or any part thereof, or any other agreement now or hereafter executed by the other Borrowers and delivered to Agent, for itself and on behalf of Lenders, except to the extent such waiver, consent, extension, forbearance or granting of any indulgence explicitly is effective with respect to such Borrower, (iv) the failure by Agent or Lenders to take any steps to perfect and maintain its security interest in, or to preserve its rights and maintain its security or collateral for the Obligations of the other Borrowers, (v) the election of Agent or Lenders in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or with respect to any Insolvency Event, (vi) the disallowance of all or any portion of the claim(s) of Agent or Lenders for the repayment of the Obligations of the other Borrowers under Section 502 of the Bankruptcy Code or (vii) any other circumstances which might constitute a legal or equitable discharge or defense of the other Borrowers other than payment in full of the Obligations. With respect to the Obligations arising as a result of the joint and several liability of a Borrower, each Borrower waives, until payment in full of the Obligations and this Agreement, any right to enforce any right of subrogation or any remedy which Agent or Lenders now has or may hereafter have against Borrowers, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent and Lenders. Upon any Event of Default and for so long as the same is continuing, Agent and Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that Agent and Lenders shall be under no obligation to marshal any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations.

(d)        Each Borrower expressly subordinates any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers' property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement until payment in full of the Obligations.

(e)        Each Borrower expressly subordinates all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Credit Party, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section are of the essence of the transaction contemplated by this Agreement and the Other Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit.

(f)        Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Agreement and the Other Documents . If, in the exercise of any rights or remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party, whether because of any Applicable Laws pertaining to

"election of remedies" or otherwise, each Borrower consents to such action by Agent or such Lender and waives (to the extent permitted by Applicable Law) any claim based upon such action, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had but for such action. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower's rights of subrogation against any other Person. If Agent bids at any foreclosure or trustee's sale or at any private sale, Agent may bid all or a portion (in Agent's discretion) of the Obligations and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. Subject to Applicable Law, the amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be commercially reasonable, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of such Borrower's Obligations to Agent and Lenders, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(g)        Notwithstanding any other provision of this Section 15.1, the joint and several liability of each Borrower hereunder shall be limited to a maximum amount as would not, after giving effect to such maximum amount, render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or comparable law. In determining the limitations, if any, on the amount of any Borrower's obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Borrower may have under this Section 15.1, any other agreement or Applicable Law shall be taken into account. Subject to the restrictions, limitations and other terms of this Agreement, each Borrower hereby agrees that to the extent that a Borrower shall have paid more than its proportionate share of any payment made hereunder, such Borrower shall be entitled to seek and receive contribution from and against any other Borrower hereunder which has not paid its proportionate share of such payment.

15.2     Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrowers' property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

XVI.    MISCELLANEOUS.

16.1     Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Credit Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in the state courts of New York State located in the County and State of New York, United States, or the federal courts located in the Southern District of New York and, by execution and delivery of this Agreement, each Credit Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Credit Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent's option, by service upon Borrowing Agent which each Credit Party irrevocably appoints as such Credit Party's Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Credit Party in the courts of any other jurisdiction. Each Credit Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Credit Party waives the right to remove any judicial proceeding brought against such Credit Party in any state court to any federal court. Any judicial proceeding by any Credit Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement, any Other Document or any related agreement or any Obligation, shall be brought only in a federal or state court located in the County of New York, State of New York.

16.2     Entire Understanding.

(a)        This Agreement and the Other Documents contain the entire understanding between each Credit Party, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein or therein contained and hereinafter made shall have no force and effect unless in writing, signed by each Credit Party's, Agent's and each Lender's respective officers. Neither this Agreement nor any Other Document nor any portion or provisions hereof or thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Agent (with the consent of the Required Lenders) may modify this Agreement or any Other Document for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment; provided that Agent shall send a copy of any such modification to Borrowers and each Lender (which copy may be provided by electronic mail). Each Credit Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)        Required Lenders or Agent with the consent in writing of Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by the Credit Parties, for the purpose of adding or deleting any provisions or otherwise changing, amending, varying or waiving in any manner the rights of Lenders, Agent or Credit Parties hereunder or thereunder or the conditions, provisions or terms hereof or thereof or waiving any Event of Default hereunder, but only to the extent specified in such written agreements; provided,  however, that no such supplemental agreement shall:

(i)         increase or extend the Revolving Commitment, the Revolving Commitment Percentage or the Revolving Commitment Amount of any Revolving Lender without the consent of such Revolving Lender;

(ii)        waive, extend or postpone the Maturity Date or any date fixed by this Agreement or any Other Document for any scheduled payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));

(iii)      increase the Maximum Revolving Advance Amount without the consent of all Lenders;

(iv)       alter the definition of the terms Required Lenders or alter, amend or modify this Section 16.2(b) or any provision of this Agreement providing for consent or other action by all Lenders, without the consent of all Lenders;

(v)        alter, amend or modify the provisions of Section 2.20 or Section 11.5 without the consent of all Lenders;

(vi)       except as permitted by Section 14.14, release all or substantially all of the Collateral without the consent of all Lenders;

(vii)      other than in connection with a liquidation, dissolution or disposition of a Credit Party (other than a Borrower) expressly permitted by the terms hereof or otherwise consented to by Required Lenders or the payment in full of the Obligations, release Holdings or any Credit Party from its liability for the Obligations without the consent of all of Lenders; or

(viii)    modify the definition of "Advance Rates" or otherwise modify the definition of "Formula Amount" if the effect thereof is to increase the amount available to be borrowed by Borrowers without the consent of all Lenders.

Notwithstanding the foregoing:

(A)       no amendment, waiver, modification, elimination or consent shall amend, modify or waive any provision of this Agreement or the Other Documents pertaining to Issuer, or any other rights or duties of Issuer under this Agreement or the Other Documents, without the written consent of Issuer, Agent, Borrowers and the Required Lenders;

(B)       no amendment, waiver, modification, elimination or consent shall amend, modify or waive any provision of this Agreement or the Other Documents pertaining to Swing Loan Lender, or any other rights or duties of Swing Loan Lender under this Agreement or the Other Documents, without the written consent of Swing Loan Lender, Agent, Borrowers and the Required Lenders;

(C)       no amendment, waiver, modification, elimination or consent shall amend, modify or waive any provision of this Agreement or the Other Documents pertaining to Agent, or any other rights or duties of Agent under this Agreement or the Other Documents, without the written consent of Agent, Borrowers and the Required Lenders;

(D)       anything in this Section 16.2(b) to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination or release of, or with respect to, any provision of this Agreement or any Other Document that relates only to the relationship of the Lenders among themselves, and that does not affect the rights or obligations of Holdings or any Credit Party, shall not require consent by or the agreement of Holdings or any Credit Party and (ii) any amendment, waiver, modification, elimination or consent of, or with respect to, any provision of this Agreement or any Other Document may be entered into without the consent of, or over the objection of, any Defaulting Lender;

(E)       the Fee Letter may only be amended with the consent of Agent and Borrowers (it being understood that no Lender's consent shall be required);

(F)        in connection with any incurrence of any Permitted Non- ABL Indebtedness, this Agreement and the Other Documents may be amended pursuant to an agreement or agreements in writing entered into by the Borrowers and Agent, (1) to subject to the Liens of the Collateral Documents assets or categories of assets of the Credit Parties that previously did not constitute Collateral (and, in connection therewith, to modify the definition of the term "Excluded Property" and to make such other modifications to this Agreement and the Other Documents (and to enter into new Collateral Documents) as Agent determines to be necessary, appropriate or desirable in order to give effect to, or in connection with, the inclusion of new assets or categories of assets as

Collateral) and (2) to reflect subordination, pursuant to each Permitted Intercreditor Agreement, of Liens on any Non-ABL Priority Collateral securing the Obligations to the Liens on such Non-ABL Priority Collateral securing Permitted Non-ABL Indebtedness and other intercreditor matters set forth in each Permitted Intercreditor Agreement; and

(G)       the Permitted Intercreditor Agreement and the Collateral Documents may be amended, supplemented or otherwise modified as provided in Section 16.22.

(c)        Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)        In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent in compliance with Sections 3.12 and 16.3 (the "Designated Lender"), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within ten (10) days following such Lender's denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

(e)        Notwithstanding (i) the existence of a Default or an Event of Default,

(ii) that any of the other applicable conditions precedent set forth in Section 8.2 have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason or (iii) any other contrary provision of this Agreement at any time an Out-of-Formula Loan exists or Borrowers make a request for an Advance that would result in an Out-of-Formula Loan, Agent may in its discretion and without the consent of any Lender, knowingly and intentionally, continue to make Revolving Advances (any such intentional Revolving Advance, an "Intentional Overadvance") to Borrowers unless such authorization is revoked by Required Lenders effective upon receipt by Agent of written notice of such revocation from Required Lenders; provided that Agent may not make any Intentional Overadvance if, after giving effect to such Intentional Overadvance, the aggregate outstanding Intentional Overadvances and Protective Advances would exceed ten percent (10%) of the Maximum Revolving Advance Amount (or such higher amount as Required Lenders may consent to) or would cause the Advances to exceed the Maximum Revolving Advance Amount. If Agent is willing in its sole and absolute discretion to make Intentional Overadvances, Lenders holding the Revolving Commitments shall be obligated to fund such Intentional Overadvances in accordance with their respective Revolving Commitment Percentages, and such Intentional Overadvances shall be payable on demand and shall bear interest at the rate applicable for Revolving Advances consisting of Domestic Rate Loans; provided that, if Agent does make Intentional Overadvances, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this paragraph, the discretion granted to Agent hereunder to make Intentional Overadvances shall not be limited by the amount of the Out-of-Formula Loan. To the extent any Intentional Overadvances are not actually funded by the other Lenders as provided for in this Section 16.2(e), Agent may elect in its discretion to fund such Intentional Overadvances and any such Intentional Overadvances so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Revolving Lender under this Agreement and the Other Documents with respect to such Revolving Advances. Subject to Section 11.5, payments and proceeds of Collateral to be applied to the Revolving Advances shall be applied first to the Intentional Overadvances and then to the other Revolving Advances.

(f)        In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, Agent is hereby authorized by Borrowers and Lenders, at any time in Agent's sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, (iii) whether an Out-of-Formula exists or (iv) any other contrary provision of this Agreement, to make Revolving Advances (the "Protective Advances") to Borrowers on behalf of Lenders which Agent, in its Permitted Discretion, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement; provided that the aggregate amount of all Protective Advances made hereunder, which when added to the outstanding amount of all Intentional Overadvances, shall not exceed ten percent (10%) of the Maximum Revolving Advance Amount (unless Required Lenders agree to a higher amount). Revolving Lenders shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Revolving Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Revolving Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

16.3     Successors and Assigns; Participations; New Lenders.

(a)        This Agreement shall be binding upon and inure to the benefit of Credit Parties, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Credit Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b)        Each Credit Party acknowledges that in the regular course of its commercial business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other Persons (each such transferee or purchaser of a participating interest, a "Participant"). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with Borrowers' prior written consent, and (ii) in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Credit Party agrees that each Participant shall be entitled to the benefits of Sections 3.10 (subject to the requirements and limitations therein, including the requirements under Section 3.10(f) (it being understood and agreed that the documentation required under Section 3.10(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment and delegation pursuant to this Section 16.3;  provided that such Participant (A) agrees to be subject to the provisions of Section 3.10 and Section 3.12 as if it were an assignee under this Section 16.3 and (B) shall not be entitled to receive any greater payment under Section 3.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(c)        Any Lender, with the consent of Agent (such consent not to be unreasonably withheld, conditioned or delayed), may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more additional Persons and one or more additional Persons may commit to make Advances hereunder (each a "Purchasing Lender"), in minimum amounts of not less than $10,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording under this Agreement in which such Lender has an interest. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Credit Party hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. The Credit Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing; provided, however, that the consent of Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Permitted Assignee; provided that Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within ten (10) Business Days after having received prior notice thereof.

(d)        Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a "Purchasing CLO" and together with each Participant and Purchasing Lender, each a "Transferee" and collectively the "Transferees"), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned ("Modified Commitment Transfer Supplement"), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Credit Party hereby consents to the addition of such Purchasing CLO. The Credit Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)        Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement and Other Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any such documents) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form for the purposes of the Code, including under Section 5f.103-1(c) of the United States Treasury Regulations or its successor. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. It is intended that the Register and any Participant Register be maintained such that the Obligations are in "registered form" for the purposes of the Code.

(f)        Each Credit Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender's possession concerning Holdings and such Credit Party which has been delivered to such Lender by or on behalf of such Credit Party pursuant to this Agreement or in connection with such Lender's credit evaluation of Holdings or such Credit Party in accordance with Section 16.15.

(g)        Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.4     Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Credit Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Credit Party's benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, receiver/manager, custodian or any other party under any bankruptcy law, common law, equitable cause or intercreditor or subordination agreement, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5     Indemnity. Each Borrower shall defend, protect, indemnify, pay and save harmless Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an "Indemnified Party") for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including reasonable and invoiced fees and disbursements of outside counsel), limited to one firm of lead counsel for all Indemnified Parties, taken as a whole, and one firm of local counsel in each applicable jurisdiction for all Indemnified Parties taken as a whole and, in the event of any circumstance reasonably determined by any such counsel to create a conflict of interest, one additional firm of conflict counsel of each type to each group of similarly situated Indemnified Parties (collectively, "Claims"), which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Borrower's or any Guarantor's failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Agent, Issuer or any Lender under the Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Borrower, any Affiliate or Subsidiary of any Borrowers, or any Guarantor, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except in each case to the extent arising, directly or indirectly (i) from the gross negligence, bad faith or willful misconduct of such Indemnified Party or (ii) disputes solely between or among the Indemnified Parties that do not involve any acts or omissions of any Credit Party or its Affiliates; it being understood and agreed that this clause (ii) shall not apply to limit the rights of Agent relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates (or other related Indemnified Parties), on the other hand. This Section 16.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

16.6     Notice. Any notice or request hereunder may be given to Borrowing Agent or any Credit Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a "Notice") to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., "e-mail") or facsimile transmission or by setting forth such Notice on a website to which Credit Parties are directed (an "Internet Posting") if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a)        in the case of hand delivery, when delivered;

(b)        if given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)        in the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)        in the case of a facsimile transmission, when sent to the applicable party's facsimile machine's telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)        in the case of electronic transmission, when actually received;

(f)        in the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g)        if given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Credit Party shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)       If to Agent or PNC at:

PNC Bank, National Association

One North Franklin Street, 25th Floor

Chicago, Illinois  60606

Attention:         Portfolio Manager – Ferroglobe

Telephone:       (312) 454-2958

Facsimile:        (312) 454-2919

with a copy (which shall not constitute notice) to:

PNC Bank, National Association

PNC Agency Services

PNC Firstside Center

500 First Avenue, 4th Floor

Pittsburgh, Pennsylvania  15219

Attention:             Lori Killmeyer

Telephone:           (412) 762-7002

Facsimile:            (412) 762-8672

with an additional copy (which shall not constitute notice) to:

Goldberg Kohn Ltd.

55 East Monroe Street, Suite 3300

Chicago, Illinois  60603

Attention:       Jeffrey Dunlop

Telephone:     (312) 863-7128

Facsimile:      (312) 863-7828

(B)       If to a Lender other than Agent, as specified on the signature pages hereof.

(C)       If to Borrowing Agent or any Credit Party:

Globe Specialty Metals, Inc.

c/o Ferroglobe PLC

5 Fleet Place

London EC4M 7RD, United Kingdom

Attention:        Legal Dept.

Telephone:      +44 (0) 203 1292420

with a copy (which shall not constitute notice) to:

Globe Specialty Metals, Inc.

c/o Grupo FerroAtlántica, S.A.U.

Paseo de la Castellana, 259-D, P49

28046 Madrid, Spain

Attention:           Legal Dept.

Telephone:         +34 915 903 219

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019-7475

Attention:        Sasha Rosenthal-Larrea

Telephone:      (212) 474-1967

16.7     Survival; Survival of Representations and Warranties.

(a)        The obligations of Credit Parties under Sections 2.2(f),  2.2(g),  2.2(h),  3.7,  3.8,  3.9,  3.10,  15.1,  16.5 and 16.9 and the obligations of the applicable Lenders under Sections 2.2,  2.15(b),  2.16,  2.18,  2.19,  3.10,  14.8 and 16.5, shall survive termination of this Agreement and the Other Documents, the replacement of Agent and payment in full of the Obligations.

(b)        All representations and warranties of Holdings or any Credit Party contained in this Agreement and the Other Documents to which it is a party shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at the time of Holdings' or such Credit Party's execution of this Agreement and the Other Documents to which it is a party and true and correct in all in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the time of any request for an Advance (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date).

16.8     Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9     Expenses. Borrowers shall pay (i) all reasonable and invoiced out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable and invoiced fees, charges and disbursements of outside counsel for Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including any notarial, registration and administrative fees and any stamp duties arising from the registration or other filings in connection with the foregoing, (ii) all reasonable and invoiced out-of-pocket expenses incurred by the Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and reasonably invoiced out-of-pocket expenses incurred by Agent, any Lender or Issuer (including the fees, charges and disbursements of any outside counsel for Agent, any Lender or Issuer ((limited, in the case of fees and expenses of outside counsel for Lenders, to one firm of lead counsel for Agent, and one firm of local counsel in each applicable jurisdiction)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the Other Documents, including its rights under this Section 16.9, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

16.10   Injunctive Relief. Each Credit Party recognizes that, in the event any Credit Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefor, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11   Consequential Damages. No party to this Agreement or any Other Document, nor any agent or attorney for any of them, shall be liable to any other such Person for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12   Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13   Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

16.14   Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15   Confidentiality; Sharing Information. Agent, each Lender, the Issuer and each Transferee in each case agrees to maintain the confidentiality of all information received from the Credit Parties or any of their Subsidiaries relating to the Credit Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to Agent, any Lender or the Issuer on a non-confidential basis prior to disclosure by the Credit Parties or any of their Subsidiaries (the "Information"), except that Information may be disclosed; (a) to its Affiliates and to its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any of the Other Documents or any action or proceeding relating to this Agreement or any of the Other Documents or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrowers and their obligations; (g) with the consent of Borrowers; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 16.15 or (ii) becomes available to Agent, any Lender, the Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrowers or the other Credit Parties that is not, to the actual knowledge of the Person making disclosure (and with no such Person having any obligation to make any investigation in connection therewith), subject to contractual or fiduciary confidentiality obligations owing to the Borrowers, their Subsidiaries or their respective representatives with respect to such Information. Any Person required to maintain the confidentiality of Information as provided in this Section 16.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, (A) none of Agent, any Lender, the Issuer or any Related Party shall have any liability under this Section 16.15 unless its breach hereunder is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from its gross negligence or willful misconduct, and (B) on and after the Closing Date, each Lender shall be entitled to place (at their own expense) a so-called 'tombstone' advertisement in various publications and report the effectiveness of this Agreement and the credit facility contemplated hereby to league tables and similar services. Each Credit Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrowers or one or more of their Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Credit Party hereby authorizes each Lender to share any information delivered to such Lender by such Credit Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of this Section 16.15.

16.16   Publicity. Each Credit Party and each Lender hereby authorizes Agent and Lenders to make appropriate announcements of the financial arrangement entered into among Credit Parties, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent and each Lender shall in its reasonable discretion deem appropriate.

16.17   Certifications From Banks and Participants; USA PATRIOT Act.

(a)        Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States of America or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a "shell" and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b)        The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an "account" with such financial institution. Consequently, any Lender may from time to time request, and each Credit Party shall provide to such Lender, such Credit Party's name, address, tax identification number and/or such other identifying information as shall be necessary for such Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18   Anti-Terrorism Laws.

(a)        Each Credit Party represents and warrants that (i) no Covered Entity, and none of its respective officers and directors and, to the knowledge of such Covered Entity, its employees, is a Sanctioned Person and (ii) no Covered Entity, and none of its respective officers and directors and, to the knowledge of such Covered Entity, its employees, either in its own right or (to the best of such Covered Entity's knowledge after due inquiry) through any third party, (A)  has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b)        Each Credit Party covenants and agrees that (i) no Covered Entity, and none of its respective officers and directors and, to the knowledge of such Covered Entity, its employees, will become a Sanctioned Person, (ii) no Covered Entity, and none of its respective officers and directors and, to the knowledge of such Covered Entity, its employees and agents, either in its own right or (to the best of such Covered Entity's knowledge after due inquiry) through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B)  do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C)  engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity, and each of its respective officers and directors and, to the knowledge of such Covered Entity, its employees, shall comply with all Anti-Terrorism Laws and (v) the Credit Parties shall promptly notify Agent in writing upon the occurrence of a Reportable Compliance Event.

(c)        No provision of this Section 16.18 shall apply to or in favor of any Person if and to the extent that it would result in a breach, by or in respect of that person, of any applicable Blocking Law.

16.19   Canadian Anti-Money Laundering Laws.

(a)        Each Credit Party acknowledges that, pursuant to the Proceeds of Crime Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and "know your client" laws, under the laws of Canada (collectively, including any guidelines or orders thereunder, "AML Legislation"), Agent and Lenders may be required to obtain, verify and record information regarding each Credit Party, its respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Credit Party, and the transactions contemplated hereby. Each Credit Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or Agent, or any prospective assign or participant of a Lender or Agent, necessary in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)        If Agent has ascertained the identity of any Credit Party or any authorized signatories of any Credit Party for the purposes of applicable AML Legislation, then Agent:

(i)         shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a "written agreement" in such regard between each Lender and Agent within the meaning of applicable AML Legislation; and

(ii)       shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c)        Notwithstanding the provisions of this Section 16.19 and except as may otherwise be agreed in writing, each Lender agrees that Agent has no obligation to ascertain the identity of the Credit Parties or any authorized signatories of the Credit Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Credit Parties or any such authorized signatory in doing so.

16.20   Contractual Recognition of Bail-In. Notwithstanding any other term of this Agreement or any Other Document or any other agreement, arrangement or understanding between the parties to this Agreement or any Other Document, each party acknowledges and accepts that any liability of any party to any other party under or in connection with this Agreement or any Other Document may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)          any Bail-In Action in relation to any such liability, including (without limitation):

(i)          a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)         a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)        a cancellation of any such liability; and

(b)       a variation of any term of this Agreement or any Other Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

16.21   Permitted Non-ABL Indebtedness. In connection with the incurrence by any Credit Party or any Subsidiary of any Credit Party of any Indebtedness permitted by Section 7.1(p), Agent agrees to execute and deliver a customary intercreditor agreement and amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Collateral Document, to execute and deliver any applicable intercreditor agreement and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by Borrowing Agent and Agent to be necessary or reasonably desirable for any Permitted Lien on the assets of any Credit Party permitted to secure such Indebtedness permitted by Section 7.1(p), to become a valid, perfected lien (with such priority as may be designated by the relevant Credit Party or any Subsidiary of any Credit Party, to the extent such priority is permitted by this Agreement and the Other Documents) pursuant to the Collateral Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

16.22   Permitted Intercreditor Agreement.

(a)        Each of the Lenders, the Issuers and the other Secured Parties acknowledges that obligations of Borrowers and the other Credit Parties under any Permitted Non-ABL Indebtedness, upon incurrence thereof, may be secured by Liens on assets of Borrowers and the other Credit Parties that constitute Collateral (and by fee-owned real property of Borrowers and the other Credit Parties, whether or not such fee-owned real property constitutes Collateral), and that the relative Lien priority and other creditor rights of the Secured Parties and the secured parties in respect of Permitted Non-ABL Indebtedness will be set forth in a Permitted Intercreditor Agreement. Each of the Lenders, the Issuers and the other Secured Parties hereby irrevocably authorizes and directs Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, (i) from time to time upon the request of Borrowers, in connection with the establishment, incurrence, amendment, refinancing or replacement of any Permitted Non-ABL Indebtedness, any Permitted Intercreditor Agreement (it being understood and agreed that Agent is hereby authorized and directed to determine the terms and conditions of any such Permitted Intercreditor Agreement as contemplated by the definition of the term "Permitted Intercreditor Agreement", and that notwithstanding anything herein to the contrary, Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by any Lender, any Issuer or any other Secured Party, or by any Credit Party, as a result of, any such determination) and (ii) any documents relating thereto.

(b)        Each of the Lenders, the Issuers and the other Secured Parties hereby irrevocably (i) consents to the subordination of the Liens on the Non-ABL Priority Collateral securing the Obligations on the terms set forth in each Permitted Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of each Permitted Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions thereof, (iii) agrees that no Secured Party shall have any right of action whatsoever against Agent as a result of any action taken by Agent pursuant to this Section or in accordance with the terms of any Permitted Intercreditor Agreement and (iv) authorizes and directs Agent to carry out the provisions and intent of each such document.

(c)        Each of the Lenders, the Issuers and the other Secured Parties hereby irrevocably further authorizes and directs Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of each Permitted Intercreditor Agreement that Borrowers may from time to time request (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Permitted Non-ABL Indebtedness, (ii) to confirm for any party that the Permitted Intercreditor Agreement is effective and binding upon Agent on behalf of the Secured Parties or (iii) to effect any other amendment, supplement or modification so long as the resulting agreement would constitute a Permitted Intercreditor Agreement if executed at such time as a new agreement.

(d)        Each of the Lenders, the Issuers and the other Secured Parties hereby irrevocably further authorizes and directs Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Collateral Document to add or remove any legend that may be required pursuant to any Permitted Intercreditor Agreement.

(e)        Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Section 16.22.

[signature pages follow]

Each of the parties has signed this Agreement as of the day and year first above written.

BORROWERS:

GLOBE SPECIALTY METALS, INC., a Delaware
corporation, as a Borrower

Title: President

QSIP CANADA ULC, an unlimited company
organized under the laws of Nova Seotia, as a Borrower

Signature Page to Credit and Security Agreement

GUARANTORS:

GLOBE METALLURGICAL INC., a Delaware corporation
ALDEN RESOURCES LLC, a Delaware limited liability company
ARL RESOURCES, LLC, a Delaware limited liability company
ARL SERVICES, LLC, a Delaware limited liability company
ALABAMA SAND AND GRAVEL, INC., a Delaware corporation
ALDEN SALES CORP, LLC, a Delaware limited liability company
CORE METALS GROUP HOLDINGS LLC, a
Delaware limited liability company
CORE METALS GROUP LLC, a Delaware limited liability company
METALLURGICAL PROCESS MATERIALS, LLC, a
Delaware limited liability company TENNESSEE ALLOYS COMPANY, LLC, a
Delaware limited liability company
GSM SALES, INC., a Delaware corporation NORCHEM, INC., a Florida corporation GATLIFF SERVICES, LLC, a Delaware limited liability company
GLOBE METALS ENTERPRISES, LLC, a Delaware
limited liability company
GSM ENTERPRISES LLC, a Delaware limited liability company
GSM ENTERPRISES HOLDINGS INC., a Delaware
corporation
GBG HOLDINGS, LLC, a Delaware limited liability company,
GSM ALLOYS 1INC., a Delaware corporation GSM ALLOYS 11 INC., a Delaware corporation

Signature Page to Credit and Security Agreement

GUARANTORS CONTD:

GSM FINANCIAL, INC.

By:	/s/ Paul Lojek
Name:	Paul Lojek
Title:	President

Signature Page to Credit and Security Agreement

GUARANTORS CONTD:

SOLSIL, INC.

By:	/s/ Paul Lojek
Name:	Paul Lojek
Title:	President

Signature Page to Credit and Security Agreement

AGENT AND LENDERS:

PNC BANK, NATIONAL ASSOCIATION,
as a Lender and as Agent

By:	/s/ Eamonn Brady
Name : Eamonn Brady
Title: Authorized Signatory

One North Frankli n Street, 25th Floor
Chicago, Illinois 60606
Attention: Portfolio Manager -Ferroglobe

Revol ving Commitment Percentage: 100%
Revolving Commitment Amount: $100,000,000

Signature Page to Credit and Security Agreement

Exhibit 1.2(a)

Form of Borrowing Base Certificate

(see attached)

Exhibit 1.2(a)

PNC Bank, N.A. / PNC Business Credit
Borrowing Base Certificate

Ferroglobe PLC
Customer #tbd

Certificate # Initial BBC
Period Ended 6/30/2019

To (i) induce PNC Bank, National Association ("Agent") to make an initial loan advance pursuant to the Revolving Credit, Term Loan and Security Agreement dated as of_______________(as amended from time to time, the "Loan and Security Agreement") and (ii) comply with the ongoing requirements set forth in the Loan and Security Agreement to deliver a Borrowing Base Certificate, we hereby certify as of the above date, the following:

	#		From	To			Loan Status Schedule ID Total	01AR US	02AR Canada
Accounts Receivable	1	Previous Certificate AR Balance (Line 10 from Prior Cert)					$0.00		$0.00
	2	Gross Sales Since Last Certificate			+		$0.00		$0.00
	3	Debit Memos/Other Additions	5/1/2019	6/30/2019	+		$0.00		$0.00
	4	Credits Since Last Certificate	5/1/2019	6/30/2019	-		$0.00		$0.00
	5	Total Net Sales					$0.00	$0.00	$0.00
	6	Gross Collections Since Last Certificate	5/1/2019	6/30/2019	-		$0.00		$0.00
	7	Discounts/Other Deductions	5/1/2019	6/30/2019	-		$0.00		$0.00
	8	Non AR Cash Since Last Certificate	5/1/2019	6/30/2019	+		$0.00		$0.00
	9	Total Deductions					$0.00	$0.00	$0.00
	10	Total AR Now Being Certified to Bank				per rollforward →	$0.00	$0.00	$0.00
	11	Ineligible AR Per Attached			-		$0.00	$0.00	$0.00
	12	Net Eligible Trade AR					$0.00	$0.00	$0.00
	13	Advance Rate					#DIV/0!	85%	85%
	14	Trade AR Availability					$0.00	$0.00	$0.00
	15	Dilution Reserve					$0.00	$0.00	$0.00
	16	Net Trade A/R Availability					$0.00	$0.00	$0.00

	#				Loan Status Schedule ID Total	3IN US
Raw Materials	17	Gross Inventory as of:			$0.00	$0.00
	18	Ineligible Inventory as of:	-		$0.00	$0.00
	19	Net Eligible Inventory			$0.00	$0.00
	20	Advance Rate (per appraisal tab)			#DIV/0!	57.290902%
	21	Inventory Availability before Aggregate Sub-limit			$0.00	$0.00
	22	Aggregate Inventory Sub-limit				
	23	Net Aggregate Inventory Availability			$0.00	

	#				Loan Status Schedule ID Total	4IN US
WIP	24	Gross Inventory as of:			$0.00	$0.00
	25	Ineligible Inventory as of:	-		$0.00	$0.00
	26	Net Eligible Inventory			$0.00	$0.00
	27	Advance Rate (per appraisal tab)			#DIV/0!	62.537906%
	28	Inventory Availability before Aggregate Sub-limit			$0.00	$0.00
	29	Aggregate Inventory Sub-limit				
	30	Net Aggregate Inventory Availability			$0.00	

	#				Loan Status Schedule ID Total	5IN FG IT	6IN RM IT
In-Transit	31	Gross Inventory as of:			$0.00	$0.00	$0.00
	32	Ineligible Inventory as of:	-		$0.00	$0.00	$0.00
	33	Net Eligible Inventory			$0.00	$0.00	$0.00
	34	Advance Rate (per appraisal tab)			#DIV/0!	73.067713%	58.175766%
	35	Inventory Availability before Aggregate Sub-limit			$0.00	$0.00	$0.00
	36	Aggregate Inventory Sub-limit		$ 5,000,000.00			
	37	Net Aggregate Inventory Availability			$0.00		

	#				Loan Status Schedule ID Total	7IN US
Stores/Spare Parts	38	Gross Inventory as of:			$0.00	$0.00
	39	Ineligible Inventory as of:	-		$0.00	$0.00
	40	Net Eligible Inventory			$0.00	$0.00
	41	Advance Rate (per appraisal tab)			#DIV/0!	14.403559%
	42	Inventory Availability before Aggregate Sub-limit			$0.00	$0.00
	43	Aggregate Inventory Sub-limit		$ 2,000,000.00		
	44	Net Aggregate Inventory Availability			$0.00	

	#				Loan Status Schedule ID Total	8IN US	9IN Canada
Consigned FG	45	Gross Inventory as of:			$0.00	$0.00	$0.00
	46	Ineligible Inventory as of:	-		$0.00	$0.00	$0.00
	47	Net Eligible Inventory			$0.00	$0.00	$0.00
	48	Advance Rate (per appraisal tab)			#DIV/0!	75.000000%	75.000000%
	49	Inventory Availability before Aggregate Sub-limit			$0.00	$0.00	$0.00
	50	Aggregate Inventory Sub-limit		$ 7,500,000.00			
	51	Net Aggregate Inventory Availability			$0.00		

				Loan Status Schedule ID Total	10IN US
Packaging	Gross Inventory as of:			$0.00	$0.00
	Ineligible Inventory as of:	-		$0.00	$0.00
	Net Eligible Inventory			$0.00	$0.00
	Advance Rate (per appraisal tab)			#DIV/0!	25.717949%
	Inventory Availability before Aggregate Sub-limit			$0.00	$0.00
	Aggregate Inventory Sub-limit		$ 500,000.00		
	Net Aggregate Inventory Availability			$0.00	

	#				Loan Status Schedule ID Total	11IN US	12IN Canada
Finished Goods	52	Gross Inventory as of:			$0.00	$0.00	$0.00
	53	Ineligible Inventory as of:	-		$0.00	$0.00	$0.00
	54	Net Eligible Inventory			$0.00	$0.00	$0.00
	55	Advance Rate (per appraisal tab)			#DIV/0!	74.157208%	73.679073%
	56	Inventory Availability before Aggregate Sub-limit			$0.00	$0.00	$0.00
	57	Aggregate Inventory Sub-limit					
	58	Net Aggregate Inventory Availability			$0.00		
Total Inventory	59	Total Gross Inventory			$0.00		
	60	Total Ineligible Inventory			$0.00		
	61	Total Eligible Inventory Before Categorical & Divisional Sublimits			$0.00		
	62	Combined Inventory Availability before Aggregate Sublimit			$0.00		
	63	Inventory Sub limit on Aggregate Inventory Availability - 65% of BBC		$ -			
	64	Adjusted Combined Inventory Availability			$0.00		

	#			
Collateral Reserves	65	Gross Combined Availability		$0.00
	66	Less Availability Reserve		
	67	Less Other Reserve		
	68	Contributed Collateral Value		$0.00
	69	Revolver Limit		
	70	Lesser of Line Limit and Contributed Collateral		$0.00

#				
75	New Loan Balance			$0.00
76	Rent Reserve	-		
77	Outstanding Letters of Credit	-		
78	GST/HST Reserve	-		
79	Royalty Reserve	-		
80	Tax Lien Reserve	-		
81	Master Reserve Total (per PNC system)			$0.00
82	Revolver Loans & Reserves			$0.00
83	Term Loans *(if included in Revolver Limit)*	+		$0.00
84	Total Loans & Reserves			$0.00
85	Loan Availability			$0.00
86	Remaining Revolver Availability		$0.00	
87	Remaining Line Availability			

The undersigned hereby certifies that the above representations are true and correct and subject to all conditions of the Credit and Security Agreement. We also represent that there does not exist a condition which may precipitate an Event of Default, as defined under the terms of the Credit and Security Agreement.

______________________________ ____________
Authorized Signature, Title Date

____
Name of Authorized Signer (Printed)

Exhibit 1.2(b)

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

(this "Certificate")

This Certificate is delivered pursuant to that certain Credit and Security Agreement dated as of October 11, 2019 (as amended, restated, supplemented or modified from time to time, the "Credit Agreement") by and among GLOBE SPECIALTY METALS, INC., a Delaware corporation ("US Borrower"), QSIP CANADA ULC, an unlimited company amalgamated under the laws of Nova Scotia ("Canadian Borrower"; together with US Borrower and each other Person joined or party to the Credit Agreement as a borrower from time to time, collectively, "Borrowers", and each individually, a "Borrower"), each other Credit Party party thereto from time to time, the financial institutions which are now or which hereafter become a party thereto (collectively, the "Lenders", and each individually, a "Lender") and PNC BANK, NATIONAL ASSOCIATION, as agent for Lenders (in such capacity, "Agent"). Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Credit Agreement.

The undersigned officer, , the [Chief Executive Officer/President/Chief Financial Officer/Treasurer/Controller] of the Borrowing Agent, does hereby certify (in such capacity and not in the undersigned's individual capacity), based on an examination sufficient to permit the undersigned to make an informed statement as of the [quarter/year] ended                                 , 20      (the "Report Date"), as follows:

1.         Minimum Covenant Liquidity. Exhibit A to this Certificate shows that Covenant Liquidity is not less than $32,500,000 and (a) no less than $22,500,000 of such Covenant Liquidity consists of Qualified Restricted Cash and (b) no less than $10,000,000 of such Covenant Liquidity consists of Undrawn Availability.

2.         Event of Default or Default. As of the Report Date, except as set forth on Schedule 1 to this Certificate, no Event of Default or Default has occurred and is continuing or exists as of the date hereof. If any Event of Default or Default is set forth on Schedule 1, Schedule 1 also specifies the circumstances regarding such Event of Default or Default, when it occurred, whether it is continuing and the steps being taken by the Borrowers with respect to such default.

3.         Representations, Warranties and Covenants. Except as expressly provided on Schedule 2 to this Certificate, as applicable, each of the representations and warranties made by any Credit Party in or pursuant to the Credit Agreement and each of the Other Documents is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof as if made on and as of the date hereof (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case such representation and warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof).

Exhibit 1.2(b)

4.         Updates to Certain Schedules.       Schedule 3 to this Certificate contains updates to Schedules [•].1

[SIGNATURE PAGE FOLLOWS]

1 [Borrower Representative to provide updates to Schedules 4.4(a) (Equipment and Inventory Locations; Place of Business, Chief Executive Office, Location of Books and Records; Type of Organization; Jurisdiction of Formation; State Organizational Identification Number; U.S. Federal Tax Identification Number), 5.2(b) (Subsidiaries), as applicable.]

Exhibit 1.2(b)

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate this                             day of                           , 20_   .

GLOBE SPECIALTY METALS, INC.,
as Borrowing Agent

By:
Name:
Title:

Exhibit 1.2(b)

EXHIBIT A TO COMPLIANCE CERTIFICATE

[to be provided by Borrowers]

Exhibit 1.2(b)

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

[to be provided by Borrowers]

Exhibit 1.2(b)

SCHEDULE 2 TO COMPLIANCE CERTIFICATE

[to be provided by Borrowers]

Exhibit 1.2(b)

SCHEDULE 3 TO COMPLIANCE CERTIFICATE

[to be provided by Borrowers]

Exhibit 1.2(b)

Exhibit 1.2(c)

Form of Credit Party Joinder

CREDIT PARTY JOINDER

This CREDIT PARTY JOINDER (this "Joinder") is entered into as of [   __], by and among GLOBE SPECIALTY METALS, INC., a Delaware corporation ("US Borrower"), QSIP CANADA ULC, an unlimited company amalgamated under the laws of Nova Scotia ("Canadian Borrower"; together with US Borrower, collectively, the "Existing Borrowers"), [           ], a [   ] ("New Credit Party", and collectively with the Existing Borrowers and each other Credit Party (other than New Credit Party) party to the Credit Agreement described below, the "Existing Credit Parties"), and PNC BANK, NATIONAL ASSOCIATION, as agent for the Lenders party to the Credit Agreement referred to below (in such capacity, "Agent").

WHEREAS, the Existing Credit Parties, Agent, and the lenders from time to time party thereto (the "Lenders"), are party to that certain Credit and Security Agreement dated as of October 11, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement");

WHEREAS, pursuant to the Credit Agreement, Agent and the Lenders have agreed to make certain loans and other financial accommodations available to the Credit Parties from time to time pursuant to the terms and conditions thereof;

WHEREAS, New Credit Party (a) is an Affiliate of the Existing Credit Parties and, as such, will benefit by virtue of the financial accommodations extended to the Credit Parties by the Agent and the Lenders and (b) by becoming a [Borrower and a] Credit Party will benefit from certain rights granted to [Borrowers and] the Credit Parties pursuant to the terms of the Credit Agreement and Other Documents; and

WHEREAS, the Borrowers have agreed to join New Credit Party as a [Borrower and a] Credit Party to the Credit Agreement and the applicable Other Documents.

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1.         Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

2.         Joinder to Credit Agreement. New Credit Party is hereby joined to the Credit Agreement as a [Borrower and a] Credit Party, and New Credit Party hereby agrees to be bound by the terms and conditions (including without limitation all of the representations and warranties and covenants) applicable to it as a [Borrower and a] Credit Party under the Credit Agreement, as if New Credit Party were a direct signatory thereto. In furtherance of the preceding sentence, without limiting any provision of the Credit Agreement or any Other Document, [New Credit Party agrees to be jointly and severally liable with each other Borrower for the Revolving Advances and all Obligations, and] to secure the prompt payment and performance to Agent and

Exhibit 1.2(c)

each Lender of the Obligations, New Credit Party hereby [assigns, pledges and grants to Agent for the ratable benefit of each Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located].

3.         Joinder to Other Documents. By its signature below, New Credit Party joins itself and becomes party to each applicable Other Document to which the Existing Credit Parties are party, as a [Borrower and a] Credit Party thereunder, in each case with the same force and effect as if originally named therein as a party thereto, and New Credit Party hereby agrees to all of the terms and provisions of such Other Documents applicable to it as a party thereto.

4.         Schedules to Credit Agreement.  Schedules [  ] attached hereto amend and restate in their entirety the corresponding schedules to the Credit Agreement and shall be deemed a part thereof for all purposes of the Credit Agreement.

5.         Schedule to Stock Pledge Agreement. Schedule I attached hereto amends and restates in its entirety the corresponding schedule to the Pledge Agreement and shall be deemed a part thereof for all purposes of the Pledge Agreement.

6.         Representations and Warranties. Each Existing Borrower and each New Credit Party represents and warrants to Agent and the Lenders as follows:

(a)        This Joinder (i) has been duly and validly executed and delivered by New Credit Party, and (ii) constitutes, or will constitute, a legal, valid and binding obligation of New Credit Party, enforceable against New Credit Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws relating to or affecting creditors' rights generally or by equitable principles relating to enforceability (whether considered in a proceeding in equity or at law).

(b)        New Credit Party (i) is a public company, corporation, limited partnership, limited liability company or other entity duly organized, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except in jurisdictions where the failure to be so licensed, qualified or in good standing would not reasonably be expected to cause a Material Adverse Effect, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the Other Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all Applicable Laws (other than Environmental Laws which are specifically addressed in Section 5.18 of the Credit Agreement) in all jurisdictions in which New Credit Party or Subsidiary of New Credit Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Effect and (vi) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens. As of the date hereof, no Default or Event of Default has occurred and exists or is continuing.

Exhibit 1.2(c)

7.         Effectiveness of Joinder; Continuing Effect. Except as expressly set forth in Sections 2,  3,  4 and 5 of this Joinder, nothing in this Joinder shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any Other Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the Other Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby. Agent and each Lender hereby reserves and preserves all of its rights and remedies against any Credit Party under the Credit Agreement and the Other Documents.

8.         Conditions to Effectiveness. This Joinder shall become effective upon the Agent's receipt of a fully executed copy of this Joinder, in form and substance acceptable to Agent.

9.         Miscellaneous.

(a)        Governing Law. This Joinder shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York.

(b)        Counterparts. This Joinder may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Joinder. Receipt by telecopy of any executed signature page to this Joinder shall constitute effective delivery of such signature page. This Joinder to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including "pdf"), shall be treated in all manner and respects and for all purposes as an original agreement or amendment and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

(c)        Other Documents. This Joinder shall constitute an Other Document.

[Signature Pages Follow]

Exhibit 1.2(c)

IN WITNESS WHEREOF, the parties hereto have caused this Credit Party Joinder to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

BORROWERS:

GLOBE SPECIALTY METALS, INC.

By:
Name:
Title:

QSIP CANADA ULC

By:
Name:
Title:

NEW CREDIT PARTY:

[ ]

By:
Name:
Title:

AGENT:

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

Exhibit 1.2(c)

Exhibit 2.1(a)

Form of Revolving Credit Note

REVOLVING CREDIT NOTE

$_____________	Date: _____________, 20____

This Revolving Credit Note (this "Note") is executed and delivered under and pursuant to the terms of that certain Credit and Security Agreement dated as of October 11, 2019 (as amended, restated, supplemented or modified from time to time, the "Credit Agreement") by and among GLOBE SPECIALTY METALS, INC., a Delaware corporation ("US Borrower"), QSIP CANADA ULC, an unlimited company amalgamated under the laws of Nova Scotia ("Canadian Borrower"; together with US Borrower and each other Person joined or party to the Credit Agreement as a borrower from time to time, collectively, "Borrowers", and each individually, a "Borrower"), each other Credit Party party thereto from time to time, the financial institutions which are now or which hereafter become a party thereto (collectively, the "Lenders", and each individually, a "Lender") and PNC BANK, NATIONAL ASSOCIATION, as agent for Lenders (in such capacity, "Agent"). Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Credit Agreement.

FOR VALUE RECEIVED, Borrowers hereby jointly and severally promise to pay to the order of                                               ("Holder"), at the Payment Office or at such other place as Agent may from time to time designate to the Borrowing Agent in writing:

(i)         the principal sum of______________and /100 Dollars ($______________) or, if different from such amount, the unpaid principal balance of Holder's Revolving Commitment Percentage of the Revolving Advances as may be due and owing under the Credit Agreement, payable in accordance with the provisions of the Credit Agreement, subject to acceleration upon the occurrence and during the continuation of an Event of Default under the Credit Agreement, or earlier termination of the Credit Agreement pursuant to the terms thereof; and

(ii)       interest on the principal amount of this Note from time to time outstanding, payable at the Revolving Interest Rate in accordance with the provisions of the Credit Agreement. In no event, however, shall interest exceed the maximum interest rate permitted by law.

This Note is one of the Revolving Credit Notes referred to in the Credit Agreement and is secured, inter alia, by the Liens granted pursuant to the Credit Agreement and the Other Documents, is entitled to the benefits of the Credit Agreement and the Other Documents and is subject to all of the agreements, terms and conditions therein contained.

This Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Credit Agreement.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

Exhibit 2.1(a)

Each Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Credit Agreement.

[SIGNATURE PAGE FOLLOWS]

Exhibit 2.1(a)

IN WITNESS WHEREOF, this Revolving Credit Note has been executed and delivered as of the first date written above.

GLOBE SPECIALTY METALS, INC., as a Borrower

By:
Name:
Title:

QSIP CANADA ULC, as a Borrower

By:
Name:
Title:

Exhibit 2.1(a)

Exhibit 2.4(a)

Form of Swing Loan Note

SWING LOAN NOTE

$_____________	Date: _____________, 201__

This Swing Loan Note (this "Note") is executed and delivered under and pursuant to the terms of that certain Credit and Security Agreement dated as of October 11, 2019 (as amended, restated, supplemented or modified from time to time, the "Credit Agreement") by and among GLOBE SPECIALTY METALS, INC., a Delaware corporation ("US Borrower"), QSIP CANADA ULC, an unlimited company amalgamated under the laws of Nova Scotia ("Canadian Borrower"; together with US Borrower and each other Person joined or party to the Credit Agreement as a borrower from time to time, collectively, "Borrowers", and each individually, a "Borrower"), each other Credit Party party thereto from time to time, the financial institutions which are now or which hereafter become a party thereto (collectively, the "Lenders", and each individually, a "Lender") and PNC BANK, NATIONAL ASSOCIATION, as agent for Lenders (in such capacity, "Agent"). Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Credit Agreement.

FOR VALUE RECEIVED, Borrowers hereby jointly and severally promise to pay to ____________("Holder"), at the Payment Office or at such other place as Agent may from time to time designate to the Borrowing Agent in writing:

(i)         the principal sum of [$                       ] and 00/100 Dollars ([$                   ]) or, if different from such amount, the unpaid principal balance of Swing Loans as may be due and owing under the Credit Agreement, payable in accordance with the provisions of the Credit Agreement, subject to acceleration upon the occurrence and during the continuation of an Event of Default under the Credit Agreement, or earlier termination of the Credit Agreement pursuant to the terms thereof; and

(ii)        interest on the unpaid principal amount of this Note from time to time outstanding, payable at the Revolving Interest Rate in accordance with the provisions of the Credit Agreement. In no event, however, shall interest exceed the maximum interest rate permitted by law.

This Note is one of the Swing Loan Notes referred to in the Credit Agreement and is secured, inter alia, by the Liens granted pursuant to the Credit Agreement and the Other Documents, is entitled to the benefits of the Credit Agreement and the Other Documents and is subject to all of the agreements, terms and conditions therein contained.

This Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Credit Agreement.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

Exhibit 2.4(a)

Borrowers expressly waive any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Credit Agreement.

[SIGNATURE PAGE FOLLOWS]

Exhibit 2.4(a)

IN WITNESS WHEREOF, this Swing Loan Note has been executed and delivered as of the first date written above.

GLOBE SPECIALTY METALS, INC., as a Borrower

By:
Name:
Title:

QSIP CANADA ULC, as a Borrower

By:
Name:
Title:

Exhibit 2.4(a)

Exhibit 5.5(b)

Financial Projections

(see attached)

Exhibit 5.5(b)

Exhibit 8.1(c)

Form of Financial Condition Certificate

FINANCIAL CONDITION CERTIFICATE

(this "Certificate")

[            ], 2019

This Certificate is delivered pursuant to that certain Credit and Security Agreement dated as of October 11, 2019 (as amended, restated, supplemented or modified from time to time, the "Credit Agreement") by and among GLOBE SPECIALTY METALS, INC., a Delaware corporation ("US Borrower"), QSIP CANADA ULC, an unlimited company amalgamated under the laws of Nova Scotia ("Canadian Borrower"; together with US Borrower and each other Person joined or party to the Credit Agreement as a borrower from time to time, collectively, "Borrowers", and each individually, a "Borrower"), each other Credit Party party thereto from time to time, the financial institutions which are now or which hereafter become a party thereto (collectively, the "Lenders", and each individually, a "Lender") and PNC BANK, NATIONAL ASSOCIATION, as agent for Lenders (in such capacity, "Agent"). Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Credit Agreement.

I, the duly elected, qualified and acting [Chief Executive Officer/President/Chief Financial Officer/Treasurer/Controller] of the Borrowing Agent, hereby certify (in such capacity and not in my individual capacity) that:

1.         I am fully familiar with all of the business and financial affairs of the Credit Parties, including, without limiting the generality of the foregoing, all of the matters hereinafter described, and I have reviewed the relevant terms of the Credit Agreement and the Other Documents and have made or have caused to be made under my supervision a reasonable review of the transactions contemplated by the Credit Agreement and financial condition of each Credit Party as of the date of this Certificate and have made such investigation and inquiries as I have deemed necessary and prudent therefor.

2.         The Credit Parties, taken as a whole, are Solvent on the Closing Date after giving effect to the initial Advances made, and the Use of Proceeds contemplated to be made, on the Closing Date.

[SIGNATURE PAGE FOLLOWS]

Exhibit 8.1(c)

IN WITNESS WHEREOF, the undersigned has executed this Financial Condition Certificate as of the date first above written.

GLOBE SPECIALTY METALS, INC., as Borrowing Agent

By:
Name:
Title:

Exhibit 8.1(c)

Exhibit 16.3

Form of Commitment Transfer Supplement

COMMITMENT TRANSFER SUPPLEMENT

COMMITMENT TRANSFER SUPPLEMENT, dated as of                          ,                       ,  among                                                                 (the “Transferor Lender”), each Purchasing Lender executing this Commitment Transfer Supplement (each, a  “Purchasing Lender”), and Agent (as defined below) under the Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, this Commitment Transfer Supplement is being executed and delivered in accordance with Section 16.3 of the Credit and Security Agreement dated as of October 11, 2019 (as amended, restated, supplemented or modified from time to time, the "Credit Agreement") by and among GLOBE SPECIALTY METALS, INC., a Delaware corporation ("US Borrower"), QSIP CANADA ULC, a limited company amalgamated under the laws of Canada; together with US Borrower and each other Person joined or party to the Credit Agreement as a borrower from time to time, collectively, "Borrowers", and each individually, a "Borrower"), each other Credit Party party thereto from time to time, the financial institutions which are now or which hereafter become a party thereto (collectively, the "Lenders", and each individually, a "Lender") and PNC BANK, NATIONAL ASSOCIATION, as agent for Lenders (in such capacity, "Agent");

WHEREAS, each Purchasing Lender wishes to become a Lender party to the Credit Agreement; and

WHEREAS, the Transferor Lender is selling and assigning to each Purchasing Lender, rights, obligations and commitments under the Credit Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.         All capitalized terms used herein which are not defined shall have the meanings given to them in the Credit Agreement.

2.         Upon receipt by Agent of four (4) counterparts of this Commitment Transfer Supplement, to each of which is attached a fully completed Schedule I, and each of which has been executed by the Transferor Lender and Agent, Agent will transmit to Transferor Lender and each Purchasing Lender a Transfer Effective Notice, substantially in the form of Schedule II to this Commitment Transfer Supplement (a "Transfer Effective Notice"). Such Transfer Effective Notice shall set forth, inter alia, the date on which the transfer effected by this Commitment Transfer Supplement shall become effective (the "Transfer Effective Date"), which date shall not be earlier than the first Business Day following the date such Transfer Effective Notice is received. From and after the Transfer Effective Date, each Purchasing Lender shall be a Lender party to the Credit Agreement for all purposes thereof.

3.         At or before 12:00 Noon (New York City time) on the Transfer Effective Date, each Purchasing Lender shall pay to Transferor Lender, in immediately available funds, an

Exhibit 16.3

amount equal to the purchase price, as agreed between Transferor Lender and such Purchasing Lender (the "Purchase Price"), of the portion of the Advances being purchased by such Purchasing Lender (such Purchasing Lender's "Purchased Percentage") of the outstanding Advances and other amounts owing to the Transferor Lender under the Credit Agreement and any applicable Note. Effective upon receipt by Transferor Lender of the Purchase Price from a Purchasing Lender, Transferor Lender hereby irrevocably sells assigns, and transfers to such Purchasing Lender, without recourse, representation or warranty, and each Purchasing Lender hereby irrevocably purchases, takes and assumes from Transferor Lender, such Purchasing Lender's Purchased Percentage of the Advances and other amounts owing to the Transferor Lender under the Credit Agreement and any applicable Note together with all instruments, documents and collateral security pertaining thereto.

4.         Transferor Lender has made arrangements with each Purchasing Lender with respect to (i) the portion, if any, to be paid, and the date or dates for payment, by Transferor Lender to such Purchasing Lender of any fees heretofore received by Transferor Lender pursuant to the Credit Agreement prior to the Transfer Effective Date and (ii) the portion, if any, to be paid, and the date or dates for payment, by such Purchasing Lender to Transferor Lender of fees or interest received by such Purchasing Lender pursuant to the Credit Agreement from and after the Transfer Effective Date.

5.         (a) All principal payments that would otherwise be payable from and after the Transfer Effective Date to or for the account of Transferor Lender pursuant to the Credit Agreement and any applicable Note shall, instead, be payable to or for the account of Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement.

(b) All interest, fees and other amounts that would otherwise accrue for the account of Transferor Lender from and after the Transfer Effective Date pursuant to the Credit Agreement and any applicable Note shall, instead, accrue for the account of, and be payable to, Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement. In the event that any amount of interest, fees or other amounts accruing prior to the Transfer Effective Date was included in the Purchase Price paid by any Purchasing Lender, Transferor Lender and each Purchasing Lender will make appropriate arrangements for payment by Transferor Lender to such Purchasing Lender of such amount upon receipt thereof from Borrower.

6.         Each of Transferor Lender and Purchasing Lender agrees that at any time and from time to time, upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Commitment Transfer Supplement.

7.         By executing and delivering this Commitment Transfer Supplement, Transferor Lender and each Purchasing Lender confirm to and agree with each other and Agent and Lenders as follows: (i) Transferor Lender represents and warrants that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, it has full power and authority, and has taken all action necessary, to execute and deliver this Commitment Transfer Supplement and to consummate the transactions contemplated hereby; (ii) Transferor Lender makes no representation or warranty and assumes no responsibility with respect

Exhibit 16.3

to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any applicable Note or any other instrument or document furnished pursuant thereto; (iii) Transferor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their Obligations under the Credit Agreement, any applicable Note or any other instrument or document furnished pursuant hereto; (iv) each Purchasing Lender confirms that (x) it has full power and authority, and has taken all action necessary, to execute and deliver this Commitment Transfer Supplement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (y) it meets all requirements of an eligible assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement) and (z) it is sophisticated with respect to decisions to acquire assets of the type represented by the interest being assigned and either it, or the Person exercising discretion in making its decision to acquire the assigned interest, is experienced in acquiring assets of such type; (v) each Purchasing Lender confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (vi) each Purchasing Lender will, independently and without reliance upon Agent, Transferor Lender or any other Lenders and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (vii) each Purchasing Lender appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof; (viii) each Purchasing Lender agrees that it will perform all of its respective obligations as set forth in the Credit Agreement to be performed by each as a Lender; and (ix) each Purchasing Lender represents and warrants to Transferor Lender, Lenders, Agent and Borrower that it is either (x) entitled to the benefits of any income tax treaty with the United States of America that provides for an exemption from the United States withholding tax on interest and other payments made by Borrowers under the Credit Agreement and the Other Documents or (y) is engaged in trade or business within the United States of America.

8.         Schedule I hereto sets forth the revised Revolving Commitment Percentage of the Transferor Lender and the Revolving Commitment Percentage of each Purchasing Lender as well as administrative information with respect to each Purchasing Lender.

9.         This Commitment Transfer Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit 16.3

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed by their respective duly authorized officers on the date set forth above.

_______________________________________, as the Transferor Lender

By:
Name:
Title:

_______________________________________, as a Purchasing Lender

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

[Consented and Acknowledged:

GLOBE SPECIALTY METALS, INC., as the Borrowing Agent

By:
Name:
Title:	][2]

2 If consent is required pursuant to Section 16.3 of the Credit Agreement.

Exhibit 16.3

SCHEDULE I TO COMMITMENT TRANSFER SUPPLEMENT

LIST OF OFFICES, ADDRESSES FOR NOTICES AND COMMITMENT AMOUNTS

(Transferor Lender)	Revised Revolving Commitment Amount	$____________________
	Revised Revolving Commitment Percentage	%

(Purchasing Lender)	Revolving Commitment Amount	$____________________
	Revolving Commitment Percentage	%

Addresses for Notices

______________________________
______________________________
______________________________

Attention: Telephone: Telecopier:

Exhibit 16.3

SCHEDULE II TO COMMITMENT TRANSFER SUPPLEMENT

(Form of Transfer Effective Notice)

To:                                                                                            , as the Transferor Lender and ______________________________________________ , as a Purchasing Lender:

The undersigned, as Agent under the Credit and Security Agreement dated as  of October 11, 2019 (as amended, restated, supplemented or modified from time to time, the "Credit Agreement") by and among GLOBE SPECIALTY METALS, INC., a Delaware corporation ("US Borrower"), QSIP CANADA ULC, an unlimited company amalgamated under the laws of Nova Scotia ("Canadian Borrower"; together with US Borrower and each other Person joined or party to the Credit Agreement as a borrower from time to time, collectively, "Borrowers", and each individually, a "Borrower"), each other Credit Party party thereto from time to time, the financial institutions which are now or which hereafter become a party thereto (collectively, the "Lenders", and each individually, a "Lender") and PNC BANK, NATIONAL ASSOCIATION, as a Lender and as agent for Lenders, acknowledges receipt of four (4) executed counterparts of a completed Commitment Transfer Supplement in the form attached hereto. [Note: Attach copy of Commitment Transfer Supplement]. All capitalized terms used herein which are not defined shall have the meanings given to them in the such Commitment Transfer Supplement.

Pursuant to such Commitment Transfer Supplement, you are advised that the Transfer Effective Date will be [insert date of Transfer Effective Notice].

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

Exhibit 16.3

Schedule 1.2(a)

Controlled Accounts

Debtor	Name of Bank	Type of Account	Account Number
Norchem, Inc.	Fifth Third Bank	Operating	7026916770
QSIP Canada ULC	Bank of America	Master	711450230200
QSIP Canada ULC	Bank of America	Receipts	711450230226
QSIP Canada ULC	Bank of America	Disbursements	711450230218
QSIP Canada ULC	Bank of America	Master	711450230101
QSIP Canada ULC	Bank of America	Receipts	711450230127
QSIP Canada ULC	Bank of America	Disbursements	711450230119
QSIP Canada ULC	Bank of America	Master	711450230804

Schedule 1.2(b)

Permitted Holders

Javier Lopez Madrid

Pedro Larrea Paguaga

Jose Maria Alapont

Donald Barger Jr.

Bruce L. Crockett

Stuart Eizenstat

Manuel Garrido y Ruano

Greger Hamilton

Juan Villar-Mir De Fuentes

Schedule 1.2(c)

Existing Liens

1.         Liens on specified equipment of Alabama Sand and Gravel, Inc. pursuant to various existing agreements, by and between Alabama Sand and Gravel, Inc. and Thompson Tractor Co., Inc. and VFS Leasing Co. amounting to $35,747.22 as  of December 31, 2018.

2.         Liens on specified equipment of Globe Metallurgical Inc. pursuant to various existing agreements, by and between Globe Metallurgical Inc. and Cecil I Walker Machinery Company (lease payments of $2810 per month)

3.         Common law and/or statutory rights of offset and liens that may arise in connection with the performance/surety bonds listed in Item 4 of Schedule 7.1.

4.         Liens pursuant to the Full Service Lease, dated December 15, 2017, between PNC Equipment Finance LLC and Globe Metallurgical Inc. listed in Item 5 of Schedule 7.1.

Schedule 2.11

Existing Letters of Credit

Account Party	Issuing Lender	Expiry Date	LOC Amount	Beneficiary
Ferroglobe PLC	PNC	4/19/20	$2,000,000.00	Tennessee Valley Authority
Ferroglobe PLC	PNC	6/28/20	$1,055,000.00	National Union Fire Insurance Co.
Ferroglobe PLC	PNC	8/1/20	$1,050,000.00	Global Energy AIG

Schedule 4.4(a)

Equipment and Inventory Locations; Place of Business; Chief Executive Office; Location of Books and Records; Type of Organization; Jurisdiction of Formation; State Organizational Identification Number; U.S. Federal Tax Identification Number; Real Property

Credit Party	Principal Place of Business	Chief Executive Office	Name/ Location of Equipment and Inventory Storage Locations	Jurisdiction/Entity Identification Number/Federal Tax ID
Globe Specialty Metals, Inc.	1595 Sparling Road Waterford, OH 45786 Washington County	1595 Sparling Road Waterford, OH 45786 Washington County

Ohio Valley Alloy:

100 Westview Ave

Marietta OH, 45750

Wetz Warehouse:

1300 Blue Knob Road

Marietta, OH 45750

S.H. Bell Co.:

2217 Michigan Ave

East Liverpool, OH 43920

S.H. Bell Co.: 3501 E Biddle St

Baltimore, MD 21213

Western Iron Works:

3360 Davey Allison Blvd

Hueytown, AL 35023

DE corporation 3903081 20-2055624 (Federal)
Globe Metallurgical Inc.	1595 Sparling Road Waterford, OH 45786 Washington County	1595 Sparling Road Waterford, OH 45786 Washington County	Ohio Valley Alloy: 100 Westview Ave Marietta OH, 45750 Wetz Warehouse: 1300 Blue Knob Road	DE corporation 4211459 20-5573569 (Federal)

: 2217 Michigan Ave, : :
Marietta, OH 45750 S.H. Bell Co.: 2217 Michigan Ave, East Liverpool, OH 43920 S.H. Bell Co.: 3501 E Biddle St Baltimore, MD 21213 Western Iron Works: 3360 Davey Allison Blvd Hueytown, AL 35023
Alden Resources LLC	332 W Cumberland Gap Pkwy Corbin KY 40701-4818 Laurel County	332 W Cumberland Gap Pkwy Corbin KY 40701-4818 Laurel County	N/A	DE limited liability company 4210991 20-5454565 (Federal)
ARL Resources, LLC	332 W Cumberland Gap Pkwy Corbin KY 40701-4818 Laurel County	1595 Sparling Road Waterford, OH 45786 Washington County	N/A	DE limited liability company 5048387 20-0817277 (Federal)
ARL Services, LLC	332 W Cumberland Gap Pkwy Corbin KY 40701-4818 Laurel County	1595 Sparling Road Waterford, OH 45786 Washington County	N/A	DE limited liability company 5806315 N/A (Federal)
Alden Sales Corp, LLC	1595 Sparling Road, Waterford, OH 45786 Washington County	1595 Sparling Road Waterford, OH 45786 Washington County	N/A	DE limited liability company 5017647 45-2943308 (Federal)
Core Metals Group Holdings LLC	1595 Sparling Road, Waterford, OH 45786 Washington County	1595 Sparling Road Waterford, OH 45786 Washington County	N/A	DE limited liability company 4500380 26-1960794 (Federal)

Core Metals	101 Garner Road	1595 Sparling	Maverick	DE limited liability
Group LLC	Bridgeport, AL 35740 Jackson County	Road Waterford, OH 45786 Washington County

Warehouse (US18, Sales Org: 3010 MPM):

Maverick Warehouse (Ft. Smith AR)

Gerdau Mac Steel

C/O Maverick

Warehouse

5404 Planters

Road

Fort Smith, AR

72903

Fullen Dock &

Warehouse:

382 Klinke Rd

Memphis, TN

38127

S.H. Bell Co.:

3501 E Biddle St

Baltimore, MD

21213

115 Steel Drive

Portage, IN 46368

10218 South

Avenue O

Chicago, IL 60617

Watco:

2926 E 126th St

Chicago, IL 60633

3401 Process

Drive NW

Decatur, AL

35601

13609 Industrial

Rd Gate 5

Houston, TX

77015

2701 Route 68

Industry, PA

15052

Beelman River:

210 Bremen Ave

company 4148247 20-4787573 (Federal)

581 Cochrane Causeway Mobile, AL 36610 1350 Port of New Orleans Place New Orleans 70130 401 E Pratt St Ste 1653 2735 Front St.

Venice, IL 62090

Cooper Marine: 581 Cochrane Causeway Mobile, AL 36610

New Orleans Port: 1350 Port of New Orleans Place New Orleans 70130

Baltimore Port: 401 E Pratt St Ste 1653

Baltimore, MD 21202

Gulf Atlantic MS: 2735 Front St.

Georgetown, SC 29440

Metallurgical Process Materials, LLC	133 Franklin Street Aurora, IN 47001 Dearborn County	1595 Sparling Road Waterford, OH 45786 Washington County	Maverick Warehouse (US18, Sales Org: 3010 MPM): Maverick Warehouse (Ft. Smith AR) Gerdau Mac Steel C/O Maverick Warehouse 5404 Planters Road Fort Smith, AR 72903 133 Franklin Street Aurora, IN 47001	DE limited liability company 4149032 20-4787682 (Federal)
Tennessee Alloys Company, LLC	101 Garner Road Bridgeport, AL 35740 Jackson County	1595 Sparling Road Waterford, OH 45786 Washington County	SH Bell-East Liverpool, OH: 101 State Route 68 Midland, PA 15059 101 Garner Road, Bridgeport, AL 35740	DE limited liability company 4157094 20-4889295 (Federal)

Alabama Sand and Gravel, Inc.	1565 Autauga Co. Rd. 24 Billingsley, AL 36006 Autauga County	1595 Sparling Road Waterford, OH 45786 Washington County	N/A	DE corporation 3839963 74-3128429 (Federal)
GSM Sales, Inc.	1595 Sparling Road Waterford, OH 45786 Washington County	1595 Sparling Road Waterford, OH 45786 Washington County	N/A	DE corporation 4285830 20-8355712 (Federal)
Norchem, Inc.	985 Seaway Drive Suite-A Fort Pierce, FL 34949 St. Lucie County	1595 Sparling Road Waterford, OH 45786 Washington County	OVAS: 100 Westview Ave, Marietta, OH 45750 SH Bell Co.: 1200 East Patapsco Ave Baltimore, MD 21225	FL corporation P93000028465 65-0424926 (Federal)
Gatliff Services, LLC	8555 East Highway 904 Williamsburg, KY 40769 Whitley County	1595 Sparling Road Waterford, OH 45786 Washington County	N/A	DE limited liability company 4875395 27-3533772 (Federal)
Globe Metals Enterprises, LLC	1595 Sparling Road, Waterford, OH 45786 Washington County	1595 Sparling Road, Waterford, OH 45786 Washington County	N/A	DE limited liability company 4518398 27-0201740 (Federal)
GSM Enterprises LLC	1595 Sparling Road, Waterford, OH 45786 Washington County	1595 Sparling Road, Waterford, OH 45786 Washington County	N/A	DE limited liability company 4809058 90-0731505 (Federal)
GSM Enterprises Holdings Inc.	1595 Sparling Road, Waterford, OH 45786 Washington County	1595 Sparling Road, Waterford, OH 45786 Washington County	N/A	DE corporation 5172868 45-5598738 (Federal)
GBG Holdings, LLC	1595 Sparling Road, Waterford, OH 45786	1595 Sparling Road, Waterford, OH 45786	N/A	DE limited liability company 5012029

	Washington County	Washington County		45-2779132 (Federal)
GSM Alloys I Inc.	1595 Sparling Road, Waterford, OH 45786 Washington County	1595 Sparling Road, Waterford, OH 45786 Washington County	N/A	DE corporation 4744599 36-4661857 (Federal)
GSM Alloys II Inc.	1595 Sparling Road, Waterford, OH 45786 Washington County	1595 Sparling Road, Waterford, OH 45786 Washington County	N/A	DE corporation 4744601 36-4661860 (Federal)
QSIP Canada ULC	Suite 900, 1959 Upper Water Street, PO BOX 997 Halifax NSB3J 2X2 (Registered Office)	1595 Sparling Road, Waterford, OH 45786	Dômeplex 045 Route Marie- Victorin, Contrecoeur, Québec, Canada J0L 1C0 Federal Marine Terminals (FMT) 95 Flank Road Pier 12 14, Hamilton, Ontario, Canada L8L 7W9	Nova Scotia unlimited company 3290773
GSM Financial, Inc.	1595 Sparling Road, Waterford, OH 45786 Washington County	1595 Sparling Road, Waterford, OH 45786 Washington County	N/A	DE corporation 4285831 20-8953858 (Federal)
Solsil, Inc.	1595 Sparling Road, Waterford, OH 45786 Washington County	1595 Sparling Road, Waterford, OH 45786 Washington County	N/A	DE corporation 4134059 20-4617464 (Federal)

Real Estate Assets

Credit Party	Name/Address/City/State/Zip Code	County/ Parish	Own/Lease
Globe Metallurgical Inc.	1595 Sparling Road, Waterford, OH 45786	Washington County	Own
Globe Metallurgical Inc.	2401 Old Montgomery Highway, Selma, AL 36703	Dallas County	Own
Globe Metallurgical Inc.	3807 Highland Ave., Niagara Falls, NY 14305	Niagara County	Own
Tennessee Alloys Company, LLC	101 Garner Rd, Bridgeport, AL 35740	Jackson County	Own
Metallurgical Process Materials, LLC	113 Franklin Street, Aurora, IN 47001	Dearborn County	Own
Alden Resources LLC	332 W Cumberland Gap Pkwy, Corbin, KY 40701	Laurel County	Lease
Alden Resources LLC	4184 South Hwy 25 West, Williamsburg,KY 40769	Whitley County	Lease
Alabama Sand & Gravel, Inc.	3714 County Road 40E, Lowndesboro, AL 36752	Lowndesboro County	Lease
Globe Specialty Metals, Inc.	600 Brickell Ave, Suite 3100, Miami, FL 33131	Miami-Dade County	Lease
Norchem, Inc.	985-A Seaway Drive, Fort Pierce, FL 34949	St. Lucie County	Lease
Gatliff Services, LLC	8555 East Highway 904, Williamsburg, KY40769	Whitley County	Lease

Schedule 4.8(i)

Deposit and Investment Accounts; Securities Accounts; Commodities Accounts

Debtor	Name of Bank	Type of Account	Account Number
Alden Resources LLC	Citizens Bank	Operating	6238670200
Alden Resources LLC	Citizens Bank	Controlled Disbursement	6238670227
Alden Sales Corp, LLC	Citizens Bank	Operating	6238670219
Core Metals Group LLC	Citizens Bank	Operating	6238670243
Core Metals Group LLC	Citizens Bank	Controlled Disbursement	6238670251
Globe Metallurgical Inc.	Citizens Bank	CSX Direct Debit	6238670316
Globe Metallurgical Inc.	Citizens Bank	Operating	6238670286
Globe Metallurgical Inc.	Citizens Bank	Controlled Disbursement	6238670308
Globe Specialty Metals, Inc.	Citizens Bank	Operating	6239366424
GSM Sales, Inc.	Citizens Bank	Operating	6238670294
Norchem, Inc.	Citizens Bank	Operating	6300898389
Norchem, Inc.	Citizens Bank	Controlled Disbursement	6699000571
Norchem, Inc.	Fifth Third Bank	Operating	7026916770
Globe Specialty Metals, Inc.	Citizens Bank	Operating	6238670197

QSIP Canada ULC	Bank of America	Master	711450230200
QSIP Canada ULC	Bank of America	Receipts	711450230226
QSIP Canada ULC	Bank of America	Disbursements	711450230218
QSIP Canada ULC	Bank of America	Master	711450230101
QSIP Canada ULC	Bank of America	Receipts	711450230127
QSIP Canada ULC	Bank of America	Disbursements	711450230119
QSIP Canada ULC	Bank of America	Master	711450230804
Globe Specialty Metals, Inc.	PNC	Checking	8026437514
Globe Specialty Metals, Inc.	PNC	Checking	8026437506
Globe Specialty Metals, Inc.	PNC	Checking	8026438605
Globe Specialty Metals, Inc.	PNC	Checking	8026437493
Globe LSE Inc.	Fifth Third Bank	Operating	7026197133
Core Metals Group LLC	Fifth Third Bank	Operating	7026927272
Globe Metallurgical Inc.	Fifth Third Bank	Direct Debit	7026927769
Globe Metallurgical Inc.	Fifth Third Bank	Operating	7026927827
Alden Sales Corp, LLC	Fifth Third Bank	Operating	7026927876

Core Metals Group LLC	Fifth Third Bank	Operating	7026927884
WVA Manufacturing LLC	Fifth Third Bank	Operating	7026927942
Globe Metallurgical Inc.	Fifth Third Bank	Direct Debit	7026927983
Alden Resources, LLC	Fifth Third Bank	Operating	7026928007
Globe Metallurgical Inc.	Fifth Third Bank	Payroll	7026928049
GSM Sales, Inc.	Fifth Third Bank	Operating	7026928106
Alden Resources, LLC	Fifth Third Bank	Operating	7026928163
Alden Resources, LLC	Fifth Third Bank	Payroll	7026928221
WVA Manufacturing, LLC	Fifth Third Bank	Operating	7026928288
WVA Manufacturing, LLC	Fifth Third Bank	Payroll	7026928346
Core Metals Group LLC	Fifth Third Bank	Payroll	7026928403
Solsil, Inc	Fifth Third Bank	Operating	7026936562
Globe Metallurgical Inc.	Fifth Third Bank	CDA	7481608557
Alden Resources, LLC	Fifth Third Bank	CDA	7481608615
Core Metals Group LLC	Fifth Third Bank	CDA	7481608672
WVA Manufacturing, LLC	Fifth Third Bank	CDA	7481608730

Solsil, Inc	Fifth Third Bank	Operating	7481608789

Securities Accounts

None.

Commodities Accounts

None.

Schedule 5.2(b)

Subsidiaries

Subsidiary	Jurisdiction of Organization	Amount, percentage and type of Equity Interests (unless otherwise indicated, 100% owned)
Globe Argentina Holdco LLC	Delaware	Globe Specialty Metals, Inc. limited liability company interest
Globe Metales, S.R.L.	Argentina	Globe Specialty Metals, Inc. (90%) Globe Argentina Holdco LLC (10%) N/A
Ultracore Energy S.A.	Argentina	Globe Metales, S.A. (97.55%) Globe Specialty Metals, Inc. (2.45%) N/A
Globe Metallurgical Inc.	Delaware	Globe Specialty Metals, Inc. 3,000 common stock shares
Alabama Sand and Gravel, Inc.	Delaware	Globe Metallurgical Inc. Inc. 100 common shares
Globe Metals Enterprises, LLC	Delaware	Globe Specialty Metals, Inc. limited liability company interest
Core Metals Group Holdings LLC	Delaware	Globe Metals Enterprises LLC limited liability company interest
Core Metals Group LLC	Delaware	Core Metals Group Holdings LLC limited liability company interest
Metallurgical Process Materials, LLC	Delaware	Core Metals Group LLC limited liability company interest
Tennessee Alloys Company, LLC	Delaware	Core Metals Group LLC limited liability company interest
ECPI Inc.	Delaware	GSM Enterprises Holdings, Inc. 100 shares of common stock
16 Front Street, LLC	Delaware	ECPI Inc. limited liability company interest
Globe LSE Inc.	Delaware	Globe Metallurgical Inc. 100 common shares
Norchem, Inc.	Florida	Globe Metallurgical Inc. (50%) GSM Enterprises Holdings Inc. (50%) 200 shares
Laurel Ford Resources, Inc.	Kentucky	Globe Metallurgical Inc. 100 common shares
West Virginia Alloys, Inc.	Delaware	Globe Metallurgical Inc. 100 common shares

GSM Alloys I, Inc.	Delaware	Globe Specialty Metals, Inc. 100 common shares
GSM Alloys II, Inc.	Delaware	Globe Specialty Metals, Inc. 100 common shares
WVA Manufacturing, LLC	Delaware	GSM Alloys I, Inc. (5.43%) GSM Alloys II, Inc. (45.57%) limited liability company interest
GSM Enterprises LLC	Delaware	Globe Specialty Metals, Inc. limited liability company interest
GSM Enterprises Holdings Inc.	Delaware	GSM Enterprises, LLC 100 shares
GBG Financial, LLC	Delaware	GSM Enterprises Holdings, LLC limited liability company interest
GBG Holdings, LLC	Delaware	GSM Enterprises Holdings, LLC limited liability company interest
Alden Resources LLC	Delaware	GBG Holdings LLC limited liability company interest
ARL Resources, LLC	Delaware	Alden Resources LLC limited liability company interest
ARL Services, LLC	Delaware	Alden Resources LLC limited liability company interest
Alden Sales Corp, LLC	Delaware	GBG Holdings, LLC limited liability company interest
Gatliff Services, LLC	Delaware	GBG Holdings, LLC limited liability company interest
Globe BG, LLC	Delaware	GSM Enterprises Holdings, LLC limited liability company interest
GSM Financial, Inc.	Delaware	Globe Specialty Metals, Inc. 10 common shares
LF Resources, Inc.	Delaware	Globe Specialty Metals, Inc. 100 common shares
Ningxia Yonvey Coal Industrial Co., Ltd.	China	LF Resources, Inc. (98%) 98 shares
MST Financial Holdings, LLC	Delaware	Globe Specialty Metals, Inc. limited liability company interest
MST Financial LLC	Delaware	Globe Specialty Metals, Inc. limited liability company interest
MST Resources, LLC	Delaware	MST Financial LLC limited liability company interest
GSM Netherlands, B.V.	Netherlands	Globe Specialty Metals, Inc. 18,000 total shares

Islenska Kisilfelagio EHF. (Icelandic Silicon Corporation)	Iceland	GSM Netherlands, B.V. (20.1033%) 703.6155 shares
Silicon Technology (Proprietary) Limited	South Africa	GSM Netherlands, B.V. (100%)
QSIP Canada ULC	Canada	GSM Netherlands B.V. (100%)
Quebec Silicon General Partner Inc.	Canada	QSIP Canada ULC (51%) 51 Class-A Shares
Quebec Silicon Limited Partnership	Canada	QSIP Canada ULC (50.99%) Quebec Silicon General Partner Inc. (0.01%) 51,995.099 shares
GSM Sales, Inc.	Delaware	Globe Specialty Metals, Inc. 10 common shares
Solsil, Inc.	Delaware	Globe Specialty Metals, Inc. (92.39%) Common Stock
Globe Metallurgical Carbon, LLC	Delaware	Globe LSE Inc. limited liability company interest

Schedule 5.26

Commercial Tort Claims

None.

Schedule 5.27

Letter of Credit Rights

None.

Schedule 7.1

Existing Indebtedness

1.         A Capital Lease Agreement dated May 24, 2012 by and between Newco Mining KY, LLC, a Minnesota limited liability company and ARL Resources, LLC, of which $1,218,120.16 was outstanding as of September 30, 2019.

2.         Working Capital financing by and between Globe Metales S.R.L. and Santander Rio Bank with a line of $500,000, for purposes of prefinancing of exports, of which $500,000 has been taken.

3.         Working Capital financing by and between Globe Metales, S.R.L. and Banco Bilbao Vizcaya Argentaria, S.A. with a line of $500,000 of which $171,176 has been taken.

4.         The several performance and surety bonds issued by RLI Insurance Company on behalf of Alden Resources LLC; ARL Resources, LLC; Alabama Sand and Gravel, Inc.; Core Metals Group LLC; WVA Manufacturing, LLC and Globe Metallurgical Inc. of which $9,480,350 was outstanding as of September 30, 2019.

5.         Full Service Lease, between PNC Equipment Finance LLC and Globe Metallurgical Inc., for 350 railcars, with a 3-year lease value of $4,410,000.

6.         Interest rate swap by and between FerroGlobe PLC and Goldman Sachs International, dated May 19, 2017, with a notional principal amount of

$192,500,000.

7.         Existing Letters of Credit

Account Party	Issuing Lender	Expiry Date	LOC Amount	Beneficiary
Globe Specialty Metals, Inc.	Citizens	11/3/19	$82,436.82	Brickell Holdings, LLC
Globe Specialty Metals, Inc.	Citizens	10/10/19	$300,000.00	The County of Niagara
Ferroglobe PLC	PNC	4/19/20	$2,000,000.00	Tennessee Valley Authority
Ferroglobe PLC	PNC	6/28/20	$1,055,000.00	National Union Fire Insurance Co.
Ferroglobe PLC	PNC	8/1/20	$1,050,000.00	Global Energy AIG

Globe Specialty Metals, Inc.	PNC	11/13/20	$393,909.92	Citizens Bank, N.A.

8.         Intercompany Loans

	Borrower	Lender	Maximum Amount
A.	Globe Metales S.R.L.	Ferroglobe PLC	$3,500,000
B.	Ningxia Yonvey Coal Industrial Co., Ltd.	Ferroglobe PLC	$5,000,000
C.	Globe Specialty Metals, Inc.	Ferroglobe PLC	$50,000,000
D.	Quebec Silicon L.P.	Globe Specialty Metals, Inc.	$5,000,000
E.	Ningxia Yonvey Coal Industry Co., Ltd.	LF Resources, Inc.	$3,000,000* (plus accruing interest at 10% per annum)
F.	Ningxia Yonvey Coal Industry Co., Ltd.	LF Resources, Inc.	$2,000,000* (plus accruing interest at 10% per annum)
G.	Silicon Technology (Proprietary) Limited	GSM Netherlands BV	$35,000,000
H.	QSIP Canada ULC	GSM Netherlands BV	$5,000,000
I.	QSIP Canada ULC	GSM Netherlands BV	$4,000,000
J.	GSM Netherlands BV	Globe Metales S.R.L.	$6,000,000

Schedule 7.4

Existing Investments

	Description of Investment	Amount invested	Execution Date of Agreement	Credit Party
1.	Receivables due from Ningxia Yonvey Coal Industrial Co., Ltd. for financing production of electrodes and capital expenditures related to expansions of productive capacity	$12,174,555 (as of September 30, 2019)	N/A	Globe Specialty Metals, Inc.

2.        The following loans or advances to employees:

Employee Code	Amount Outstanding (€)
8003	2.200 €
8048	1.125 €
8010	25.125 €
8005	0 €
8071	4.933,18€
8102	1.333,50€
8103	0 €
8024	13.200 €
8102	7.291,84€
8123	7.833,42€
8079	10.000 €
8082	4.666,80€
544	1.980,12€
671	1.007,54 €
689	2.099,96 €
731	1.060 €
741	5.219,88 €
780	2.339,88 €
801	0 €
812	179,88 €
815	5.579,88 €
853	0 €
855	1.439,88 €
859	0 €
873	0 €

883	899,88 €
885	3.720,04 €
918	0 €
963	5.579,88 €
988	4.679,88 €
1009	1.151,88 €
1037	3.239,88€
1039	1.260,08 €
0347	3.779,88 €
0735	2.915,00 €
0909	5.579,88 €
0930	5.039,88 €
0957	1.720,04€
1001	4.157,88 €
1039	1.260,08 €

3. The following intercompany loans:

	Borrower	Lender	Maximum Amount
A.	Ferroglobe PLC	Globe Specialty Metals, Inc.	$5,405,244.54
B.	Ferroglobe PLC	Globe Specialty Metals, Inc.	$3,130,065
C.	Ferroglobe PLC	Globe Metallurgical Inc.	$20,000,000
D.	Ferroglobe PLC	QSIP Canada ULC	$10,000,000
E.	Ferroglobe PLC	Globe Argentina Holdco LLC	$3,200,000

Schedule 7.8

Transactions with Affiliates

Schedule 7.8(a)

1.         The following intercompany loans:

	Borrower	Lender	Maximum Amount
F.	Ferroglobe PLC	Globe Specialty Metals, Inc.	$5,405,244.54
G.	Ferroglobe PLC	Globe Specialty Metals, Inc.	$3,130,065
H.	Ferroglobe PLC	Globe Metallurgical Inc.	$20,000,000
I.	Ferroglobe PLC	QSIP Canada ULC	$10,000,000
J.	Ferroglobe PLC	Globe Argentina Holdco LLC	$3,200,000

Schedule 7.8(b)

2.         Management fees and corporate overhead charges paid by Globe Metallurgical Inc., Tennessee Alloys Company, Metallurgical Process Materials, LLC, Alden Resources LLC, Norchem, Inc, QSIP Canada ULC and GSM Sales, Inc. to Ferroglobe PLC in the aggregate amount of approximately $3 million per year.

3.         Charges from Ferroglobe PLC to Globe Specialty Metals, Inc. for insurance premiums that are contracted and paid by Ferroglobe PLC on behalf of Globe Specialty Metals, Inc. of approximately $2 million per year.

4.         One commercial employee that is in the payroll of QSLP and whose cost of approximately $165,000 per year is charged to Globe Specialty Metals, Inc.

SCHEDULE 8.3

Post-Closing

Loan Documents

1.         No later than thirty (30) days following the Closing Date (or such later date as Agent may consent in its Permitted Discretion), the Credit Parties shall have delivered evidence satisfactory to Agent that all tax Liens on file with respect to any Credit Party have been terminated.

2.         No later than thirty (30) days following the Closing Date (or such later date as Agent may consent in its Permitted Discretion), Credit Parties shall use commercially reasonable efforts to deliver Lien Waiver Agreements with respect to each location where Credit Parties maintain Collateral in excess of $1,000,000 at such location in the United States and Canada.

3.         No later than thirty (30) days following the Closing Date (or such later date as Agent may consent in its Permitted Discretion), Credit Parties shall deliver to Agent copies of an issuer acknowledgment for each Subsidiary of US Borrower subject to a share pledge under the Pledge Agreement on the Closing Date.

United States

4.         No later than thirty (30) days following the Closing Date (or such later date as Agent may consent in its Permitted Discretion), Credit Parties shall have delivered, in form and substance reasonably satisfactory to Agent, (i) additional insured endorsements with respect to MAPFRE issued by the Credit Parties' insurer naming Agent as an additional insured and (ii) loss payable endorsements with respect to MAPFRE issued by Credit Parties' insurer naming Agent as lenders loss payee.

Canada:

5.         No later than thirty (30) days following the Closing Date (or such later date as Agent may consent in its Permitted Discretion), Credit Parties shall deliver a pledge of the Equity Interests of QSIP Canada ULC, in form and substance acceptable to Agent in its Permitted Discretion

United Kingdom

6.         On or prior to the date that is ten (10) Business Days after the Closing Date (or such later date as Agent may consent in its Permitted Discretion), Credit Parties shall deliver to Agent evidence satisfactory to Agent in its Permitted Discretion of the delivery of original signature pages for the Non-Recourse Pledge Agreement.

Netherlands:

7.         No later than thirty (30) days following the Closing Date (or such later date as Agent may consent in its Permitted Discretion), GSM Netherlands, B.V. shall execute and deliver to Agent a Guaranty in form and substance satisfactory to Agent in its Permitted Discretion.

8.         GSM Netherlands, B.V. shall deliver Collateral Documents requested by Agent in its Permitted Discretion, in form and substance acceptable to Agent in its Permitted Discretion, including without limitation no later than the dates specified below (or such later date as Agent may consent in its Permitted Discretion):

A.        No later than thirty (30) days following the Closing Date, a Secretary’s Certificate, including without limitation, the following materials:

i.          copies of its Organizational Documents

ii.         a copy of the board resolutions approving the Subject Documents;

iii.        if required, shareholder and/or supervisory board resolutions; and

iv.        if applicable, unconditional positive works council advice and request for works council advice.

B.         No later than thirty (30) days following the Closing Date, a pledge of shares with respect to the equity interests of QSIP Canada ULC;

C.         No later than thirty (30) days following the Closing Date, a deed of pledge of bank accounts, insurance receivables, intellectual property rights, intercompany receivables, movable assets and receivables by GSM Netherlands B.V., as pledgor, and Agent, as pledgee, with the same submitted for registration with the Dutch tax authorities on the day of execution or on the first Business Day following the day of execution; and

D.        No later than thirty (30) days following the Closing Date, powers of attorney granted by GSM Netherlands, B.V. and Agent, to a Dutch civil law notary, granting such Dutch civil law notary power to sign and execute the notarial deed of pledge on shares, with the same to be legalized and apostilled within a commercially practicable time thereafter.

9.         In connection with the foregoing, each applicable Credit Party shall deliver legal opinions in form and substance acceptable to Agent in its Permitted Discretion requested by Agent in its Permitted Discretion.